As filed with the Securities and Exchange Commission on March 11, 1999
                                                   Registration No. 333-_______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             Steelton Bancorp, Inc.
--------------------------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

    Pennsylvania                          6035                   Requested
---------------------------             --------              -----------------
(State  or  other  jurisdiction     (Primary  SIC  No.)      (I.R.S. Employer
of incorporation or                                         Identification  No.)
organization)

       51 South Front Street, Steelton, Pennsylvania 17113 (717) 939-1966
--------------------------------------------------------------------------------
(Address and telephone number of principal executive offices and principal place of business)

          Mr. Harold E. Stremmel, President and Chief Executive Officer
                             Steelton Bancorp, Inc.
               51 South Front Street, Steelton, Pennsylvania 17113
                                 (717) 939-1966
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                            Gregory A. Gehlmann, Esq.
                            Tiffany A. Henricks, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Title of Each                   Shares          Proposed Maximum    Proposed Maximum     Amount of
Class of Securities              to be           Offering Price        Aggregate       Registration
To Be Registered              Registered            Per Unit        Offering Price(1)       Fee
--------------------------------------------------------------------------------------------------------
Common Stock,
$.10 Par Value                 575,288              $10.00            $5,752,880         $1599.30

Interests of participants
in the 401(k) Plan              25,841(2)           $10.00              $258,410               --(3)
--------------------------------------------------------------------------------------------------------

(1)      Estimated solely for purposes of calculating the registration fee.
(2)      These shares are included in the 575,288 shares being registered.
(3) The $258,410 of participations to be registered are based upon the assets of the 401(k) Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

                    Supplement to the Steelton Bancorp, Inc.
                       Prospectus dated ___________, 1999

                             STEELTON BANCORP, INC.
                          COMMON STOCK, $0.10 PAR VALUE

                          MECHANICS SAVINGS & LOAN FSA
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

            (25,841 SHARES OF COMMON STOCK AND PARTICIPATION THEREIN)

         This Prospectus Supplement relates to the offer and sale to participants (the "Participants") under the Mechanics Savings & Loan FSA Employees' Savings & Profit Sharing Plan (the "Plan") of participation interests offered under the Plan and of a maximum of 25,841 shares of common stock of Steelton Bancorp, Inc., par value $0.10 per share (the "Common Stock"), as set forth herein.

         In connection with the proposed conversion of the Mechanics Savings & Loan FSA (the "Association") from a federally chartered mutual savings association to a federally chartered stock savings bank (the "Conversion"), the Plan has been amended effective April 1, 1999, to permit the investment of Plan assets in various participant directed investment alternatives, including investment in Common Stock of Steelton Bancorp, Inc. (the "Company"). The Plan will permit Participants to direct the trustee of the Plan (the "Trustee") to purchase Common Stock with Plan assets which are attributable to such Participants. This Prospectus Supplement relates to the one time election of a Participant to direct the purchase of Common Stock under the Plan in connection with the Conversion and to the purchase of the Common Stock under the Plan thereafter in the open market.

         The Prospectus dated _______________, 1999 of the Company (the "Prospectus"), which is attached to this Prospectus Supplement, includes detailed information with respect to the Conversion, the Common Stock, and the financial condition, results of operation, and business of the Association. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus.

         For a discussion of certain factors that should be considered by each Participant, see "Special Considerations" in the Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK AND THE PARTICIPATION INTERESTS UNDER THE PLAN OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The date of this Prospectus Supplement is ______________, 1999.

         No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Association, or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Association or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This
Prospectus Supplement should be read only in conjunction with the Prospectus that is attached hereto and should be retained for future reference.

                                TABLE OF CONTENTS

The Offering...........................................................1

         Securities Offered............................................1
         Election to Purchase Common Stock in Connection
              with the Conversion......................................1
         Value of Participation Interests..............................1
         Method of Directing Investments...............................1
         Time for Directing Investment.................................2
         Irrevocability of Investment Direction........................2
         Purchase Price of Common Stock................................2
         Direction to Purchase Common Stock After......................2
                  the Conversion
         Purchase Price of Common Stock................................2
         Nature of Participant's Interest in the
                  Common Stock.........................................3
         Voting and Tender Rights of Common Stock......................3
         Minimum Investment............................................3

Description of the Plan................................................3

         General.......................................................3
         Eligibility and Participation.................................4
         Contributions and Benefits Under the Plan.....................4
         Limitations on Contributions..................................5
         Investment of Plan Assets.....................................7
         Employer Stock Fund...........................................8
         Investment Accounts...........................................9
         Benefits Under the Plan......................................10
         Withdrawals and Distributions From the Plan..................11
         Administration of the Plan...................................14
         Reports to Plan Participants.................................14
         Amendment and Termination....................................14
         Merger, Consolidation, or Transfer...........................14
         Federal Income Tax Consequences..............................15
         ERISA and Other Qualifications...............................17
         Restrictions on Resale.......................................17
         SEC Reporting and Short-Swing Liability......................18
         Additional Information.......................................19

Legal Opinions........................................................19

Investment Election Form......................................Appendix A

Change of Investment Allocation Form...........................Exhibit B

                                  THE OFFERING

Securities Offered

         The securities offered hereby are participation interests in the Plan and up to 25,841 shares (assuming the actual purchase price is $10 per share) of Common Stock which may be acquired by the Plan for the accounts of employees participating in the Plan. The Company is the issuer of the Common Stock. Only employees of the Association who meet the eligibility requirements under the Plan may participate in the Plan. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation, and business of the Association is contained in the attached Prospectus. The address of the principal executive office of the Association is 51 South Front Street, Steelton, Pennsylvania 17113. The Association's telephone number is (717) 939-1966.

Election to Purchase Common Stock in Connection with the Conversion

         In connection with the Association's Conversion, the Plan has been amended to permit each Participant to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to a new investment fund ("the Employer Stock Fund") and which will used to purchase Common Stock issued in connection with the Conversion. Participants will also be permitted to direct ongoing purchases of Common Stock under the Plan after the Conversion. See "Direction to Purchase Common Stock After Conversion." The Plan's Trustee will follow the Participants' investment directions. Amounts not transferred to the Employer Stock Fund will remain invested in the other investment funds of the Plan as directed by the Participant (see "Investment of Plan Assets" herein).

Value of Participation Interests

         The assets of the Plan were valued as of March 8, 1999, and each Participant was informed of the value of his or her beneficial interest in the Plan. This value represented the market value as of March 8, 1999 of past contributions to the Plan by the Association and by the Participants and earnings thereon, less previous withdrawals, if any. Participants may direct up to 100% of the value of their account assets to invest in the Employer Stock Fund. However, in connection with the initial offering of Common Stock, Participants who elect to purchase Common Stock in connection with the Conversion are required to invest a minimum amount of their Account assets in the Employer Stock Fund (see "Minimum Investment" herein).

Method of Directing Investments

         Appendix A of this Prospectus Supplement includes a form to direct a transfer to the Employer Stock Fund (the "Investment Form") of all or a portion of a Participant's account ("Account") under the Plan. Appendix B of this Prospectus Supplement includes Pentegra's Change of Investment Allocation Form. If a Participant wishes to transfer all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Conversion, he or she should indicate that investment decision on the Investment Form and Change of Investment Allocation Form. The Investment Form and Change of Investment Allocation Form must be properly signed by the Participant in order for such Investment Form and Change of Investment Allocation Form to be honored by the Plan Trustee. Additionally, a Participant may indicate the directed investment of future contributions under the Plan for investment in the Employer Stock Fund. If a Participant does not wish to make an investment election to purchase Common Stock under the Plan in the Conversion, or thereafter, he or she does not need to take any action.

Time for Directing Investment

         The  deadline  for  submitting  the  Investment   Form  and  Change  of
Investment Allocation Form directing the transfer of amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Conversion is ______________, 1999. The Investment Form and Change of Investment Allocation Form, which are both required to be completed correctly by a Participant at the time such forms are submitted, must be returned to the Association's Personnel Department by 12:00 p.m. (local time) on __________________, 1999.

         Subsequent to the Conversion, Participants will continue to be able to direct the investment of their Accounts under the Plan in the Employer Stock Fund and in the other investment alternatives, as detailed below.

Irrevocability of Investment Direction

         A Participant's direction to transfer amounts credited to such Participant's Account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Conversion shall be irrevocable as of noon on ___________________, 1999. If a Participant fails to submit a completed Investment Form and Change of Investment Allocation Form on or before noon on __________________, 1999, such Participant will not be allowed to direct his or her Account to purchase Common Stock in the Company's initial public offering. However, Participants will be able to direct their Accounts to purchase Common Stock after the Conversion by directing amounts in their Accounts into the Employer Stock Fund.

Direction to Purchase Common Stock After the Conversion

Following completion of the Conversion, a Participant shall be permitted to direct that a certain percentage of such Participant's interests in the Trust Fund be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan. Alternatively, a Participant may direct that a certain percentage of such Participant's interest in the Employer Stock Fund be transferred to the Trust Fund to be invested in the other investment funds available in accordance with the terms of the Plan. Participants will be permitted to direct that future contributions made to the Plan by or on their behalf will be invested in the Employer Stock Fund investing in the Common Stock. Following the initial election, the allocation of a Participant's interest in the Employer Stock Fund may be changed daily by filing a Change of Investment Allocation Form with the Plan Administrator or by calling Pentegra's voice response unit at (800) 433-4422 and changing their investment allocation by phone.

Purchase Price of Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Conversion will be used by the Trustee to purchase shares of Common Stock. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Conversion.

         Account assets directed for investment in the Employer Stock Fund after the Conversion shall be invested by the Trustee to purchase shares of Common Stock in open market transactions. The price paid by the Trustee for shares of Common Stock in the Conversion, or otherwise, will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Nature of Participant's Interest in the Common Stock

         The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an allocable interest in the investment funds of the Plan but not in any particular assets of the Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the Account of any Participant. Dividend rights associated with the Common Stock held by the Employer Stock Fund shall be allocated to such Employer Stock Fund. Any increase (or decrease) in the value of such fund attributed to dividend rights shall be reflected in a Participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of Common Stock

         The Trustee generally will exercise voting and tender rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote or tender, each Participant will be allocated a number of voting or tender instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted or tendered in the affirmative and negative on each matter shall be determined by the number of voting instruction rights or tender instruction rights exercised in the affirmative and negative, respectively, from the Participants. With respect to shares for which no voting instruction rights or tender instruction rights are received by the Trustee, the Trustee shall vote or tender such shares within its discretion as a fiduciary under the Plan or as directed by the Plan Administrator.

Minimum Investment

         The minimum investment of assets directed by a Participant for the purchase of Common Stock in the Conversion shall be $250.00 and may only be specified in increments of $10.00 Funds may be directed for the purchase of such Common Stock attributable to a Participant's Account whether or not such Account assets are 100% vested at the time of such investment election. With respect to investment in the Employer Stock Fund after the Conversion, there is no minimum level of investment specific to this investment fund.

                             DESCRIPTION OF THE PLAN

General

         The Association adopted a multiple employer defined contribution plan (the "Financial Institutions Thrift Plan") effective May 1, 1993. The Association withdrew from the Financial Institutions Thrift Plan and adopted the Plan effective April 1, 1999, in order to permit the investment of Plan assets in Common Stock. The Plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The Plan will be submitted to the Internal Revenue Service (the "IRS") in a timely manner for a determination that the Plan is qualified under Section 401(a) of the Code and that its trust is qualified under Section 501(a) of the Code. The Association intends that the Plan, in operation, will comply with the requirements under
Section 401(a) and Section 401(k) of the Code. The Association will adopt any amendments to the Plan that may be necessary to ensure the continued qualified status of the Plan under the Code and applicable Treasury Regulations.

         Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

         APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE ASSOCIATION. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE ASSOCIATION OR AFTER TERMINATION OF EMPLOYMENT.

         Reference to Full Text of Plan. The statements contained in this Prospectus Supplement are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan which is filed as an exhibit to the registration statement filed with the Securities and Exchange Commission. Copies of the Plan are available for inspection to all employees by filing a request with the Plan Administrator. Each employee is urged to read carefully the full text of the Plan.

Eligibility and Participation

         All employees of the Association, are eligible to participate in the Plan as of the 1st day of the calendar month following completion of 500 hours of service during a 6-month period with the Association. As of March 1, 1999, there were approximately 14 employees eligible to participate in the Plan and 13 employees had elected to participate in the Plan. The plan year is January 1 to December 31.

Contributions and Benefits Under the Plan

         Employee Contributions. Each Participant in the Plan is permitted to elect to reduce his monthly Salary (as defined below) pursuant to a "Salary Reduction Agreement" by an amount not less than 1% and not more than 15% and have that amount ("Elective Deferral") contributed to the Plan on such Participant's behalf. Changes in the level of such Elective Deferrals may be made to be effective as of the following pay period. Participants may suspend such Elective Deferrals at any time. Such amounts are credited to the Participant's "Salary Reduction Account." For purposes of the Plan, "Salary" means a Participant's total taxable compensation as reported on his or her Form W-2 (exclusive of any compensation deferred from a prior year), plus pre-tax contributions made to this Plan or a section 125 cafeteria plan. A Participant may elect to modify the amount contributed to the Plan under such Participant's Salary Reduction Agreement each pay period by providing notice to the Plan Administrator in accordance with procedures established by the Plan Administrator from time to time. Elective Deferrals are transferred by the Association to the Trustee of the Plan.

         Matching Contributions. The Association will contribute a matching contribution ("Matching Contributions") in addition to each Participant's
Elective  Deferral  of up to 50%  of  the  amount  of a  Participant's  Elective
Deferral to a maximum of 6% of the Participant's Salary. Such Matching Contributions are subject to revision by the Association from time to time. Such Matching Contributions shall be subject to the applicable vesting schedule noted hereinafter.

Limitations on Contributions

         Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's Salary Reduction Account during any Plan Year may not exceed the lesser of 25% of the Participant's ss. 415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's ss. 415 Compensation is a Participant's compensation, excluding any employer contribution to the Plan or to any other plan of deferred compensation or any distributions from a plan of deferred compensation. In addition, annual additions are limited to the extent necessary to prevent the limitations for the combined qualified plans of the Association from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:

                  (i) Return any elective deferral contributions, including earnings, to reduce the excess amount in your accounts;

                  (ii) Any excess amount in the Participant's Account will be used to reduce the Association's contributions for such Participant in the next limitation year, and each succeeding limitation year if necessary;

                  (iii) If an excess amount still exists, and the Participant is not covered by the Plan at the end of the limitation year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce future Association contributions for all remaining Participants in the next limitation year, and each succeeding limitation year if necessary; and

                  (iv) If a suspense account is in existence at any time during the limitation year, the Participant will not receive an allocation of investment gains and losses.

         Limitation on Employee Contributions. The amount of a Participant's Elective Deferrals (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity), on an annual basis, may not exceed $10,000 adjusted for increases in the cost of living as permitted by the Code. Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

         Limitation  on Plan  Contributions  for Highly  Compensated  Employees.
Section 401(k) of the Code limits the amount of Elective Deferrals that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Elective Deferrals made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Elective Deferrals credited to the Salary Reduction Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual deferral percentage of all other eligible employees, or (b) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary employee and employer matching contributions credited to the Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual contribution percentage of all other eligible employees, or (b) the actual contribution percentage of all other eligible employees plus two percentage points.

         In general, a Highly Compensated Employee includes any employee who, during the Plan Year (1) was a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) received compensation from an employer for the preceding year in excess of $80,000 and, if the employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence adjust annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Association will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

         Top-Heavy Plan Requirements. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then (i) the Association may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Association.

         In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan

Years, is (1) an officer of the Association having annual compensation in excess of $65,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Company, (3) a 5% owner of the Association, (i.e., owns directly or indirectly more than 5% of the stock of the Company, or stock possessing more than 5% of the total combined voting power of all stock of the Company), or (4) a 1% owner of the Company having annual compensation in excess of $150,000.

Investment of Plan Assets

         All amounts credited to Participants' Accounts under the Plan are held in the Plan's trust (the "Trust") which is administered by the Trustee appointed by the Association's Board of Directors. Prior to the Conversion, all Plan assets are invested in the funds listed below, except for the Employer Stock Fund. Upon the Conversion, the Accounts of a Participant held in Trust under the Plan will be invested by the Trustee, at the direction of the Participant, in the following funds, including the Employer Stock Fund:

         a.       S&P 500 Stock Fund
         b.       Stable Value Fund
         c.       S&P MidCap Stock Fund
         d.       Money Market Fund
         e.       Government Bond Fund
         f.       Income Plus Asset Allocation Fund
         g.       Growth and Income Asset Allocation Fund
         h.       Growth Asset Allocation Fund
         i.       International Stock Fund

A brief summary of such funds is as follows:

         S&P 500 Stock Fund: Invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

         Stable Value Fund: Invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. Its objective is short-to-intermediate term: to achieve a stable return over short to intermediate periods of time while preserving the value of a Participant's investment.

         S&P MidCap Stock Fund: Invests in the stocks of mid-sized U.S. companies. Its objective is long-term: to earn higher returns which reflect the growth potential of such companies.

         Money Market Fund: Invests in a broad range of high-quality short-term instruments. Its objective is short-term to achieve competitive short-term rates or return while preserving the value of the Participant's principal.

         Government Bond Fund: Invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

         Income Plus Asset Allocation Fund: Invests approximately 80% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks.

Its objective is intermediate-term: to preserve the value of a Participant's investment over short periods of time and to offer some potential for growth.

         Growth and Income Asset Allocation Fund: Invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

         Growth Asset Allocation Fund: Invests the majority of its assets in stocks -- domestic as well as international. Its objective is long-term: to pursue high growth of a Participant's investment over time.

         International Stock Fund: Invests in over 1,000 foreign stocks in 20 countries. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

Employer Stock Fund

         The Employer Stock Fund will consist of investments in Common Stock made on the effective date of the Conversion. Cash dividends paid on Common Stock held in the Employer Stock Fund will be credited to a cash dividend subaccount for each Participant investing in the Employer Stock Fund. On the occasion of a payment of a cash dividend, the Trustee may use the dividend to purchase additional shares of Common Stock. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund (except the amounts credited to cash dividend subaccounts) to purchase shares of Common Stock of the Company as of the effective date of the Conversion. Following the Conversion, the Employer Stock Fund may purchase shares of Common Stock in the open market or from Participants' Accounts directing the sale of such Account assets. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits or other short-term investments.

         When Common Stock is purchased in the Conversion no sales commissions will be paid. The Association expects to pay any transfer fees and other expenses incurred in the purchase of Common Stock for the Employer Stock Fund. A Participant's Account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits, and similar changes.

         As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund.

         In connection with the Conversion, Participants may, prior to the expiration of the Subscription Offering being conducted by the Company in connection with the Conversion, elect to liquidate all or part of their investments in the other investment funds under the Plan and transfer the liquidation proceeds to the Employer Stock Fund. See "Time for Directing Investment." Such an investment election will be evidenced by a properly signed and timely delivered Investment Form and Change of Investment Allocation Form. The Trustee will then subscribe to purchase in the Conversion the maximum number of shares of Common Stock of the Holding Company that may be purchased by Participants with the amounts allocated to the Employer Stock Fund as of the end of the subscription period. In all instances, purchases by Participants shall be subject to the individual purchase limitations set forth in the Association's Plan of Conversion. If there is not enough Common Stock in the Conversion to fill all subscriptions, the Common Stock would be apportioned and the Plan may not be able to purchase all of the Common Stock requested by the Participants. In such case, all unvested funds will be invested according to the most recent investment election on file for the Participant.

         The Association or the Plan Trustee may adopt investment guidelines, which may limit or restrict a Participant's investment in the Employer Stock Fund. In no event may any Participant purchase in the aggregate shares of Common Stock through the Employer Stock Fund, or otherwise, in an amount in excess of 10,000 shares of Common Stock being offered by the Company in the Conversion. (See the discussion under "The Conversion -- Limitations on Purchases of Shares" in the accompanying Prospectus for clarification of purchases aggregated for purposes of this purchase limitation.)

         Each Participant who makes an election to direct investment of assets under the Employer Stock Fund may liquidate such investment at a future date, in whole, or in part, by filing Form 7 - Change of Investment Allocation Form with Pentegra, or by using Pentegra's voice response unit by calling (800) 433-4422, in accordance with established procedures to dispose of such Plan investment and reinvest the net proceeds in an alternative investment under the Plan. The
Trustee shall complete such sale as soon as administratively feasible. The proceeds of such sale, net of expenses, shall be allocated to the Participant's Account and reinvested in accordance with the Plan.

         Please refer to the section "Restrictions on Resale" contained herein for additional information related to the sale of Common Stock held under the Employer Stock Fund as an investment in a Participant's Account.

         Investments in the Employer Stock Fund may involve certain special risks related to investment in Common Stock of the Company. For a discussion of these risk factors, see "Special Considerations" in the Prospectus. Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in the Common Stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which such Common Stock may be sold in the future.

Investment Accounts

         The Trust assets are invested by the Trustee pursuant to Participants' directions, as described below. Each investment fund is valued as of the end of each business day.

         Each Participant directs that the contributions made shall be invested to purchase units for his or her credit in one or more of the above listed funds. Participants may elect a new investment mix for future contributions to the Plan once per business day. Participants are entitled to designate what percentage of employee contributions made on their behalf will be invested in the various investment funds offered by the Plan. Reallocation and reinvestment of previously invested contributions may be made daily. To the extent that a Participant fails to make an investment direction, his or her accounts are invested in units of the Money Market Fund.

         The Plan provides that a Participant may direct the Trustee to invest all or a portion of his or her Account in the investment funds set forth above. In addition, as of April 1, 1999, a Participant may make an investment election to invest all, or a portion thereof, of a Participant's Account in the Employer Stock Fund for the purchase of Common Stock to be purchased in the Conversion, or thereafter, as described below. Participants may change their investment directions or direct a transfer among investment funds, provided that changes of investment direction or directions to transfer are made in accordance with the terms of the Plan.

         A Participant may elect to have both past and future contributions and additions to the Participant's accounts invested in such other accounts as set forth above. These elections will be effective, provided such notice is filed in accordance with procedures established by the Plan Administrator from time to time. Any amounts credited to a Participant's Account for which investment directions are not given will be invested in accordance with the terms of the Plan.

         The net gain (or loss) of the invested funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be determined daily during the Plan Year. For purposes of such allocations, all assets of the Trust are valued at their fair market value.

         Contributions under the Plan have been invested in the various investment accounts available for investment under the funds as described herein. The annual percentage return on these funds for calendar years 1998, 1997 and 1996 was approximately:

Fund                                       1998    1997    1996
                                           ----    ----    ----

Money Market Fund                           5.5%    5.5%    5.6%
Stable Value Fund                           5.9%    6.2%    6.5%
Government Bond Fund                       13.8%   15.4%   (2.3%)
S&P 500 Stock Fund                         27.9%   32.7%   22.3%
S&P MidCap Stock Fund                      18.6%   31.5%   18.6%
International Stock Fund                   19.3%    3.6%   10.6%
Income Plus Asset Allocation Fund           9.7%    8.9%    8.3%
Growth Asset Allocation Fund               24.3%   19.0%   18.0%
Growth & Income Asset Allocation Fund      15.5%   13.6%   12.3%
Employer Stock Fund                        N/A     N/A     N/A

Benefits Under the Plan

         Vesting.   A   Participant,   at  all  times,   has  a  fully   vested,
nonforfeitable interest in any contributions that such Participant makes to the Plan, including the earnings thereon.

         A Participant will become vested and have a nonforfeitable interest in contributions from the Association based on the number of years of service and the vesting schedule set forth below.

     Number of Full Years of Service      Nonforfeitable % of Account
     -------------------------------      ---------------------------
                       1                               25%
                       2                               50%
                       3                               75%
                       4                              100%

         You are also 100% vested in employer contributions made to your account, regardless of your years of employment, upon attainment of normal retirement age under the Plan, death or approved disability. Any non-vested employer contributions which are forfeited shall be used at the option of the Association to:

         (1)  reduce administrative expenses;

         (2) offset any contribution to be made for the plan year; or

         (3) be allocated to all eligible members at the end of the plan year in the same ratio as each member's salary bears to the total of the salary of all members.

Withdrawals and Distributions From the Plan

         All payments in respect of a Participant's Account shall be made in cash from the Plan's Trust fund and in accordance with the provisions of the Plan. The amount of payment will be determined in accordance with the Unit (as defined in the Plan) values on the valuation date coinciding with or next following the date proper notice is filed with the Administrator, unless following such valuation date a decrease in the Unit values of the Participant's investment in any of the available investment funds occurs prior to the date such Units of the Participant are redeemed in which case that part of the payment which must be provided through the sale of existing Units shall equal the value of such Units determined on the date of redemption which date shall occur as soon as administratively practicable on or following the valuation date such proper notice is filed with the Administrator. The redemption date Unit value with respect to a Participant's investment in any of the available investment funds shall equal the value of a Unit in such investment fund, as determined in accordance with the valuation method applicable to Unit investments in such investment fund on the date the Participant's investment is redeemed.

         Payments will generally be made in a lump sum as soon as practicable after such valuation date or date of redemption, as may be applicable, subject to any applicable restriction on redemption imposed on amounts invested in any of the available Investment Funds.

         Any partial withdrawal shall be deemed to come initially from the Participant's after-tax contributions made prior to January 1, 1987, then from the Participant's after-tax contributions made after December 31, 1986 plus earnings on all of the Participant's after-tax contributions. Any partial withdrawal amounts exceeding the two preceding categories will be deemed to come from additional categories as provided in Section 7.1 of the Plan.

         Withdrawals Prior to Termination of Employment. The Association may, at its option, permit Participants to make withdrawals from one or more of the portions of their Accounts while employed by the Association under the terms and provisions described in the Plan.

         To the extent permitted by the Association, a Participant may voluntarily withdraw some or all of his or her Account (other than his or her Elective Deferrals and qualified nonelective contributions treated as 401(k) deferrals except as hereinafter permitted) while in employment by filing a notice of withdrawal with the Administrator. Only one in-service withdrawal may be made in any Plan Year from each of the rollover amount of the Participant's Account and the remainder of the Participant's Account. This restriction shall not, however, apply to a withdrawal in conjunction with a hardship withdrawal.

         Notwithstanding the foregoing paragraph, a Participant may not withdraw any matching, supplemental, or qualified nonelective contributions unless (i) the Participant has completed 60 months of participation in the Plan; (ii) the withdrawal occurs at least 24 months after such contributions were made by the Association; (iii) the Association terminates the Plan without establishing a qualified successor plan; or (iv) the Participant dies, is disabled, retires, attains age 59 1/2 or terminates employment with the Association. For purposes of the preceding requirements, if the Participant's Account includes amounts which have been transferred from a defined contribution plan established prior to the adoption of the Plan by the Association, the period of time during which amounts were held on behalf of such Participant and the periods of participation of such Participant under such defined contribution plan shall be taken in account. You may make a withdrawal from your regular account and rollover account once per calendar year.

         A Participant may make a withdrawal of his Elective Deferrals, qualified nonelective contributions which are treated as elective deferrals, and any earnings credited thereto prior to January 1, 1989, prior to attaining age 59 1/2, provided that the withdrawal is solely on account of an immediate and heavy financial need and is necessary to satisfy such financial need. The term "immediate and heavy financial need" shall be limited to the need of funds for
(i) the payment of medical expenses (described in Section 213(d) of the Code) incurred by the Participant, the Participant's spouse, or any of the Participant's dependents (as defined in Section 152 of the Code), (ii) the payment of tuition and room and board for the next 12 months of post-secondary education of the Participant, the Participant's spouse, the Participant's children, or any of the Participant's dependents (as defined in Section 152 of the Code), (iii) the purchase (excluding mortgage payments) of a principal residence for the Participant, or (iv) the prevention of eviction of the Participant from his principal residence or the prevention of foreclosure on the mortgage of the Participant's principal residence. The amount of any hardship withdrawal shall not exceed the amount required to meet the demonstrated financial hardship, including any amounts necessary to pay any federal income taxes and penalties reasonably anticipated to result from the distribution as certified to the Administrator by the Participant.

         Distributions Upon Termination of Employment. A Participant who terminates employment with the Association may request a distribution of his or her Account at any time thereafter up to attainment of age 70 1/2; provided, however, such Participant files a request for distribution with the Administrator. If a Participant does not file such a request, the value of his or her Account will be paid as soon as practicable after the Participant's attainment of age 70 1/2, but in no event shall payment commence later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 unless otherwise provided by law. A Participant may request a distribution of all or a part of his or her Account no more frequently than once per calendar year by filing the proper request for distribution with the Administrator.

         In  lieu  of any  lump  sum  payment  of his or her  total  Account,  a
Participant who has terminated employment may elect in the request for distribution to be paid in up to 20 annual installments, provided that a Participant shall not be permitted to elect an installment period in excess of his or her remaining life expectancy. The amount of each installment will be equal to the value of the total Units in the Participant's Account, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining annual installments including the one then being paid, so that at the end of the installment period so elected, the total Account will be liquidated. The value of the Units will be determined in accordance with the Unit values on the valuation date on or next following the Administrator's receipt of the Participant's request for distribution and on each anniversary thereafter subject to applicable Treasury Regulations under Code Section 401(a)(9). The election to receive installment payments may not be subsequently changed by the Participant unless written notice is provided to the Administrator. A Participant may withdraw the balance of the Units in his or her Account in a lump sum at any time, notwithstanding the fact that the Participant previously received a distribution in the same calendar year.

         Distributions due to Disability. A Participant who is separated from employment by reason of a disability (as defined by the Plan) may withdraw his or her total Account balance under the Plan and have such amounts paid to him or her in accordance with the terms of the Plan. If a disabled Participant becomes reemployed subsequent to withdrawal of some or all of his or her Account balance, such Participant may not repay to the Plan any such withdrawn amounts.

         Distributions due to Death. If you die prior to the benefit commencement date for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or beneficiary in a lump sum, unless the payment would exceed $500 and you elected prior to death that the payment be made in annual installments over a period not to exceed 5 years, or 10 years if your spouse is your beneficiary. If no election is in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years, or 10 years if your spouse is the beneficiary, or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the fifth anniversary of your death, or tenth anniversary if your spouse is the beneficiary. If you die after distribution of your interest has begun, the remaining portion of such interests will continue to be distributed as rapidly as under the method of distribution being used prior to your death.

         Distributions of Common Stock. Participants receiving a distribution from the Plan where assets under the Plan have been directed by the Participant to be invested in the Employer Stock Fund may have such assets distributed in kind in the form of Common Stock.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

         Plan Loans. A Participant may borrow money from the vested portion of his or her account. The minimum amount a Participant may borrow is $1,000. The maximum amount is 50% of a Participant's vested Account balance. A participant may never borrow more than $50,000 minus the highest outstanding balance on any individual loan during the last 12 months.

         A Participant may take up to five years to repay a general purpose loan. If the Participant is using the loan to purchase his or her primary residence, a repayment period of 15 years is permissible. A Participant must repay the loan through payroll deductions.

         If a Participant fails to make any loan repayment when due, his or her loan will be in default. If such default occurs after the first 12 monthly payments of the loan have been satisfied, the full amount of the loan will be due and payable within 60 days of the due date of the last monthly installment payment. If the outstanding balance of the loan is in default and is not repaid in the aforementioned time period, the Participant will be deemed to have received a distribution of said amount.

Administration of the Plan

         The Association, effective April 1, 1999, will administer the Plan. The Trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA. The Bank of New York will serve as Trustee and Custodian for all investment funds under the Plan except the Employer Stock Fund. The Association's Executive Vice President, Harold E. Stremmel, will serve as trustee with respect to the Employer Stock Fund ("Employer Stock Fund Trustee") during the Conversion. After the Employer Stock is trading on a public exchange, the Bank of New York will be the Employer Stock Fund Trustee. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedure for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries and others under Sections 104 and 105 of ERISA.

         The Trustee receives and holds the contributions to the Plan in Trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust. The address of the Plan Administrator and the Employer Stock Fund Trustee is 51 South Front Street, Steelton, Pennsylvania, 17113. The address of the Bank of New York is One Wall Street, New York, New York, 10286.

Reports to Plan Participants

         The Administrator will furnish to each Participant a statement at least quarterly showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to the Participant's Account for that period, and (iii) the adjustments to such Participant's Account to reflect earnings or losses (if any). Participants investing in the Employer Stock Fund shall also receive a copy of the Company's Annual Report to Stockholders and a proxy statement related to stockholder meetings.

Amendment and Termination

         It is the intention of the Association to continue the Plan indefinitely. Nevertheless, the Association, within its sole discretion may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. The Association reserves the right to make, from time to time, any amendment or amendments to the Plan that do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Association may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation, or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

         The Plan will be submitted to the IRS for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related
Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Association expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

         Assuming that the Plan is administered in accordance with the requirements of the Code and that the IRS issues a favorable determination as described in the preceding paragraph, participation in the Plan under existing federal income tax laws will have the following effects:

         (a) Amounts contributed to a Participant's Salary Reduction Account and the investment earnings on this Account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

         (b) Income earned on assets held by the Trust will not be taxable to the Trust.

         Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability, or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Association. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Association which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation in this Plan or in any other profit-sharing plan maintained by the Association (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by an employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of capital assets.

         Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock (i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan). The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the Treasury Regulations.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified plan or to an individual retirement account ("IRA") without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution means any amount distributed from the Plan except: (i) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives of the Participant and his or her designated beneficiary, or (b) for a specified period of ten years or more; (ii) any amount that is required to be distributed under the minimum distribution rules; and (iii) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions that are not rolled over or transferred.

         Additional Tax on Early Distributions. A Participant who receives a distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of the Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

         The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

ERISA and Other Qualifications

          As noted above, the Plan is subject to certain provisions of ERISA (including special provisions relating to control over the Plan's assets by participant's and beneficiaries), and will be submitted to the IRS for a determination that it is qualified under Section 401(a) of the Code. The Plan is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a 'fiduciary' because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the Plan Administrator, or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your plan account.

         Because you will be entitled to invest all or a portion of your account balance in the Plan in Common Stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Accordingly, the Plan committee designates Harold Stremmel, Executive Vice President of the Association, as the person to whom your investment instructions should be returned. Mr. Stremmel will transfer your investment instructions directly to Pentegra Group, the Plan's third-party administrator. In the case of an event that involves a potential for undue employer influence such as a tender offer, you will be instructed to return your instructions directly to Pentegra Group.

Restrictions on Resale

         Any person receiving shares of Common Stock under the Plan who is an "affiliate" of the Association or the Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers, and substantial shareholders of the Company) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1933 or, assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the

Securities Act of 1933 (the "Securities Act"). Any person who may be an "affiliate" of the Association or the Company may wish to consult with counsel before transferring any Common Stock owned by him. Participants who serve as directors, officers or 10% stockholders of the Company are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Plan, or other sales of Common Stock. In addition, directors and officers of the Association may be restricted from transferring shares purchased in the Conversion for a period of one year in accordance with regulations of the Office of Thrift Supervision.

         Persons who are not deemed to be "affiliates" of the Association or the Company at the time of resale will be free to resell any shares of Common Stock received by them under the Plan, either publicly or privately, without regard to the Registration and Prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Association or the Company. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate of that corporation. A person who may be deemed an "affiliate" at the time of a proposed resale will be permitted to make public resales of the Common Stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144. Such sales may be made only though brokers without solicitation and only at a time when the Company is current in filing the reports required of it under the 1934 Act.

SEC Reporting and Short-Swing Liability

         Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than ten percent of the stock of public companies, such as the Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC"). Certain changes in beneficial ownership, such as purchases, sales, gifts, and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Participation in the Employer Stock Fund of the Plan by officers, directors, and persons beneficially owning more than ten percent of the Common Stock of the Company must be reported to the SEC annually on a Form 5 by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Company of profits realized by any officer, director, or any person beneficially owning more than ten percent of the Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Common Stock within any six-month period. The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant- directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment, or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed for six months after receiving such a distribution.

Additional Information

         This Prospectus Supplement dated ________________________, 1999, is part of the Prospectus of the Company dated ____________________, 1999. This Prospectus Supplement shall be delivered to Plan Participants in conjunction with the Prospectus and is not complete unless it is accompanied by the Prospectus dated ________________________, 1999.

                                 LEGAL OPINIONS

         The validity of the issuance of the Common Stock will be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., which firm acted as special counsel for the Company and the Association in connection with the Conversion.

                           Appendix-A: Investment Form

                                                                    Appendix-A


                     MECHANICS SAVINGS & LOAN FSA EMPLOYEES'
                     SAVINGS & PROFIT SHARING PLAN AND TRUST

                          ---------------------------

                 Participant Voluntary Investment Election Form

                          ---------------------------

Name of Plan Participant:
                         -----------------------------------

Social Security Number:
                        ------------------------------------

1.       Instructions.
         ------------

         In connection with the proposed Conversion of the Mechanics Savings & Loan FSA ("Association") from a federally chartered mutual savings association to a federally chartered stock savings bank (the "Conversion"), the Association has adopted the Mechanics Savings & Loan FSA Employees' Savings & Profit Sharing Plan ("Plan") to permit Participants to direct all, or a portion, of the assets attributable to their Participant Account into a new fund: the Employer Stock Fund. The assets attributable to a Participant's Account under the Plan transferred at the direction of the Participant into the Employer Stock Fund will be used to purchase shares of common stock (the "Common Stock") of Steelton Bancorp, Inc. ("Company") to be issued in the initial stock offering of the Company.

         To direct a transfer of all or a part of the funds credited to your Accounts to the Employer Stock Fund, you should complete and file this form with Harold E. Stremmel, at 51 South Front Street, Steelton, Pennsylvania, 17113, who will retain this form and return a copy to you. If you need any assistance in completing this form, please contact Harold E. Stremmel at (717) 939-1966. If you do not complete and return this form to the Plan Administrator by _______________________, 1999, at 12:00 p.m., the funds credited to your
Accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.

2.       Investment Directions.
         ---------------------

         As a Participant in the Plan, I hereby voluntarily elect to direct the Trustee of the Plan to invest the below indicated dollar sum of my Participant Account balance under the Plan as indicated below.

         I hereby voluntarily elect and request to direct investment of the below indicated dollar amount of my Participant Account funds for the purchase of the Common Stock to be issued in the Association's mutual-to-stock Conversion as indicated below (minimum investment of $250.00; rounded to the nearest $10.00 increment; maximum investment permissible is 10,000 shares of the Common Stock being offered or $100,000): $___________. Enter your $ level of requested purchase through the Plan. Such amount does not exceed the vested portion of assets held under the Plan for the underlying Participant.

Please note that the actual number of shares of Common Stock purchased on your behalf under the Plan may be limited or reduced in accordance with the Plan of Stock Conversion of the Association based upon the total number of shares of Common Stock subscribed for by other parties.

         All other funds in my Participant Account will remain invested as previously requested. All future contributions under the Plan will continue to be invested as previously requested.

3.       Acknowledgement.
         ---------------

         I fully understand that this self-directed portion of my Participant Account does not share in the overall net earnings, gains, losses, and appreciation or depreciation in the value of assets held by the Plan's other investment funds, but only in my Account's allocable portion of such items from the Directed Investment Account invested in the Common Stock. I understand that the Plan's Trustee, in complying with this election and in following my directions for the investment of my Account, is not responsible or liable in any way for the expenses or losses that may be incurred by my Account assets invested in Common Stock under the Employer Stock Fund.

         I further understand that this one time election shall become irrevocable by me upon execution and submission of this Investment Form. Only properly signed forms delivered to the Plan Trustee on or before __________, 1999, at 12:00 p.m., will be honored.

         The undersigned Participant acknowledges that he or she has received and read the Prospectus of the Steelton Bancorp, Inc., dated __________________, 1999, the Prospectus Supplement dated ____________, 1999, regarding the Mechanics Savings & Loan FSA Employees' Savings & Profit Sharing Plan and Trust as adopted by Mechanics Savings & Loan FSA and this Investment Form. The undersigned hereby acknowledges that the shares of Common Stock to be purchased with the funds noted above are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Association Insurance Fund, the Savings Bank Insurance Fund, or any other governmental agency. Investment in such Common Stock will expose the undersigned to the investment risks and potential fluctuations in the market price of such Common Stock. Such investment in the Common Stock does not offer any guarantees regarding maintenance of the principal value of such investment or any projections or guarantees associated with future value or dividend payments with respect to such Common Stock. The undersigned has read and understands the above listed documents and hereby voluntarily makes and consents to this investment election and voluntarily signed his (her) name as of the date listed below. If you so elect, you may choose not to make any investment decision at this time.



----------------------  ------------- ------------------------ -------------
Witness                   Date          Participant              Date

----------------------  ------------- ------------------------ -------------
Witness                   Date          Participant's Spouse     Date


For the Trustee                     For the Plan Administrator

----------------------  ------------- ------------------------ -------------
                          Date                                   Date

                Appendix-B: Change in Investment Allocation Form

                                                                      Appendix-B
                                                                      ----------
                      Change of Investment Allocation Form

MECHANICS SAVINGS & LOAN FSA

CHANGE OF INVESTMENT ALLOCATION
-------------------------------

1.  Member Data

------------------------------------------------------------------------------
Print your full name above (Last, first, middle initial) Social Security Number


------------------------------------------------------------------------------
Street Address              City                 State                   Zip

2.  Instructions

Mechanics Savings & Loan FSA Employees' Savings & Profit Sharing Plan and Trust (the "Plan") is giving members a special opportunity to invest their 401(k) account balances in a new investment fund - the Employer Stock Fund - which is comprised primarily of common stock ("Common Stock") issued by Steelton Bancorp, Inc. (the "Company") in connection with the reorganization of Mechanics Savings & Loan FSA into the two-tier holding company form of organization. The percentage of a member's account transferred at the direction of the member into the Employer Stock Fund will be used to purchase shares of Common Stock during the Subscription and Community Offering. Please review the Prospectus (the "Prospectus") and the Prospectus Supplement ( the "Supplement") before making any decision.

In the event of an oversubscription in the Offering so that the total amount you allocate to the Employer Stock Fund can not be used by the trustee to purchase Common Stock, your account will be reinvested in the other funds of the Plan as previously directed in your last investment election.

Investing in Common Stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The Plan trustee and the Plan administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and Supplement, and you should not rely on any information other than what is contained in the Prospectus and Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the Common Stock, see "Risk Factors" beginning on page __ of the Prospectus. Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to Common Stock, as discussed in the Prospectus and Supplement.

3. Investment Directions (Applicable to Accumulated Balances Only) To direct a transfer of all or part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Harold E. Stremmel, Executive Vice President, Mechanics Savings & Loan FSA, no later than _________________________________________ at 12:00 noon. If you need any assistance in completing this form, please contact Mr. Stremmel at (717) 939-1966. If you do not complete and return this form to Mr. Stremmel by _____________________________________ at 12:00 noon, the funds credited to accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment direction had been provided.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Employer Stock Fund as follows:

         Fund                           Percentage to be transferred
         ----                           ----------------------------
         S&P 500 Stock Fund                       _____    %
         Stable Value Fund                        _____    %
         S&P MidCap Stock Fund                    _____    %
         Money Market Fund                        _____    %
         Government Bond Fund                     _____    %
         International Stock Fund                 _____    %
         Income Plus Fund                         _____    %
         Growth & Income Fund                     _____    %
         Growth Fund                              _____    %



Note: The total amount transferred may not exceed the total value of your accounts.


4. Investment Directions (Applicable to Future Contributions Only)I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Mechanics Savings & Loan FSA, including those contributions and/or repayments received by Mechanics Savings & Loan FSA Employees' Savings & Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in Steelton Bancorp, Inc. Common Stock, such future contributions or loan repayments, if any, will be invested in the Employer Stock Fund the month following the conclusion of the Offering.

                                             Fund          Percentage
                                             ----          ----------
         S&P 500 Stock Fund                                  ____ %
         Stable Value Fund                                   ____ %
         S&P MidCap Stock Fund                               ____ %
         Money Market Fund                                   ____ %
         Government Bond Fund                                ____ %
         International Stock Fund                            ____ %
         Income Plus Fund                                    ____ %
         Growth & Income Fund                                ____ %
         Growth Fund                                         ____ %
         Employer Stock Fund                                 ____ %
                  Total (Important!)                         100  %



Notes: No amounts invested in the Stable Value Fund may be transferred directly to the Money Market Fund. Stable Value Fund amounts invested in the S&P 500
Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund and/or Employer Stock Fund, for a period of three months may be transferred to the Money Market Fund upon the submission of a separate Change of Investment Allocation form.

The percentage that can be transferred to the Money Market Fund may be limited by any amounts previously transferred from the Stable Value Fund that have not satisfied the equity wash requirement. Such amounts will remain in either the S&P 500 Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund and/or Employer Stock Fund and a separate direction to transfer them to the Money Market Fund will be required when they become available.

5.  Participant Signature and Acknowledgment - Required
By signing this Change Of Investment Allocation form, I authorize and direct the Plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and Supplement relating to the issuance of Common Stock. I am aware of the risks involved in the investment in Common Stock, and understand that the trustee and Pan administrator are not responsible for my choice of investment.


MEMBER'S SIGNATURE


------------------------------------------------------     ---------------------
Signature of Member                                        Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member's record.



------------------------------------------------------     ---------------------
Signature of Mechanics Savings & Loan FSA                  Date
Authorized Representative





Please complete and return by 12:00 noon on __________________________________ .

                                   PROSPECTUS

                                 500,250 Shares
                                       of
                                  Common Stock
                                       of
                             Steelton Bancorp, Inc.
                  (Holding Company for Mechanics Savings Bank)
                              51 South Front Street
                          Steelton, Pennsylvania, 17113
                                 (717) 939-1966

--------------------------------------------------------------------------------

         Steelton Bancorp, Inc. is offering for sale up to 500,250 shares of common stock at $10.00 per share in accordance with Mechanics Savings and Loan, FSA's conversion from a federal mutual savings association to a federal stock savings bank, to be known as Mechanics Savings Bank. As part of the conversion, Mechanics Savings and Loan, FSA will become a wholly owned subsidiary of Steelton Bancorp, Inc. The deadline for ordering stock is __________ p.m. on ____________ ____, 1999, and may be extended to ______________, 1999. All funds submitted shall be placed in a deposit account at Mechanics Savings and Loan, FSA until the shares are issued or the funds are returned. No stock will be sold if Steelton Bancorp, Inc. does not receive orders for at least the minimum number of shares.

         There is currently no public market for the stock. The stock is expected to be quoted on the OTC Bulletin Board under the symbol "_______."

         Capital Resources, Inc. is not required to sell any specific number or dollar amount of stock but will use their best efforts to sell the stock offered.

--------------------------------------------------------------------------------


                                                               --------------------------------------------------------------
                                                                     MINIMUM           MIDPOINT            MAXIMUM
-----------------------------------------------------------------------------------------------------------------------------
Number of Shares                                                    369,750            435,000             500,250
-----------------------------------------------------------------------------------------------------------------------------
Total Underwriting Commissions and Expenses                      $  310,000         $  310,000          $  310,000
-----------------------------------------------------------------------------------------------------------------------------
Net Proceeds                                                     $3,387,500         $4,040,000          $4,692,500
-----------------------------------------------------------------------------------------------------------------------------
Net Proceeds Per Share                                           $     9.16         $     9.29          $     9.38
-----------------------------------------------------------------------------------------------------------------------------


Based upon market conditions and the approval of the Office of Thrift Supervision, Steelton Bancorp, Inc. may increase the offering by up to 15% of the 500,250 shares to be sold (i.e., 575,288 shares).

Please refer to Risk Factors beginning on page ____ of this document.

These  securities  are not  deposits or savings  accounts and are not insured or
guaranteed  by  the  Federal   Deposit   Insurance   Corporation  or  any  other
governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                             Capital Resources, Inc.


              The Date of this Prospectus is __________ ____, 1999

   -------------------------------------------------------------------------


                                 [MAP GOES HERE]


   -------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

Steelton Bancorp, Inc.

         Steelton Bancorp is not an operating company and has not engaged in any significant business to date. Its primary activity will be owning all the stock of Mechanics Savings Bank. See pages ______.


Mechanics Savings and Loan, FSA.

         Mechanics Savings and Loan, FSA is a federally chartered mutual savings institution. It is converting from the mutual to the stock form of ownership as part of the conversion. The converted federal stock savings bank will be called "Mechanics Savings Bank." See pages _______.

Our use of the proceeds raised from the sale of stock.

         Steelton Bancorp will use approximately 50% of the cash received in the offering to purchase all of Mechanics Savings' stock. Steelton Bancorp will also lend the Mechanics Savings' employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as Steelton Bancorp's initial capitalization. See pages __________.

How we determined the price per share and the number of shares we are offering.

         The number of shares offered is based on an independent appraisal of the pro forma estimated market value of the stock by FinPro, Inc. divided by the purchase price of $10.00 and multiplied by the percentage of shares being offered to the public. The $10.00 per share was determined by the Board of Directors in consultation with Capital Resources. According to the appraisal, which was based on information at March 1, 1999, the ratio of our $10.00 purchase price to pro forma net income per share represented a premium to the average ratio of trading price to earnings per share of all publicly traded savings and loan holding companies. Also, at that date, the ratio of our $10.00 purchase price to pro forma book value, or stockholders' equity, per share represented a discount to the average ratio of trading price to book value per share of all publicly traded savings and loan holding companies.

         Based on various assumptions about the offering and the reinvestment of the amount of cash raised in the offering, Steelton Bancorp's ratio of offering price to pro forma net income per share based on fiscal 1998 earnings measured:

o        23.8x at the minimum;
o        24.4x at the midpoint;
o        27.8x at the maximum; and
o        28.6x at the adjusted maximum, of the estimated valuation range.

         Based on market price information as of March 1, 1999, the mean ratio of trading price to earnings per share for all fully converted publicly traded thrift holding companies was 17.4x. The median ratio of trading price to earnings per share for all fully converted publicly traded thrift holding companies was 15.4x.

         Steelton Bancorp's ratio of offering price to pro forma stockholders' equity per share at December 31, 1998 measured:

o        55.7% at the minimum;
o        60.3% at the midpoint;
o        64.2% at the maximum; and
o        68.1% at the adjusted maximum

of the estimated valuation range.

         Based on market price information as of March 1, 1999, the mean ratio of trading price to book value per share for all fully converted publicly traded thrift holding companies was 128.4%. The median ratio of trading price to book value per share for all fully converted publicly traded thrift holding companies was 114.7%.

         Because of possible differences in important factors such as operating characteristics, financial performance, asset size, capital structure, and business prospects between Steelton Bancorp and other savings and loan holding companies, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is a good investment for you. See -- "Risk Factors -- There is No Guarantee that the Price of Our Stock Will Increase to a Level Comparable to Other Publicly Traded Savings and Loan Holding
Companies" and "Pro Forma Data" and "The Offering -- Stock Pricing and the Number of Shares to be Offered."

The amount of stock you may purchase.

         Minimum purchase       = 25 shares
         Maximum purchase       = 10,000 shares for any person or persons acting
                                  together

How we will prioritize orders if we receive orders for more shares than are available.

         You might not receive any or all of the stock you want to purchase. Mechanics Savings and Loan, FSA has granted subscription rights in the following order of priority:

         o Priority 1 - Depositors of Mechanics Savings and Loan, FSA at the close of business on December 31, 1997 with deposits of at least $50.00.

         o Priority 2 - The tax qualified employee stock benefit plans of Mechanics Savings Bank.

         o Priority 3 - Depositors of Mechanics Savings and Loan, FSA at the close of business on March 31, 1999 with deposits of at least $50.00.

         o Priority 4 - Other depositors and certain borrowers of Mechanics Savings and Loan, FSA as of _______________, 1999 who are entitled to vote on the conversion.

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we will conduct one or more of a community and syndicated community offering. In a community offering, preference will be given to persons who reside in Dauphin County, Pennsylvania. Any remaining shares may be offered to the general public through a group of brokers/dealers organized by Capital Resources. Steelton Bancorp and Mechanics Savings have the right to reject any stock order received in the community offering or offering through broker/dealers.

Our officers, directors and employees will receive benefits from the offering or within one year of the offering.

         In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for ESOP or restricted shares but will be required to pay the exercise price to exercise options.

         The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our employee stock ownership plan and stock-based incentive plans. The stock-based incentive plans may not be adopted for at least six months after the offering and must be approved by a majority vote of the public stockholders. The table below assumes the sale of 435,000 shares in the offering. It is assumed that the value of the stock in the table is $10 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price. See pages __________ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.

                                                                   Percentage of
                                                                   Total Shares
                                                     Estimated      Sold in the
                                   Participants   Value of Shares    Offering
                                   ------------   ---------------  -------------

Employee Stock Ownership Plan....  Employees         $348,000          8.0%

Stock-Based Incentive Plans:

    Stock Awards.................  Officers           174,000          4.0
                                   and
                                   Directors

    Stock Options................  Officers                --         10.0
                                   and               --------         ----
                                   Directors

          Total...................                   $522,000         22.0%
                                                      =======         ====

         As a public company, it is important for us to reassure our management of our commitment to their employment with Mechanics Savings. With this in mind, some of our employees will receive employment agreements. The agreements provide that if Steelton Bancorp or Mechanics Savings is acquired and the employee is terminated, the employee will receive a cash payment. Participants in our stock-based benefit plans may also receive benefits if Steelton Bancorp or Mechanics Savings is acquired.

Dividends

         We anticipate paying cash dividends after the conversion, although the timing, amount and frequency have not been determined. There are restrictions on our ability to pay dividends. See pages __________.

Deadlines for purchasing stock.

         The subscription offering will terminate at ____:____ __________, Pennsylvania time, on __________ ____, 1999. The community offering and the other offering through broker/dealers, if any, may terminate at any time without notice but no later than __________ ____, 1999.

Subscription rights are not transferrable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must tell Steelton Bancorp that you are purchasing stock for your own account. If Steelton Bancorp believes your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the Office of Thrift Supervision.

There are conditions that must be satisfied before we can complete the offering and issue the stock.

         The following must occur before we can complete the offering and issue our stock:

o We must receive all the required approvals from the government agencies that regulate us;
o        Mechanics Savings and  Loan, FSA's members must approve the conversion;
         and
o        We must sell at least the minimum number of shares offered.

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

Most of our mortgage loans have rates of interest which are fixed for the life of the loan and are generally originated for periods of up to 30 years, while our deposit accounts have significantly shorter periods to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities, which are primarily time deposits. As a result, our net interest income may be reduced when interest rates increase significantly for long periods of time. In addition, rising interest rates may reduce our earnings because there may be a lack of customer demand for loans. Declining interest rates may also reduce our net interest income if adjustable rate or fixed rate mortgage loans are refinanced at reduced rates or paid off earlier than expected, and we reinvest these funds in assets which earn us a lower rate of interest. Mechanics Savings has remaining approximately $1.8 million of IRA accounts, which were originally deposited in the 1980s at a rate of 8%, as part of a promotion to attract long-term deposits for IRAs. In addition, the Association has approximately $2.2 million of IRA accounts that have a weighed average yield of 6.93%, which is significantly above the rates paid on current deposits. Since these IRAs do not mature until approximately 2003, they will continue to adversely affect Mechanics Savings' net interest margin. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations -- Management of Interest Rate Risk and Market Risk."

We intend to increase our commercial real estate and consumer lending after the offering. The risk related to these types of loans is greater than the risk related to residential loans.

         The risk that commercial real estate and consumer loans will not be repaid is generally greater than the risk that residential loans will not be repaid. As Mechanics Savings increases the amount of commercial real estate and consumer loans it makes and holds for investment, the likelihood increases that some of its loans will not be repaid or will be late in paying. Any failure to pay or late payments would hurt our earnings.

If our return on equity after the offering is low, this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take some time to carefully invest this capital. The stock based benefit plans and cost of preparing reports for stockholders and the SEC will cause our expenses to increase. The development of new types of commercial and consumer loan products will also increase expenses. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may decrease as compared to previous years and may be lower than that of similar companies. To the extent that the stock market values a company based on its return on equity, a decline in our return on equity could cause the trading price of our stock to decline.

The expenses related to our stock-based benefit plans will reduce our earnings.

         We intend to adopt an employee stock ownership plan as part of the conversion. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment. Also, our future expenses are expected to increase because we are adopting these plans. Both of these factors will cause our earnings to be lower than they would be if we chose not to adopt stock-based benefit plans. See "Pro Forma Data" and "Management - Executive Compensation - Employee Stock Ownership Plan."

We intend to remain independent and have taken steps to discourage takeover attempts.

         Mechanics Savings has operated as an independent community oriented savings association since 1900. It is the intent of Steelton Bancorp to continue that tradition. Accordingly, you are urged not to invest in our common stock if you are anticipating a quick sale of Steelton Bancorp.
Takeover attempts are discouraged by the following:

         Provisions in our articles and bylaws. Provisions in Steelton Bancorp's articles of incorporation and bylaws, the general corporation code of Pennsylvania, and certain federal regulations may make it difficult for someone to pursue a tender offer, change in control or takeover attempt which is opposed by our management and Board of Directors. These provisions include: restrictions on the acquisition of Steelton Bancorp's equity securities and limitations on voting rights; the election of only one-fourth of the Board of Directors each year; certain provisions relating to meetings of stockholders; denial of cumulative voting to stockholders in the election of directors; the ability to issue additional shares of preferred stock and common stock without shareholder approval; and 66 2/3% shareholder vote requirement for the approval of certain business combinations. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of Steelton Bancorp more difficult. In addition, the effect of these provisions could be to limit the trading price potential of Steelton Bancorp common stock.

         The overall effect of these provisions: (1) may result in Steelton Bancorp being less attractive to a potential acquiror; (2) may be to deter a future non-negotiated takeover offer that a majority of the shareholders might possibly view to be in their best interest as the offer might include a substantial premium over the market price of the Steelton Bancorp's common stock at that time; and (3) may result in shareholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. Furthermore, these provisions may have the effect of entrenching management against the wishes of the shareholders. See "Restrictions on Acquisition of the Company."

         Ownership and control of common stock by management. Our directors and executive officers are expected to purchase approximately 67,500 shares of stock in the offering, 15.5% if 435,000 shares are sold. In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by the Association's employee stock ownership plan. Shares owned by the Mechanics Savings' employee stock ownership plan but not yet allocated to the accounts of employees participating in the plan will be voted by a committee of non-employee directors. To the extent we implement stock benefit plans, the ownership and control by officers and directors would increase. The ownership and control of common stock by directors and officers could make it difficult to obtain majority support for stockholder proposals that are opposed by management and the Board of Directors. In addition, directors and officers could vote the shares they own or control to block the approval of transactions, such as business combinations and amendments to Steelton Bancorp's articles of incorporation or bylaws, that are required by Steelton Bancorp's articles of incorporation to be approved by at least 80% of the stockholders. See "Management - Executive Compensation - Employee Stock Ownership Plan" and "- Potential Stock Benefit Plans."

Whether or not we make a profit after the offering depends on our local economy and our competition.

         Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could be hurt. We face substantial competition for deposits and loans, and many of our competitors have greater resources. Our ability to compete successfully will affect our profitability.

If our computer systems do not work properly with the Year 2000 date, we may not be able to continue running our business properly.

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies.

         Failure to resolve year 2000 issues presents the following risks to Mechanics Savings:

         (1) we could lose customers to other financial institutions, resulting in a loss of revenue, if our third party service bureau is unable to process properly customer transactions;

         (2) governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide funds to Mechanics Savings which could materially impair our liquidity and affect our ability to fund loans and deposit withdrawals;

         (3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in Mechanics Savings experiencing deposit outflows prior to December 31, 1999; and

         (4) we could incur increased personal costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.

         Most of our material data processing that could be affected by this problem is provided by a third party service bureau. If our third party service bureau does not resolve this problem, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and profitability. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Year 2000 Readiness Disclosure."

Future laws or regulations could hurt our profitability and the trading price of our stock.

         We operate in a highly regulated industry. The U.S. government could adopt regulations or enact laws which restrict our operations or impose burdensome requirements upon us. This could reduce our profitability and the value of our franchise which could hurt the trading price of our stock.

The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future.

         Due to the relatively small size of the offering to the public, you have no assurance that an active market for the stock will exist after the offering. This might make it difficult to buy or sell the stock. See "Market for the Stock."

There is no guarantee that the price of our stock will increase to a level comparable to other publicly traded financial institution holding companies.

         There is no guarantee that the price of our stock will increase to the relative levels of other publicly traded financial institution holding companies. In making a decision whether to buy our stock you should consider, among other things, the unique characteristics of each publicly traded financial institution holding company. For more information see "Pro Forma Data."

         Before you buy the stock, you must understand that any information contained in this document, related to FinPro's independent appraisal of Steelton Bancorp, must not be interpreted as financial advice to you as a potential investor in Steelton Bancorp. A copy of the appraisal report is available for your review at our main office and all the information presented should be considered before buying the stock. In addition, the Board of Directors of Steelton Bancorp does not make any recommendation as to whether or not the stock will be a good investment for you.

                                  THE OFFERING

General

         Concurrently with the conversion, we, Steelton Bancorp, are offering between a minimum of 369,750 shares and an anticipated maximum of 500,250 shares of common stock in the offering (subject to adjustment to up to 575,288 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, Pennsylvania time, on __________ ____, 1999 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.

         Subscription funds may be held by the Association for up to 45 days after the last day of the subscription offering in order to consummate the conversion and offering and thus, unless waived by the Association, all orders will be irrevocable until __________ __, 1999. In addition, the conversion and offering may not be consummated until the Association receives approval from the OTS. Approval by the OTS is not a recommendation of the conversion or offering. Consummation of the conversion and offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the conversion and offering are not completed by ________, 1999, Pennsylvania time, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at the Association's passbook rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and orders for common stock which have been submitted are subject to cancellation under such circumstances.

Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o        Eligible Account Holders;
o        the employee stock ownership plan;
o        Supplemental Eligible Account Holders; and
o        Other Members.

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we will conduct one or more of a community and syndicated community offering.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." All such determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons:

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

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 10,000 shares, or $100,000, of common stock offered in the subscription offering; subject to the overall limitations described under " - Limitations on Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on December 31, 1997, whose subscriptions remain unfilled. Subscription rights received by executive officers and directors, based on their increased deposits in the Association in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering. See also "Risk Factors - Expenses Associated with Stock Benefit Plans Will Reduce Our Earnings."

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 10,000 shares, or $100,000, of common stock offered in the subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible account Holder whose subscription remains unfilled in the same proportion that such subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on March 31, 1999, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental
Eligible Account Holders, each Other Member who is not an Eligible or Supplemental Eligible Account Holder shall have the opportunity to purchase up to 10,000 shares, or $100,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         State Securities Laws. We, in our sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which the Association members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares under the plan reside in such state or foreign country; or

o the offer or sale of shares of common stock to such persons would require us or the Association or our employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country and such registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions  on Transfer of Subscription  Rights and Shares.  The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock before the completion of the offering.

         Steelton Bancorp and the Association will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of such rights.

         Expiration Date. The subscription offering will expire at 12:00 noon, Pennsylvania time, on __________ ____, 1999, unless it is extended, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 10,000 shares, or $100,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Dauphin County in Pennsylvania and second, to natural persons residing in the State of Pennsylvania. We will attempt to issue common stock in such a manner as to promote a wide distribution of common stock.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering and if commenced simultaneously with or during the subscription offering the community offering may be limited to residents of Dauphin County in Pennsylvania. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

Syndicated Community Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares, to selected persons in a syndicated community offering on a best-efforts basis through Capital Resources in such a manner as to promote a wide distribution of the common stock. Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. We have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than 10,000 shares, or $100,000, of common stock in the syndicated community offering.

         If a syndicate of broker-dealers ("selected dealers") is formed to assist in the syndicated community offering, a purchaser may pay for his shares with funds held or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

         The date by which orders must be received in the syndicated community offering will be set by us at the time of commencement of the syndicated community offering; provided however, if the syndicated community offering is extended beyond ___________, 1999, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the syndicated community offering will be promptly returned with interest to each purchaser unless he affirmatively indicates otherwise.

         If an order in the syndicated community offering is accepted, promptly after the completion of the conversion, a certificate for the appropriate amount of shares will be forwarded to Capital Resources as nominee for the beneficial owner. If an order is not accepted or the conversion is not consummated, the Association will promptly refund with interest the funds received to Capital Resources which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Association, as converted, is less than $3,697,500 or more than $5,752,880, each purchaser will have the right to modify or rescind his or her order.

Limitations on Purchases of Common Stock

         The following additional limitations have been imposed on purchases of shares of common stock:

         1. The maximum number of shares of common stock which may be purchased in the subscription offering by any person in the first priority, third priority and fourth priority shall not exceed 10,000 shares, or $100,000.

         2. The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person together with any associate or group of persons acting in concert shall not exceed 10,000 shares, or $100,000, except for our employee plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

         3. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of the Association and their associates in the aggregate shall not exceed 35% of the total number of shares of common stock issued in the offering.

         4. The minimum order is 25 shares of common stock to the extent those shares are available.

         5. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

         6. Depending on market or financial conditions, the Board of Directors of the Association, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If Steelton Bancorp increases the maximum purchase limitations, Steelton Bancorp is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of Steelton Bancorp, resolicit certain other large subscribers.

         7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum") the additional shares will be used in the following order of priority: (i) to fill the Employee Plan's subscription up to 10% of the adjusted maximum; (ii) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (iii) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (iv) if there is an oversubscription at the other member level, to fill unfilled subscriptions of other members exclusive of the adjusted maximum; and (v) to fill unfilled subscriptions in the community offering exclusive of the adjusted maximum, with preference given to persons residing in the local community.

         8. No person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. Steelton Bancorp or the Association and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          9. The Board of Directors has the right to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan.

         10. The foregoing restrictions on purchases by any person also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, directors of the Association are not deemed to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board of Directors of the Association.

         The term "associate" of a person is defined in the plan to mean (1) any corporation or organization other than the Association or a majority-owned subsidiary of the Association of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan, and (3) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a trustee or officer of the Association, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         Each person purchasing shares of the common stock in the offering will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. If this purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with such persons, we will have the right to purchase from such person at the purchase price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the purchase price per share paid for such excess shares and the price at which such excess shares were sold by such person.
Our right to purchase such excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of the Association. For certain restrictions on the common stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase of such securities.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to the Association a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares after the conversion. Except for institutional investors, all subscription rights under the plan will expire on the expiration date, whether or not the Association has been able to locate each person entitled to such subscription rights. The Association shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the syndicated community offering at any time before completing the syndicated community offering. Once tendered, subscription orders cannot be revoked without the consent of the Association unless the conversion is not completed within 45 days of the expiration date.

         If an stock order form:

o is not delivered and is returned to the Association by the United States Postal Service or the Association is unable to locate the addressee;

o        is not received or is received after the applicable expiration date;

o        is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans or, in the case of an institutional investor in the syndicated community offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the conversion is completed; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified.

However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we may otherwise specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We reserve the right in our sole discretion to accept or reject orders received on photocopies or facsimile order forms, or whose payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee Plans subscribing for shares during the subscription offering may pay for such shares after the offering. Payment for shares of common stock may be made

o        in cash, if delivered in person,
o        by check or money order, or
o for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with the Association.

Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order.

         Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by the Association at the passbook savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offerings, provided that such IRAs are not maintained on deposit at the Association. Persons with IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for such transfers. Instructions on how to transfer self- directed IRAs maintained at the Association can be obtained from the stock information center. Depositors interested in using funds in a the Association IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit the Association from lending funds or extending credit to any person to purchase the common stock in the conversion.

         Stock Center. The stock center is located at 51 South Front Street, Steelton, Pennsylvania 17113. Its phone number is (717) 939-3100.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where such participation is not prohibited. Other employees of the Association may participate in the offering in ministerial capacities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of the Association or registered representatives of Capital Resources. No officer, director or employee of the Association will be compensated in connection with such person's solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, Steelton Bancorp may not repurchase its shares. During each of the second and third years following the conversion, Steelton Bancorp may repurchase up to five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program after it determines that:

o        the repurchase program would adversely affect our financial condition;
o the information submitted is not enough to base a conclusion as to whether our financial condition would be adversely affected; or
o        a valid business purpose was not demonstrated.

In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by Steelton Bancorp and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, Steelton Bancorp may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $23,000 for its appraisal services, including the independent valuation and subsequent updates, and assistance in preparation of our business plan, plus its reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. The Association has agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Association to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of March 1, 1999, our estimated aggregate pro forma market value was $4,350,000. Pursuant to regulations, this estimate must be included within a range with a minimum of $3,697,500 and a maximum of $5,002,500. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of 500,250 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro's appraisal. The appraisal contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of December 31, 1998, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in the Commonwealth of Pennsylvania which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.

         Depending on market and financial conditions at the time of the completion of the offering, the Association may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 369,750 shares or more than 575,288 shares being sold in the offering at the purchase price of $10.00, in which event the Association may also elect to terminate the offering. If the Association terminates the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 369,750 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or the estimated pro forma market value of the Association. If the updated estimate of the pro forma market value of the Association immediately after the offering changes, there will be a corresponding change to the shares sold to subscribers in the offering. For example, if the independent valuation at the conclusion of the offering increases to $5,002,500, or decreases to $3,697,500, then the total number of shares outstanding after the conversion and offering will be 500,250 or 369,750, respectively. If the updated independent valuation increases, Steelton Bancorp may increase the number of shares sold in the offering to up to 575,288 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 575,288 shares or fewer than 369,750 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of the Association. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, Steelton Bancorp may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by the Association. FinPro did not independently verify the consolidated financial statements and other information provided by the Association, nor did FinPro value independently the assets and liabilities of the Association. The independent valuation considers the Association only as a going concern and should not be considered as a indication of the liquidation value of the Association. Moreover, because such independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell such shares at a price equal to or greater than the purchase price.

         No sale of shares of common stock may be consummated unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $3,697,500 or above $5,752,880 would be subject to OTS approval. If confirmation from FinPro is not received, the Association may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take such other action as permitted by the OTS in order to complete the offering.

Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Capital Resources will be working at, and supervising the operation of, the stock center. Capital Resources will be responsible for overseeing the mailing of material relating to the offering, responding to questions regarding the conversion and the offering and processing order forms.

         The Association and Steelton Bancorp have entered into an agency agreement with Capital Resources under which Capital Resources will provide advisory assistance and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Capital Resources is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Capital Resources will assist in the offering in the following manner:

o assisting in the collection of proxies from depositors for use at the Special Meeting;

o        keeping records of subscriptions and orders for common stock;

o training and educating the Association's employees regarding the mechanics and regulatory requirements of the stock conversion process;

o assisting in the design and implementation of a marketing strategy for the offering;

o assisting the Association's management in scheduling and preparing for meetings, if any, with potential investors and broker-dealers; and

o providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

         Capital Resources will receive, as compensation, an advisory and marketing fee of $75,000. Fifteen thousand dollars was paid when Capital Resources was retained; another $15,000 is due upon regulatory approval; and the balance is due at the closing. If common stock is sold through licensed brokers under a selected dealers agreement, we will pay the sales commission payable to the selected dealer pursuant to the agreement and any sponsoring dealer's fees of typically up to 4.0% of the aggregate price of such shares. Capital Resources will also be reimbursed for its legal fees and out-of-pocket expenses, not to exceed $25,000 without the Association's approval. The Association has agreed to indemnify Capital Resources, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. Capital Resources will also receive a fee of $10,000 for records management services in connection with the conversion, plus reimbursement for out-of-pocket expenses, not to exceed $4,500 without the Association's approval. See "Pro Forma Data" for further information regarding expenses of the offering.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by directors or officers of the Association cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder. Accordingly, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the conversion, no director or officer of the Association or their associates may, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased by such person in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after it becomes aware of any such agreement or understanding, and will not honor orders we reasonably believe to involve such an agreement or understanding.

Conditions to the Offering

         Completion of the offering is subject to:

1. completion of the conversion, which requires approvals from certain government agencies, the ratification of the Association's voting depositor and borrower members, and the receipt of rulings and/or opinions of counsel as to the tax consequences of the conversion;

2. the receipt of all the required approvals for the issuance of common stock in the offering, including the approval of the OTS; and

3.       the sale of a minimum of shares 369,750 of common stock.

If conditions 1 and 2 above are not met before we complete the offering, all funds received will be promptly returned with interest at the Association's passbook rate and all withdrawal authorizations will be canceled.

                         MECHANICS SAVINGS AND LOAN, FSA

         Mechanics Savings and Loan, FSA is a federally chartered mutual savings institution, originally chartered in 1900 as Mechanics Building and Loan Association of Steelton. The Association converted from a Pennsylvania mutual savings charter to a federal mutual savings charter in 1993. The Association's deposits have been federally insured since 1949 and are currently insured by the Savings Association Insurance Fund ("SAIF") as administered by the Federal
Deposit Insurance Corporation ("FDIC"). The Association is regulated by the Office of Thrift Supervision ("OTS") and the FDIC.

         The Association is a community-oriented savings association offering traditional deposit, residential real estate mortgage loans and, to a lesser extent, consumer loans, commercial real estate loans, and other loans. Through its main office located in Steelton and its branch office located in Lower Swatara Township, Pennsylvania, the Association provides retail banking services, with an emphasis on one- to four-family residential mortgages. Currently, the Association originates 15 year and 30 year conforming fixed rate residential mortgage loans primarily for its asset portfolio. At December 31, 1998, net loans receivable amounted to approximately $27.8 million or 66.93% of total assets, of which approximately $23.3 million or 82.74% of such total was secured by one- to four-family residential real estate. The Association invests excess liquidity in mortgage-backed and investment securities, primarily in U.S. government agency securities. Investment and mortgage-backed securities amounted to $9.2 million or 22.17% of total assets at December 31, 1998. At December 31, 1998, the Association had total assets, deposits and total equity of $41.5 million, $28.3 million, and $3.7 million, respectively. See "Business of the Association."

                             STEELTON BANCORP, INC.

         Steelton Bancorp, Inc. (the "Company") is a Pennsylvania chartered corporation that was organized in February, 1999 for the purpose of acquiring all of the capital stock that the Association will issue upon its conversion from the mutual to stock form of ownership. The Company has not engaged in any significant business to date but will serve as a holding company of the Association following the conversion. The Company has applied for approval to acquire control of the Association. We will retain up to 50% of the net proceeds from the issuance of shares of stock as our initial capitalization. Part of the proceeds retained by us will be used to fund the loan to the Association's ESOP. We will use the balance of the net proceeds to purchase all of the common stock of the Association to be issued upon conversion. Upon consummation of the conversion, we will have no significant assets other than that portion of the net proceeds of the offering, the promissory note representing the amount of our loan to the Association's ESOP, and the shares of the Association's capital stock acquired in the conversion, and we will have no significant liabilities. Our cash flow will be dependent upon earnings from the investment of the portion of net proceeds we retain in the conversion and any dividends received from the Association. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, the Company will be in a position after the conversion, subject to regulatory limitations and the Company's financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for federally chartered savings institutions such as the Association. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company and earnings thereon.

                                 USE OF PROCEEDS

         The net proceeds will depend on the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations, and the expenses incurred by the Company and the Association in connection with the offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $3,388,000 at the minimum and $5,443,000 at the maximum, as adjusted.

         Assuming the sale of $4,350,000 of common stock at the midpoint of the offering range and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:


Loan to employee stock ownership plan                            $  348,000

Investment in Mechanics Savings                                  $2,020,000

Steelton Bancorp working capital                                 $1,672,000
                                                                 ----------
                                                                 $4,040,000
                                                                 ==========

         These funds will initially be invested in U.S. government and federal agency securities, marketable securities, or a combination of both. We may also use the net proceeds to repurchase our stock. See "The Offering - Restrictions on Repurchases of Shares."

         The funds received by Mechanics Savings from Steelton Bancorp in return for the purchase of all its stock to be issued will be used for general corporate purposes. The funds will increase Mechanics Savings' total capital to expand investment and lending within its existing market area and expansion of its consumer and commercial lending programs. The funds may also be used for an expansion of the Association's main office, including the installation of drive-through facilities at that location. However, there are no current agreements or arrangements regarding expansion. Net proceeds may also be used by the Association to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from Steelton Bancorp.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the conversion. In the event the purchase price of the common stock is higher than $10.00 per share, the amount of proceeds required for the purchase by the ESOP will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of Steelton

Bancorp and Mechanics Savings. Payments for shares made through withdrawals from existing Mechanics Savings deposit accounts will not result in the receipt of new funds for investment by Mechanics Savings but will result in a reduction of its deposits and interest expense as funds are transferred from interest bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         The Company anticipates the establishment of a policy to pay cash dividends. The timing, frequency and initial annual amount of the dividends have not yet been determined. Dividends will be subject to determination and declaration by the Company's Board of Directors. In making its decision, the Board of Directors will consider several factors, including:

o        the Company's financial condition;
o        results of operations;
o        tax considerations;
o        industry standards; and
o        economic conditions;

         There can be no assurance that dividends will in fact be paid on the stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

         Steelton Bancorp's ability to pay dividends also depends on the receipt of dividends from Mechanics Savings which is subject to a variety of regulatory limitations on the payment of dividends. See "Regulation -- Regulation of the Association -- Dividend and Other Capital Distribution Limitations." Furthermore, as a condition to OTS approval of the conversion, Steelton Bancorp has agreed that it will not initiate any action within one year of completion of the conversion in the furtherance of payment of a special distribution or return of capital to stockholders of the Company.

         In addition, earnings of the Association appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Mechanics Savings on the amount of earnings deemed to be removed from the reserves for such distribution. See "Taxation" and Note 9 of the consolidated financial statements. Mechanics Savings does not contemplate any distribution out of its bad debt reserve which would cause such tax liability.

                              MARKET FOR THE STOCK

         Steelton Bancorp has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, Steelton Bancorp anticipates that its stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Steelton Bancorp expects that Capital Resources will make a market in the stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Capital Resources will not be obligated with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board, Steelton Bancorp expects that transactions in the stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Association as of December 31, 1998, and the pro forma capitalization of Steelton Bancorp after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the pro forma capitalization.

                                                                        Pro Forma Capitalization at December 31, 1998
                                                                ------------------------------------------------------------
                                                                                                                   Maximum,
                                                                  Minimum        Midpoint         Maximum       as adjusted
                                                                  369,750        435,000          500,250         575,288
                                                  Actual, at     Shares at       Shares at        Shares at       Shares at
                                                 December 31,   $10.00 per      $10.00 per       $10.00 per      $10.00 per
                                                    1998           share          share            share          share(1)
                                                 ------------   -----------     -----------      ----------      -----------
                                                                              (In thousands)
Deposits(2).................................      $28,272        $28,272        $28,272           $28,272         $28,272
Borrowed funds..............................        9,257          9,257          9,257             9,257           9,257
                                                   ------         ------         ------            ------          ------
Total deposits and borrowed funds...........      $37,529        $37,529        $37,529           $37,529         $37,529
                                                   ======         ======         ======            ======          ======
Stockholders' equity:
Preferred stock, no par value, 2,000,000
  shares authorized; none to be issued......      $    --        $    --        $    --           $   --          $    --

 Common stock, $0.10 par value, 8,000,000
    shares authorized, assuming shares
    outstanding as shown(3).................           --             37             44                50              58

Additional paid-in capital(3)...............           --          3,351          3,996             4,643           5,385
Retained earnings...........................        3,712          3,712          3,712             3,712           3,712
Unrealized gain on securities available               (14)           (14)           (14)              (14)            (14)
  for sale, net.............................
Less:
  Common stock acquired by ESOP(4)..........           --           (296)          (348)             (400)           (460)
  Common stock acquired by
    stock programs(5).......................           --           (148)          (174)             (200)           (230)
                                                  -------         ------         ------            ------          ------
Total equity/stockholders' equity...........      $ 3,698        $ 6,642        $ 7,216           $ 7,791         $ 8,451
                                                   ======         ======         ======            ======          ======

------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by Steelton Bancorp and the Association and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See "Risk Factors - Expenses Associated with Stock Benefit Plans Will Reduce Our Earnings" and "Management - Potential Stock Benefit Plans - Stock Options Plans."
(4) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the ESOP shares will be borrowed from Steelton Bancorp. For an estimate of the impact of the loan on earnings, see "Pro Forma Data." The Association intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management - Executive Compensation - Employee Stock Ownership Plan." If the employee stock ownership plan is unable to purchase stock in the conversion due to an oversubscription in the offering by Eligible Account Holders, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity.
 (5) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion. The stock purchased by the stock programs is reflected as a reduction of stockholders' equity. See footnote (2) to the table under "Pro Forma Data." See "Risk Factors - Expenses Associated with Stock Benefit Plans Will Reduce Our Earnings" and "Management - Potential Stock Benefit Plans - Stock Programs."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, net proceeds to Steelton Bancorp are currently estimated to be between $3.4 million and $4.7 million (or $5.4 million if the independent valuation is increased by 15%) based on the following assumptions:

o an amount equal to 8% of the shares issued will be loaned to the ESOP to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the stock programs adopted no sooner than six months following the offering, funded through open market purchases; and

o        expenses of the offering are estimated to be $310,000.


         We have prepared the following table, which sets forth our historical net earnings and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 4.59% for the year ended December 31, 1998, which approximates the yield on a one-year U.S. Treasury bill on December 31, 1998. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 2.94% for the year ended December 31, 1998, based on an effective tax rate of 36%.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on December 31, 1998 and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Steelton Bancorp.
The pro forma data does not predict how much we will earn in the future.

         The following tables summarize historical data of Mechanics Savings and Loan, FSA and pro forma data of Steelton Bancorp at or for the year ended December 31, 1998, based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Steelton Bancorp within one year following the conversion, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Conversion - Effects of Conversion - Liquidation Rights" and "Management - Potential Stock Benefit Plans - Stock Option Plans."


                                                                   At or For the Year Ended December 31, 1998
                                                        ---------------------------------------------------------------

                                                        $3,697,500        $4,350,000       $5,002,500       $5,752,880
                                                        Independent       Independent      Independent      Independent
                                                         Valuation         Valuation        Valuation        Valuation
                                                        -----------       -----------      -----------      -----------

                                                           369,750          435,000          500,250         575,288
                                                           Shares           Shares           Shares           Shares
                                                        -----------       -----------      -----------      -----------
                                                                (Dollars in thousands, except per share amounts)
Gross proceeds......................................      $   3,698       $   4,350        $   5,003        $   5,753
Less expenses.......................................           (310)           (310)            (310)            (310)
                                                           --------        --------         --------         --------
   Estimated net proceeds...........................          3,388           4,040            4,693            5,443
Less ESOP funded by Steelton Bancorp................           (296)           (348)            (400)            (460)
Less stock programs adjustment......................           (148)           (174)            (200)            (230)
                                                           --------        --------         --------         --------
   Estimated investable net proceeds................      $   2,944       $   3,518        $   4,093        $   4,753
                                                           ========        ========         ========         ========
Net Income:
   Historical.......................................      $     100       $     100        $     100        $     100
   Pro forma income on net proceeds.................             87             103              120              140
   Pro forma ESOP adjustments(1)....................            (19)            (22)             (26)             (29)
   Pro forma stock programs adjustment(2)...........            (19)            (22)             (26)             (29)
                                                           --------        --------         --------         --------
   Pro forma net income(1)(3)(4)....................      $     149       $     159        $     168        $     182
                                                           ========        ========         ========         ========
Per share net income
   Historical.......................................      $    0.29       $    0.25        $    0.22        $    0.19
   Pro forma income on net proceeds.................           0.25            0.26             0.26             0.26
   Pro forma ESOP adjustments(1)....................          (0.06)          (0.05)           (0.06)           (0.05)
   Pro forma stock programs adjustment(2)...........          (0.06)          (0.05)           (0.06)           (0.05)
                                                           --------        --------         --------         --------
   Pro forma net income per share(1)(3)(4)..........      $    0.42       $    0.41        $    0.36        $    0.35
                                                           ========        ========         ========         ========
Shares used in calculation of income per share(1)...
Stockholders' equity:
   Historical ......................................      $   3,698       $   3,698        $   3,698        $   3,698
   Estimated net proceeds...........................          3,388           4,040            4,693            5,443
   Less: Common Stock acquired ESOP(1)..............           (296)           (348)            (400)            (460)
   Less: Common Stock acquired by stock
         programs(2)................................           (148)           (174)            (200)            (230)
                                                           --------        --------         --------         --------
   Pro forma stockholders' equity(1)(3)(4)..........      $   6,642       $   7,216        $   7,791        $   8,451
                                                           ========        ========         ========         ========
Stockholders' equity per share:
   Historical.......................................      $   10.00       $    8.50        $    7.39            $6.43
   Estimated net proceeds...........................           9.16            9.29             9.38             9.46
   Less: Common Stock acquired by the ESOP(1).......          (0.80)          (0.80)           (0.80)           (0.80)
   Less: Common stock acquired by stock
         programs(2)................................          (0.40)          (0.40)           (0.40)           (0.40)
                                                           --------        --------         --------         --------
   Pro forma stockholders' equity per share(4)......      $   17.96       $   16.59        $   15.57        $   14.69
                                                           ========        ========         ========         ========
Offering price as a percentage of pro forma
  stockholders' equity per share....................           55.7%           60.3%            64.2%            68.1%
                                                           ========        ========         ========         ========
Offering price to pro forma
  net income per share..............................           23.8X           24.4X            27.8X            28.6X
                                                           ========        ========         ========         ========

Shares used in calculation of earnings per share....        343,128         403,680          464,232          533,867


---------------------
(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Steelton Bancorp. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. The Association intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management -

         Executive Compensation - Employee Stock Ownership Plan." The pro forma net earnings assumes: (i) that the Association's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended December 31, 1998 were made at the end of the period; (ii) that 2,958, 3,480, 4,002, and 4,602 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1998 at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, while all such plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors
         - Expenses Associated and Stock Benefit Plans Will Reduce Our Earnings" for a discussion of possible added costs for the employee stock ownership plan.

(2) Gives effect to the stock programs that may be adopted by the Association following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 14,790, 17,400, 20,010, and 23,012 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Association. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the year ended December 31, 1998 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended December 31, 1998. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing shareholders by approximately 4.5% and pro forma net income per share would be $0.43, $0.39, $0.36 and $0.34 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $17.27, $15.95, $14.98 and $14.13 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management - Potential Stock Benefit Plans - Stock Programs."

(3) The retained earnings of Steelton Bancorp and the Association will continue to be substantially restricted after the conversion. See "Dividend Policy," "The Conversion - Effects of Conversion Liquidation Rights" and "Regulation - Regulation of the Association - Dividends and Other Capital Distribution Limitations."

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plans that may be adopted by the Association following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 36,975, 43,500, 50,025, and 57,529 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of stock pursuant to the exercise of options under the stock option plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.39, $0.36, $0.33, and $0.31, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 1998; pro forma stockholders' equity per share would be $17.24, $15.99, $15.07 and $14.26, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 1998. See "Management - Potential Stock Benefit Plans - Stock Option Plans."

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the Mechanics Savings' historical and pro forma capital position relative to its capital requirements as of December 31, 1998. Pro forma capital levels assume receipt by Mechanics Savings of the net proceeds of the offering and retention by Steelton Bancorp of 50% of the net proceeds, and that the ESOP purchases 8% of the stock sold in the offering, and that 4% of the shares of stock sold in the offering is purchased by the stock programs at the purchase price subsequent to the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Association, see "Regulation - Regulation of the Association - Regulatory Capital Requirements."

                                                                              Pro Forma at December 31, 1998
                                                       -----------------------------------------------------------------------------

                                     Actual, at           $3,697,500           $4,350,000        $5,002,500           $5,752,880
                                  December 31, 1998        Offering             Offering           Offering           Offering(1)
                                 -------------------   ------------------   -----------------  ------------------  -----------------
                                         Percentage            Percentage          Percentage          Percentage         Percentage
                                            of                     of                  of                  of                 of
                                 Amount   Assets(2)    Amount   Assets(2)   Amount  Assets(2)  Amount   Assets(2)  Amount  Assets(2)
                                 ------   ---------    ------   ---------   ------  ---------  ------   ---------  ------  ---------
                                                                        (Dollars in thousands)

GAAP Capital(3)...............  $ 3,698     8.91%     $ 4,948     11.57%   $ 5,196    12.08%   $ 5,445    12.59%    $ 5,730   13.16%
                                 ======     ====       ======     =====     ======    =====     ======    =====      ======   =====

Core Capital:
  Actual or Pro Forma.........  $ 3,712     8.93%     $ 4,962     11.59%   $ 5,210    12.10%   $ 5,459    12.61%    $ 5,744   13.18%
  Required....................    1,662     4.00        1,712      4.00      1,722     4.00      1,732     4.00       1,743    4.00
                                  -----     ----       ------     -----     ------    -----     ------    -----      ------   -----
  Excess......................   $2,050     6.99%     $ 3,250      7.59%   $ 3,488     8.10%   $ 3,727     8.61%    $ 4,001    9.18%
                                  =====     ====       ======     =====     ======    =====     ======    =====      ======   =====

Tier 1 Capital:
  Actual or Pro Forma.........  $ 3,712    18.41%     $ 4,962     23.86%   $ 5,210    24.91%   $ 5,459    25.95%    $ 5,744   27.12%
  Required(4).................      807     4.00          832      4.00        837     4.00        842     4.00         847    4.00
                                  -----     ----       ------     -----     ------    -----     ------    -----      ------   -----
  Excess......................  $ 2,905    14.41%     $ 4,130     19.86%   $ 4,373    20.91%   $ 4,617    21.94%    $ 4,897   23.12%
                                 ======    =====       ======     =====     ======    =====     ======    =====      ======   =====

Risk-Based Capital:
  Actual or Pro Forma(5)(6)...  $ 3,878    19.23%     $ 5,128     24.66%   $ 5,376    25.70%   $ 5,625    26.73%    $ 5,910   27.90%
  Required....................    1,613     8.00        1,663      8.00      1,673     8.00      1,683     8.00       1,695    8.00
                                 ------     ----       ------     -----     ------    -----     ------    -----      ------   -----
  Excess......................  $ 2,265    11.23%     $ 3,465     16.66%   $ 3,703    17.70%   $ 3,942    18.74%    $ 4,215   19.90%
                                 ======    =====       ======     =====     ======    =====     ======    =====      ======   =====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Core capital levels are shown as a percentage of total adjusted assets. Tier 1 and Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized gain on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Regulation of the Association-Regulatory Capital Requirements.
(5)      Assumes  net   proceeds  are  invested  in  assets  that  carry  a  50%
         risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $166,000 at December 31, 1998 and the subtraction of the unrealized loss on available- for-sale securities, net of $14,000.

                        SELECTED FINANCIAL AND OTHER DATA

Selected Financial Data



                                                      At December 31,
                                             -----------------------------------
                                               1998         1997         1996
                                             --------     ---------   ----------
                                                   (Dollars in thousands)
Total Amount of:
   Assets.................................   $41,511       $37,232    $36,527
   Loans receivable, net..................    27,784        32,118     31,667
   Mortgage-backed securities, net(1).....     7,122         1,414        955
   Investment securities(2)...............     2,083           957      1,624
   Cash and cash equivalents..............     2,388           789        858
   Deposits...............................    28,272        23,468     22,908
   FHLB advances..........................     9,257         9,817      9,853
   Retained earnings
     (substantially restricted(3))........     3,698         3,612      3,450

Number of:
   Real estate loans outstanding..........       352           412        449
   Deposit accounts.......................     3,241         2,454      2,241
   Offices................................         2             2          1

-------------------
(1) Includes mortgage-backed securities available for sale of $3.7 million, $0, and $0, respectively.
(2) Includes investment securities available for sale of $299,000, $0, and $0, respectively.
(3) Includes accumulated other comprehensive income (loss) of $(14,000), $0, and $0, respectively.

Summary of Operations



                                             Year Ended December 31,
                                     ----------------------------------------

                                       1998            1997           1996
                                     --------       ----------      ---------
                                                  (In thousands)

Interest and dividend income........  $2,880          $2,831         $2,938
Interest expense....................   1,794           1,775          1,925
                                       -----           -----          -----
  Net interest income...............   1,086           1,056          1,013
Provision for loan losses...........      50              12             18
                                       -----           -----          -----
  Net interest income after
   provision for loan losses........   1,036           1,044            995
Non-interest income.................     175             121             57
                                       -----           -----          -----
Non-interest expenses...............   1,092             923            903(1)
                                       -----           -----          -----
Income before income taxes..........     119             242            149
Provision for income taxes..........      19              79             37
                                       -----           -----          -----
Net income..........................  $  100          $  163         $  112
                                       =====           =====          =====


-----------------
(1)      Includes  a  non-recurring  expense  of  $155,000  for the  year  ended
         December  31,  1996  for  a  one-time  deposit   insurance  premium  to
         recapitalize the SAIF.

Selected Financial Ratios




                                                                              At or For the Year Ended
                                                                                    December 31,
                                                                 ------------------------------------------------
                                                                      1998              1997              1996
                                                                 ---------------   ---------------   ------------
  Return on average assets (net income
    divided by average total assets)..........................          0.25%             0.43%            0.27%

  Return on average equity (net income
    divided by average equity)................................          2.77              4.62             3.33

  Average equity to average assets ratios
    (average equity divided by average total assets)..........          9.14              9.41             9.03

  Equity to assets at period end..............................          8.91              9.70             9.43

  Net interest rate spread....................................          2.58              2.56             2.33

  Net yield on average interest-earnings assets...............          2.88              2.93             2.79

  Non-performing assets to total assets.......................          0.78              1.59             0.57

  Average interest-earning assets to average
    interest-bearing liabilities..............................        106.37            107.68           108.12

  Net interest income after provision for loan losses,
    to total other expenses.................................           94.89            113.00           110.07

  Non-performing loans to total loans.........................          1.16              1.84             0.65


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         Management's discussion and analysis of Mechanics Savings and Loan, FSA's financial condition and results of operations is intended to provide assistance and understanding of the Association's financial condition and results of operations. The information in this section should be read with the consolidated financial statements and the notes to consolidated financial statements beginning at page F-2.

         The Association's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Association's noninterest income consists primarily of fees and service charges. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees and federal deposit insurance premiums. The Association's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Forward - Looking Statements

         This document contains statements that project the future operations of Steelton Bancorp which involve risks and uncertainties. Steelton Bancorp's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page ____ of this document.

Business Strategy

         The Association's business strategy has been to operate as a well-capitalized independent community savings association dedicated to providing quality service at competitive prices. Generally, the Association has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one- to four- family residential real estate located in the Association's market area, home equity and second mortgage loans, mortgage-backed securities, state and local government obligations, and U.S. Government and agency obligations.

         Management believes that the Association benefits from its ability to quickly and effectively provide personal service tailored to customer needs and inquiries, in comparison to many of its local competitors. In 1997, the Association enhanced its capabilities as a full service community association with the issuance of debit cards and the installation of Steelton's first 24-hour full-service ATM at the Association's main office. A second ATM was installed at the Association's branch office, which opened in October, 1997.

         To the extent that new deposits have exceeded loan originations, the Association has invested these deposits primarily in mortgage-backed securities, particularly adjustable rate mortgage-backed securities. In addition, the Association has increased its focus on refinancing mortgage loans and consumer lending, including home equity loans.

         While management intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages, the additional capital provided by the offering will allow the Association to take the following steps to achieve greater growth and profitability. Specifically, the Association intends to:

o increase its percentage of commercial real estate and consumer loans and commercial deposit accounts, among other products;

o expand the Association's main office, including purchasing land to be used as a parking lot and installing drive-through facilities; and

o invest in appropriate technology that will enable the Association to serve its customers effectively, including telephone banking services.


         By seeking to broaden the range of its products and services offered, the Association believes it will offset the declining margins in the competitive market for one- to four-family residential mortgage loans.

Analysis of Net Interest Income

         The Association's earnings have historically depended primarily upon the Association's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on the Association's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the relative amounts of its interest-earnings assets and interest-bearing liabilities.

         Average Balance Sheet. The following table sets forth certain information relating to the Association at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Similar information is provided as of December 31, 1998. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.


                                             At December 31,                             Year Ended December 31,
                                         -------------------------   ---------------------------------------------------------------
                                                  1998                           1998                             1997
                                         -------------------------   --------------------------------  -----------------------------
                                                          Average    Average                 Average   Average              Average
                                         Balance        Yield/Cost   Balance    Interest   Yield/Cost  Balance  Interest  Yield/Cost
                                         -------        ----------   -------    --------   ----------  -------  --------  ----------
                                                                                (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1).....................   $27,784         9.13%    $29,889     $2,537      8.49%      $32,131 $2,657      .27%
 Investment securities...................     9,204         2.82       5,660        259      4.58         2,424    111     4.56
 Other interest-earning assets...........     2,519         3.33       2,203         84      3.81         1,484     63     4.25
                                             ------                  -------      -----                  ------  -----
    Total interest-earning assets........    39,507         7.29      37,752      2,880      7.63        36,039  2,831     7.86
                                             ------                  -------      -----                  ------  -----
Non-interest-earning assets..............     2,004                    1,800                              1,444
                                             ------                   ------                             ------
  Total assets...........................   $41,511                  $39,552                            $37,483
                                             ======                   ======                             ======
Interest-bearing liabilities:
 NOW and commercial checking.............   $ 2,290         0.56     $ 1,936         16      0.82       $ 1,273     13     1.02
 Money market accounts...................     1,606         1.83       1,389         34      2.43         1,094     29     2.65
 Savings accounts........................     3,960         2.46       3,670         97      2.65         3,147     84     2.67
 Certificates of deposit.................    20,416         5.22      18,351      1,066      5.81        17,388  1,028     5.91
 Other liabilities.......................     9,257         6.71      10,147        581      5.72        10,568    621     5.88
                                             ------                  -------      -----                  ------  -----
  Total interest-bearing liabilities.....    37,530         4.78      35,493      1,794      5.05        33,470  1,775     5.30
                                             ------                  -------      -----                  ------  -----
Non-interest-bearing liabilities.........       283                      443                                485
                                             ------                   ------                             ------
 Total liabilities.......................    37,813                   35,936                             33,955
                                             ------                   ------                             ------
Equity...................................     3,698                    3,616                              3,528
                                             ------                   ------                             ------
 Total liabilities and equity............   $41,511                  $39,552                            $37,483
                                             ------                   ------                             ------
Net interest income......................                                        $1,086                         $1,056
                                                                                  =====                          =====
Interest rate spread(2)..................                   2.51%                            2.58%                         2.56%
                                                            ====                             ====                          ====
Net yield on interest-earning assets(3)..                   2.75%                            2.88%                         2.93%
                                                            ====                             ====                          ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities.                   1.05X                            1.06X                         1.08X
                                                            ====                             ====                          ====

--------------------------------
(1)  Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the Association's interest-bearing assets and interest-bearing liabilities influence the Association's net interest income. The following table reflects the sensitivity of the Association's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume);
(3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.



                                               Year Ended December 31,
                                        ----------------------------------------
                                                   1998 vs. 1997
                                                Increase (Decrease)
                                                      Due to
                                        ----------------------------------------
                                                          Rate/
                                            Volume    Rate     Volume     Net
                                            ------    ----     ------     ---
                                                   (In thousands)
Income:
 Loans receivable ......................    $(185)    $  70     $  (5)    $(120)
 Mortgage-backed securities
 Investment securities .................      148      --           1       149
 Other interest earning assets .........       31        (7)       (3)       21
                                            -----     -----     -----     -----
  Total interest-earning assets ........    $  (6)    $  63     $  (7)    $  50
                                            =====     =====     =====     =====
Interest expense:
Commercial checking and NOW
accounts ...............................        7        (2)       (1)        4
Savings accounts .......................       14      --        --          14
Money market accounts ..................        8        (3)       (1)        4
Certificates of deposit ................       57       (18)       (1)       38
Other liabilities ......................      (25)      (16)        1       (40)
                                            -----     -----     -----     -----
 Total interest bearing
  liabilities ..........................    $  61     $ (39)    $  (2)    $  20
                                            =====     =====     =====     =====
Net change in interest income ..........    $ (67)    $ 102     $  (5)    $  30
                                            =====     =====     =====     =====

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of the Association's assets and liabilities are sensitive to changes in interest rates, the Association's most significant form of market risk is interest rate risk, or changes in interest rates. The Association, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Association have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         The Board of Directors has established an asset/liability committee which consists of the Association's executive vice president, senior vice president, chief financial officer and two members of the Board of Directors. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics.

         To reduce the effect of interest rate changes on net interest income the Association has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (a) the Association seeks to originate commercial real-estate and consumer loans with adjustable rate features or fixed rate loans with short maturities; (b) the Association seeks to lengthen the maturities of its liabilities when deemed cost effective through the pricing and promotion of certificates of deposit and utilization of FHLB advances; (c) the Association seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (d) the Association seeks, when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have annual interest rate adjustments. The Association also maintains an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         The Association has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. In the past year, the Association's level of demand deposits has increased significantly. At December 31, 1998, the Association had approximately 25% of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Association to offset the impact of rising rates in other deposit accounts.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Association's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Association uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 400 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

         The following table presents the Association's NPV as of December 31, 1998. The NPV was calculated by the OTS, based on information provided by the Association.

               Net Portfolio Value ("NPV")   NPV as % of Present Value of Assets
               ---------------------------   -----------------------------------
    Change                                                         Basis Point
   in Rates    $ Amount      $ Change       % Change   NPV Ratio     Change
   --------    --------      --------       --------   ---------     ------
                               (Dollars in thousands)
   +400 bp      $1,821        -2,579          -59 %     4.77 %       -560 bp
   +300 bp      2,584         -1,816          -41 %     6.57 %       -380 bp
   +200 bp      3,323         -1,077          -24 %     8.21 %       -216 bp
   +100 bp      3,966         -434            -10 %     9.54 %       -82 bp
      0 bp      4,400                                   10.37 %
   -100 bp      4,592          192             +4 %     10.65 %      +29 bp
   -200 bp      4,724          324             +7 %     10.80 %      +44 bp
   -300 bp      4,928          528            +12 %     11.09 %      +72 bp
   -400 bp      5,085          685            +16 %     11.27 %      +90 bp


         Future interest rates or their effects on NPV or net interest income are not predictable. Nevertheless, the Association's management does not expect current interest rates to have a material adverse effect on the Association's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Comparison of Financial Condition at December 31, 1998 and 1997

         Assets. Total assets increased $4.3 million, or 11.6%, to $41.5 million at December 31, 1998 from $37.2 million at December 31, 1997. The increase in total assets resulted primarily from: a $5.7 million increase in mortgage-backed securities, a $1.6 million increase in cash and cash equivalents, and a $1.1 million increase in investment securities, partially offset by a reduction of $4.3 million in net loans outstanding. The Association purchased adjustable-rate mortgage-backed securities during 1998 as part of its interest rate risk management. Loans receivable decreased due to continued refinancings. The Association's increase in investment and mortgage-backed securities outpaced its loan originations as the Association purchased adjustable rate mortgage-backed securities and obligations of local and state governments as part of the Association's interest rate risk management and tax strategies, respectively.

         Liabilities. Total liabilities increased $4.2 million, or 12.5%, to $37.8 million at December 31, 1998 from $33.6 million at December 31, 1997. The increase in total liabilities resulted primarily from a $4.8 million increase in deposits, primarily demand deposits, partially offset by a decrease in FHLB advances of $600,000. The increase in deposits is primarily attributable to the opening of the Woodridge branch office in October, 1997 as well as increased emphasis on checking and over 55 savings account programs.

         Equity. The increase in the Association's equity reflects the $100,000 in net income for the year ended December 31, 1998 offset somewhat by an increase of $14,000 in unrealized losses on investments available for sale, net of tax.

Liquidity and Capital Resources

         The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         Asset liquidity is provided through loan repayments and the management of maturity distributions for loans and securities. An important aspect of liquidity lies in maintaining sufficient levels of loans and mortgage-backed securities that generate monthly cash flows.

         Net cash provided by the Association's operations for 1998 was $47,000, compared to net cash provided by its operating activities of $264,000 for 1997.

         Net cash used for the Association's investing activities (i.e., cash disbursed, primarily for investment securities and mortgage-backed securities portfolios and the Association's loan portfolio) totaled $2.7 million for 1998, an increase of $1.8 million from 1997.

         Net cash provided by our financing activities (i.e., cash receipts from our net increases in deposits) totaled $4.2 million in 1998, compared to net cash provided by financing activities totaling $500,000 in 1997.

         The Association is subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation - Regulation of the Association - Regulatory Capital Requirements."

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Association's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have such an effect.

Comparison of Operating Results for Year Ended December 31, 1998 to Year Ended December 31, 1997

         Net Income. Net income for 1998 decreased 39% to $100,000 compared to net income of $163,000 for 1997. The decrease is attributable in part to a $38,000 increase in provision for loan losses and an increase of $168,000 in non-interest expenses, partially offset by an increase in non-interest income of $54,000.

         Net Interest Income. Net interest income increased 30,000, or 2.7%, in 1998 compared to 1997. This increase resulted from a increase in interest income of $49,000 which was partially offset by an increase in interest expense of $19,000.

         Interest Income. Total interest income increased $49,000, or 1.7%, in 1998 compared to 1997, as a result of a $1.7 million increase in average interest-earning assets, principally mortgage-backed securities, partially offset by a decrease of 32 basis points in the average interest rates earned. Interest income on loans decreased by $120,000 to $2.5 million for 1998 from $2.6 million for 1997 due primarily to a $2.2 million decrease in the average balance of loans. The average yield on loans, however, increased by 22 basis points from 8.27% for 1997 to 8.49% for 1998 due to increased yields on the Association's adjustable rate portfolio and a slight increase in consumer loans. Interest income on investment securities increased by $148,000 primarily due to a $3.2 million increase in the average balance as excess liquidity was invested in obligations of states and local governments to take advantage of the lower taxes on such investments.

         Interest Expense. Total interest expense increased by $19,000 in 1998, as a result of an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased to $35.5 million for 1998 from $33.5 million for 1997. The increase is partly attributable to the opening of the Woodridge branch. The average interest rate paid on interest-bearing liabilities was 5.05% for 1998 compared to 5.30% for 1997, a decrease of 25 basis points. The decrease in rates paid on interest-bearing liabilities reflects market rates. Total interest expense increased $19,000 to $1.8 million for 1998. This increase was a result of an increase of $2.0 million in the average balance of interest-bearing liabilities to $35.0 million in 1998 from $33.0 million in 1997 partially offset by a decrease of 25 basis points in the average rate to 5.05% in 1998 from 5.30% in 1997.

         Provision for Loan Losses. The Association attempts to provide a reserve for future losses by maintaining general reserves. The Association sets reserve levels based on the general level of loan delinquency, an evaluation of the level of risk by type of loan, and an evaluation of the general economic conditions as estimated by management. The provision for loan losses was $50,000 at December 31, 1998 compared to $12,000 at December 31, 1997. The increase in the provision for loan losses relates primarily to management's assessment of the mix of its loan portfolio, particularly the increase in commercial loans and due to a reevaluation of loan loss reserves for FHA Title I loans purchased by the Association. The allowance for loan losses increased from $126,000 at December 31, 1997 to $166,000 at December 31, 1998. The current allowance represents 0.60% of total loans outstanding at December 31, 1998. The Association had net charge-offs of $10,000 for the year ended December 31, 1998 compared to net charge-offs of $5,000 for the year ended December 31, 1997. See "Business of the Association -- Non-Performing Loans and Problem Assets." The Association monitors its loan portfolio on a continuing basis and intends to continue to provide for loan losses based on its ongoing review of the loan portfolio and general market conditions.

         Other Income. Other income, primarily fees and service charges increased $54,000, or 30.8% from 1997 to 1998. This increase reflects the Association's continuing emphasis on charging appropriate fees for its services. The Association continues to review its products with a goal to increase sources of non-interest income, including fees and service charges.

         Other Expense. Other expense increased by $168,000 to $1.1 million for 1998 from $900,000 for 1997 primarily due to an increase in compensation and employee benefits, an average 5% increase in salary adjustments, and a full year of staff cost and other costs, including occupancy, telephone, and supplies, associated with the Association's new branch that opened in October 1997.

         The Board of Directors and management analyzed the potential effect of each of these expenditures prior to approval and believe that these expenditures will have an overall positive effect on Steelton Bancorp's franchise and shareholder value, but also realize that the expenditures will depress profitability ratios in the short term. The Board of Directors and management also expect that both interest income and fee income will increase as a result of the new branch office and new employees. However, it is not possible to precisely estimate such revenue increases, if any, at this time.

         Statements concerning future performance, developments, or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

         Steelton Bancorp expects increased expenses in the future as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and the adoption of the directors and executive retirement plans, as well as increased costs associated with being a public company (e.g., periodic reporting, annual meeting materials, transfer agent, and professional fees).

         Provision for Income Taxes. Provision for income taxes decreased by $60,000 from $79,000 in 1997 to $19,000 in 1998, due to reduced earnings and deferred taxes.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information (Statement No. 131)," which changes the way public companies report information about segments of their business and requires them to report selected segment information in their quarterly reports issued to stockholders. Among other things, Statement No. 131 requires public companies to report (1) certain financial and descriptive information about its reportable operating segments (as defined), and (2) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. Statement No. 131 is effective for reporting by public companies in fiscal years beginning after December 15, 1997 and, accordingly, would be adopted by the Association upon completion of its conversion. Statement No. 131 is not expected to have a significant impact on the Association's financial reporting.

         In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other
Postretirement Benefits." This statement addresses disclosures only. The disclosure requirements of SFAS No. 132 are effective for fiscal years beginning after December 15, 1997 and have had no impact on the financial condition or operations of the Association.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133). Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this

Statement should be as of the beginning of an entity's fiscal quarter, on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of Statement No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods. Statement No. 133 is not expected to have a material impact on the Association's consolidated financial statement presentations.

Year 2000 Readiness Disclosure

         Rapid and accurate data processing is essential to the Association's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data.

         The following discussion of the implications of the year 2000 problem for the Association, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Association plans to complete the internal year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Association or Steelton Bancorp.

         The Association places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Association is assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse affect on the Association.

         The Association's Year 2000 Plan (the "Plan") was presented to the Board of Directors in December, 1997. The Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of Year 2000 on Computer Systems." The Year 2000 Committee is responsible for the Plan with the Board of Directors receiving Year 2000 progress reports on no less than a quarterly basis. Our primary operating systems, as provided by a third party service bureau ("External Provider"), have been tested satisfactorily. The main hardware and software used to serve our customer base and maintain the customer transaction histories and company accounting records are currently operating on Year 2000 compliant systems.

         An OTS on-site examination was conducted in December, 1998 and based upon the examination results, the Association was progressing satisfactorily towards completing the Plan requirements.

         The primary operating software for the Association is the External Provider. The Association is maintaining ongoing contact with this vendor so that modification of the software for Year 2000 readiness is a top priority. The Association has performed significant testing of the software utilized by the External Provider with successful results. The External Provider has represented that the software currently being utilized for the Association's current operations is Year 2000 compliant.

         The Association has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to the Association that they expect to be Year 2000 compliant prior to the Year 2000. The Association is in the process of contacting all significant customers and non-information technology suppliers (i.e. utility systems, telephone systems, etc.), regarding their year 2000 state of readiness.

         The Association has identified three vendors and systems as mission critical, each of which is 95% Year 2000 compliant. The only critical vendors that have not confirmed that they are Year 2000 compliant are the utility companies and some of our correspondent banks.

         Testing has been completed on the most significant vendor applications, except the utilities as noted above, however, final testing remains on a few critical applications. This final testing, and development of contingency plans, is expected to be completed for all critical and important applications and services by June 30, 1999. Most of the items identified as minor are services that are performed by outside vendors. We have received communication from these vendors indicating they will be in compliance for Year 2000 without any disruption in service. Appropriate testing, if possible, and any related contingency plans would be performed in the second and third quarter of 1999.

         We are unable to test the Year 2000 readiness of our significant suppliers of utilities. We are relying on the utility companies' internal testing and representations to provide the required services that drive our data systems.

         Software provided by our External Provider is supported by a contractual agreement that states the software will be Year 2000 compliant prior to January 1, 2000. The contracts for our other systems and services do not contain similar statements since they have longer terms and were not subject to specific contract negotiation in the past few years.

         All non-information technology providers that were identified have been contacted. They have assured us that the Year 2000 will not be an issue or that the issue will be satisfactorily resolved prior to the end of 1999.

         If the Plan fails to significantly address the Year 2000 issues of the Association, the following, among other things, could negatively affect the
Association:

         (a) utility service companies may be unable to provide the necessary service to drive our data systems or provide sufficient sanitary conditions for our offices;
         (b) our primary software provider could have a major malfunction in its system or their service could be disrupted due to its utility providers, or some combination of the two; or
         (c)      the Association may have to transact its business manually.

         The Association will attempt to monitor these uncertainties by continuing to request an update on all critical and important vendors throughout the remainder of 1999. If the Association identifies any concern related to any critical or important vendor, the contingency plans will be implemented immediately to assure continued service to the Association's customers.

         Costs will be incurred to replace certain non-compliant software and hardware. The Association does not anticipate that direct costs for renovating or replacing non-compliant hardware and software will exceed $50,000, of which approximately $25,000 had been expended as of

December 31, 1998. No assurance can be given that the Year 2000 Plan will be completed successfully by the Year 2000, in which event the Association could incur significant costs. If the External Provider fails to maintain its system in compliant state or incurs other obstacles prior to Year 2000, the Association would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the consolidated financial statements of the Association.

         Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the External Provider, testing plans, and all vendors, suppliers and customer readiness.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Association, such as customers, vendors, payment system providers and other financial institution, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Association.

Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

                       BUSINESS OF STEELTON BANCORP, INC.

         Upon consummation of the conversion we will own all of the stock of the Association. We have not engaged in any significant business to date. Prior to the conversion, we will not transact any material business. We will invest our initial capitalization as discussed in the "Use of Proceeds" section. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for such activities. Initially, we will not maintain offices separate from those of the Association or employ any persons other than the Association's officers. Officers of Steelton Bancorp will not be separately compensated for such service.

                   BUSINESS OF MECHANICS SAVINGS AND LOAN, FSA

General

         The Association provides retail banking services, with an emphasis on one- to four-family residential mortgage loans, home equity loans and lines of credit and other consumer loans as well as certificates of deposit, checking accounts and savings accounts. In addition, to a much lesser extent, the Association originates commercial real estate loans within its market area. At December 31, 1998, the Association had total assets, deposits, and equity of $41.5 million, $28.3 million, and $3.7 million, respectively.

         The Association attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Association's lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits and FHLB advances.

Market Area and Competition

         The Association operates from its main office in Steelton and one branch office in Lower Swatara Township. Both locations are in Dauphin County which is situated in central Pennsylvania. The Association's primary market area is the southern half of Dauphin County. As neighboring cities of Harrisburg, the state capital, both Steelton and Lower Swatara Township benefit from their proximity to the state government, one of the largest employers in the state. There are approximately 43,000 residents and 18,000 households within the Association's primary market area.

         Although once heavily dependent on the steel industry, central Pennsylvania has undergone a successful restructuring over the past decade. The economic base is now more diverse and includes the government, manufacturing, tourism and transportation.

         The Association faces strong competition in its primary market area for the attraction of retail deposits and in the origination of loans. The Association's most direct competition for deposits has historically come from commercial banks, other thrift institutions, and credit unions operating in its primary market area. The Association's competition for loans also comes from banks, other thrifts, and credit unions, in addition to mortgage bankers and brokers. The Association's market area can be characterized as a market with moderate incomes and increasing wealth, representing an attractive market that can be served by a community financial institution such as the Association.

Lending Activities

         General. The Association primarily originates one- to four-family residential real estate loans and, to a lesser extent consumer loans, commercial real estate loans, construction loans and other loans. Management attributes the Association's increasing focus on consumer loans to the attractive features of these types of loans, including shorter maturities and greater interest yields as compared to residential mortgage loans. The Association's commercial real estate loans consist primarily of mortgage loans secured by multi-family properties, commercial office/retail space, and space occupied by local fraternal, church or service organizations. The Association's construction loans consist of loans to local builders for the construction of single-family homes.

     Loan Portfolio Composition. The following table analyzes the composition of the Association's loan portfolio by loan category at the dates indicated.

                                                                  At December 31,
                                                           1998                        1997
                                                   -------------------        ---------------------
                                                     $            %            $              %
                                                   -----        ------        ------         ------
                                                                (Dollars in thousands)
Type of Loans:

Real estate:
  1-4 family.................................    $23,537         83.52%      $28,310         86.80%
  Non-residential............................        764          2.72           838          2.57
Consumer loans:
  Home equity and second mortgage loans......      3,234         11.47         2,969          9.10
  Share loans................................        277          0.98           363          1.11
  Other(1)...................................        289          1.03           137          0.42
Commercial (business) loans..................         79          0.28            --            --
                                                  ------        ------        ------        ------
Total loans..................................     28,181        100.00%       32,617        100.00%
                                                  ======        ======        ======        ======
Less:
  Loans in process(2)........................         51                         138
  Deferred loan origination fees and costs...        180                         234
  Allowance for loan losses..................        166                         127
                                                  ------                      ------
Total loans, net.............................    $27,784                     $32,118
                                                  ======                      ======

--------------------
(1) Consists of personal secured, auto secured, credit card loans, and premiums on loans purchased.
(2)      Relates to construction loans.

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of Association's loan portfolio at December 31, 1998. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.

                                                      Home
                         1-4 Family       Non      Equity and
                         Real Estate   Residential   Second     Other   Commercial
                         Mortgage(1)   Real Estate  Mortgages  Consumer  Business      Total
                         -----------   -----------  ---------  --------  --------      -----
Non-performing .........   $    223    $     55   $     44    $   --      $   --      $    322

Amounts Due:
Within 3 months ........        600        --          135          17        --           752
3 months to 1 Year .....      2,379        --          137         117        --         2,633
After 1 year:
 1 to 3 years ..........      2,143         230        265         132        --         2,770
 3 to 5 years ..........        148        --          254         140          79         621
 5 to 10 years .........        596         231      1,400          63        --         2,290
10 to 20 years .........      4,962         249        999          97        --         6,307
Over 20 years ..........     12,486        --         --          --          --        12,486
                           --------    --------   --------    --------    --------    --------
Total due after one year     20,335         710      2,918         432          79      24,474
                           --------    --------   --------    --------    --------    --------
Total amount due .......     23,537         765      3,234         566          79      28,181
Less:
Allowance for loan loss         (96)       --          (57)         (5)         (8)       (166)
Loans in process .......        (51)       --         --          --          --           (51)
Deferred loan fees .....       (180)       --         --          --          --          (180)
                           --------    --------   --------    --------    --------    --------
Loans receivable, net ..   $ 23,210    $    765   $  3,177    $    561    $     71    $ 27,784
                           ========    ========   ========    ========    ========    ========


(1)      Includes mortgage-backed securities and construction loans.


         The following table sets forth the dollar amount of all loans due after December 31, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                   Floating or
                                Fixed Rates      Adjustable Rates       Total
                                -----------      ----------------       -----
                                                 (In thousands)
One-to-four family...........        $ 17,480      $ 5,591          $ 23,071
Non-residential real estate..             537          173               710
Home Equity and Second
  Mortgages..................           2,918           --             2,918
Other consumer...............             431           --               431
Commercial (Business)........              79           --                79
                                      -------       ------           -------
  Total......................        $ 21,445      $ 5,764          $ 27,209
                                      =======       ======           =======

         Residential Lending. The Association's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in the Association's market area. The Association generally originates single-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring private mortgage insurance. The Association will originate a mortgage loan in an amount up to 97% of the lesser of the appraised value or selling price of a mortgaged property, however, private mortgage insurance for the borrower is required on the amount financed in excess of 80%. For multi-family and commercial properties, the Association will originate a mortgage loan in an amount up to 75% of the lesser of the appraised value or selling price.

         The Association originates both fixed rate and adjustable rate mortgage loans. The majority of the mortgage loans are fixed rate loans with terms of 30 years, however the Association also originates a significant amount of loans with terms of 15 years. Adjustable rate mortgage loans are tied to the 1-year U.S. Treasury Security Index or the 3-year Treasury Security Index. The Association has originated adjustable rate mortgage loans since 1988.

         The Association generally makes its fixed rate mortgage loans to meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC") but also makes non-conforming loans. While the Association is an approved FHLMC seller/servicer, it has not sold any mortgage loans in the secondary mortgage market for the three-year period ended December 31, 1998. The Association may in the future sell fixed rate mortgage loans in the secondary market, as markets and the Association's own portfolio needs dictate.

         Substantially all of the Association's residential mortgages include "due on sale" clauses, which are provisions giving the Association the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property appraisals on real estate securing the Association's single-family residential loans are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Association obtains title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Construction Lending. The Association engages in lending including loans to qualified borrowers for construction of single-family residential properties in the Association's market area. Construction loans are made to builders on a speculative basis and to owners for construction of their primary residence on a construction/permanent basis. The Association is a limited lender to local builders engaged in the construction of single-family homes. The Association limits residential construction loans to not more than two units per builder and has never had more than seven construction loans outstanding an any on time. At December 31, 1998, the Association had three construction loans outstanding.

         Construction lending is generally considered to involve a higher degree of credit risk than long term financing of residential properties. The Association's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Association may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

         Consumer Loans. As of December 31, 1998, consumer loans amounted to $3.8 million or 13.6% of the Association's total loan portfolio and consisted primarily of home equity loans and FHA Title I home improvement loans. To a lesser extent, the Association originates personal loans (secured and unsecured), savings secured loans (share loans), auto loans, and credit card loans. Consumer loans are originated in the Association's market area and have maturities of up to 15 years. For share loans, the Association will lend up to 90% of the account balance.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

         Consumer loans entail greater risks than one- to four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In such cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Even for consumer loans secured by real estate the risk to the Association is greater than that inherent in the single family loan portfolio in that the security for consumer loans is generally not the first lien on the property and ultimate collection of amounts due may be dependent on whether any value remains after collection by a holder with a higher priority than the Association. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

         The underwriting standards employed by the Association for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

         Commercial Real Estate and Other Loans. The Association originates a limited number of commercial real estate mortgage loans, including loans on multi-family dwellings, retail/service space, and space occupied by local fraternal, church or service organizations. The Association requires no less than 25% downpayment or equity for commercial real estate mortgage loans. The average loan size is approximately $150,000. Typically these loans are made with adjustable rates of interest with terms of up to 20 years. Essentially all originated commercial real estate loans are within the Association's market area and all are within the Commonwealth of Pennsylvania. As of December 31, 1998, the Association had commercial real estate loans, totalling $765,000 or 2.7% of the Association's total loan portfolio. The Association's largest commercial real estate loan had a balance of $239,000 on December 31, 1998 and was secured by a multi-family apartment building located in the Association's market area.

         Commercial real estate loans, including multi-family loans, generally are deemed to entail significantly greater risk than that which is involved with single family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the commercial real estate and the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. As of December 31, 1998, the Association's largest aggregation of loans to one borrower was $323,000 consisting of seven loans primarily secured by single-family residential rental units in Middletown and Lititz, Pennsylvania, which was within the Association's legal lending limit to one borrower of $556,886 at such date. At December 31, 1998, the loans were current. The increase in the capital of the Association from this offering will increase its lending limit.

         Loan Solicitation and Processing. The Association's customary sources of mortgage loan applications include repeat customers, walk-ins, and referrals from home builders and real estate brokers.

         Upon receipt of any loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, the Executive Committee of the Board of Directors analyzes the loan applications and the property involved and approves all mortgage loans in amounts above $30,000. The Executive Vice President, Mr. Harold E. Stremmel, and the Senior Vice President, Mr. James S. Nelson, have authority to jointly approve mortgage loans in amounts up to $30,000. The Executive Committee ratifies most loans below $30,000 approved by Mr. Stremmel and Mr. Nelson. Individually, Messrs. Stremmel and Nelson have the authority to approve consumer loans in amounts up to $15,000. The Executive Committee approves consumer loans in amount above $30,000. The full Board of Directors ratifies all loans.

         Loan applicants are promptly notified of the decision of the Association by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged to the Association, tax escrow and the notice of requirement of insurance coverage to be maintained to protect the Association's interest.

         Loan Commitments. The Association gives written commitments to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 30 days of the date of the issuance. The total amount of the Association's commitments to extend credit as of December 31, 1998, was $275,000.

         Loan Origination and Other Fees. In addition to interest earned on loans, the Association receives loan origination and commitment fees for originating or purchasing certain loans. The Association generally receives between two and three points on mortgage loans originated.

         The Association also receives other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications.
These fees and charges have not constituted a material source of income.

Non-performing Loans and Problem Assets

         Collection Procedures. The Association's collection procedures provide that when a loan is 10 to 20 days delinquent, the borrower is notified by mail. If the loan becomes 45 days delinquent, the borrower is sent a written delinquent notice requiring payment. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. In certain instances, the Association may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and the Association attempts to work with the borrower to establish a repayment schedule to cure the delinquency. As to mortgage loans, if the borrower is unable to cure the delinquency or reach a payment agreement with the Association within 90 days, the Association will institute foreclosure actions. If a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Association may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold or otherwise disposed of by the Association. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than 90 days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At December 31, 1998, the Association had $322,000 of loans that were held on a non-accrual basis.

         Non-Performing Assets. The following table provides information regarding the Association's non-performing loans and other non-performing assets as of the end of each of the last three fiscal years. As of each of the dates indicated, the Association did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 114.

                                                                     At December 31,
                                                                 ---------------------
                                                                   1998    1997   1996
                                                                   ----    ----   ----
                                                                 (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  1-4 family residential real estate ...........................   $223    $236   $ --
  Non-residential ..............................................     55     292     --
Non-mortgage loans:
  Home equity and second mortgages .............................     44       7     --
  Other consumer ...............................................     --       8     --
  Commercial (business) ........................................     --      --     --
                                                                    ---     ---    ---
Total ..........................................................   $322    $543   $ --
                                                                    ===     ===    ===

Accruing loans which are contractually past due 90 days or more:
Mortgage loans:
  1-4 family residential real estate ...........................   $ --    $ 42    $ 65
  Non-residential ..............................................     --      --      57
Non-mortgage loans:
  Home equity and second mortgages .............................     --      --      --
  Other consumer ...............................................     --       6      58
                                                                    ===     ===     ===
Total ..........................................................   $ --    $ 48    $180
                                                                    ===     ===     ===
Total non-accrual and accrual loans ............................   $322    $591    $180
                                                                    ===     ===     ===
Real estate owned ..............................................   $ --    $ --    $ 27
                                                                    ===     ===     ===
Other non-performing assets ....................................   $ --    $ --    $ --
                                                                    ===     ===     ===
Total non-performing assets ....................................   $322    $591    $207
                                                                   ====    ====    ====
Total non-accrual and accrual loans to net loans ...............   1.16%   1.84%   0.65%
                                                                   ====    ====    ====
Total non-accrual and accrual loans to total assets ............   0.78%   1.59%   0.49%
                                                                   ====    ====    ====
Total non-performing assets to total assets ....................   0.78%   1.59%   0.57%
                                                                   ====    ====    ====


         During the year ended December 31, 1998, approximately $7,000 of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current according to the original loan agreements for the entire period. These amounts were not included in the Association's interest income for the respective periods. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the same periods was insignificant during December 31, 1998.

         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is to be charged-off. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management.

         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process.

                                                        At
                                                   December 31,
                                                       1998
                                                  (In thousands)

Special mention.............................           $  --
Substandard.................................             291
Doubtful....................................              --
Loss........................................              --
                                                        ----
  Total.....................................           $ 291
                                                        ====

         Allowance for Loan Losses. The Association segregates the loan portfolio for loan losses into the following broad categories: residential real estate, commercial real estate, and consumer loans. The Association provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses and other factors. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as:

o      trends in delinquencies and nonaccruals;
o      trends in volume, terms and portfolio mix;
o      new credit products;
o      changes in lending policies and procedures;
o      changes in the outlook for the local, regional and national economy; and
o      peer group comparisons.

         At least quarterly, the Association's management evaluates the need to establish reserves against losses on loans and other assets based on estimated losses on specific loans and on any real estate held for sale or investment when a finding is made that a loss is estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters: (1) the estimated market value of the underlying collateral of problem loans, (2) prior loss experience,
(3) economic conditions and (4) overall portfolio quality.

         Provisions for losses are charged against earnings in the period they are established. The Association had $166,000 in allowances for loan losses at December 31, 1998.

         While the Association believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to significantly increase its allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause the Association to significantly increase its allowance for loans losses, therefore negatively affecting the Association's financial condition and earnings.

         In making loans, the Association recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

         It is the Association's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Association maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to the Association's allowance for loan losses at the dates indicated:

                                                          At December 31,
                                                    ---------------------------
                                                    1998                 1997
                                                    ----                 ----
                                                      (Dollars in thousands)

Total loans outstanding (net)...................     $27,784           $32,118
                                                      ======            ======
Average loans outstanding.......................      29,889            32,131
                                                      ======            ======
Allowance balances (at beginning of period).....         126               119
Provision (credit):
  1-4 family residential........................          30                --
  Non-residential real estate...................           8                --
  Consumer......................................          12                12
Net Charge-offs (recoveries):
  1-4 family residential........................          --                 4
  Non-residential real estate...................          --                --
  Consumer......................................          10                 1
  Commercial (business).........................          --                --
                                                      ------            ------
Allowance balance (at end of period)............     $   166           $   126
                                                      ======            ======
Allowance for loan losses as a percent
  of total loans outstanding....................         .60%              .39%
Net loans charged off as a percent
  of average loans outstanding..................         .04%               --%



         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Association's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                             At December 31,
                               -----------------------------------------------
                                      1998                      1997
                               ---------------------  -----------------------
                                         Percent of                Percent of
                                          Loans to                  Loans to
                               Amount    Total Loans   Amount     Total Loans
                               ------    -----------   ------     -----------
                                             (Dollars in thousands)
At end of period allocated
to:
1-4 family..................    $126       83.52%       $ 96        86.80%
Non-residential real estate.       8        2.72          --         2.57
Consumer....................      32       13.48          30        10.63
Commercial (business).......      --        0.28          --           --
                                 ---      ------         ---       ------
Total allowance.............    $166      100.00%       $127       100.00%
                                 ===      ======         ===       ======

Investment Activities

         General. Federally chartered savings associations have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies (including securities collateralized by mortgages), certain certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

         The Association maintains liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation - Regulation of the Association - Federal Home Loan Association System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources". Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in the Association's loan origination and other activities. The Association maintains an investment securities portfolio and a mortgage-backed securities portfolio as part of its investment portfolio. At December 31, 1998, the Association had an investment securities portfolio of $2.1 million (5.0% of total assets) and a mortgage-backed securities portfolio of $7.1 million (17.2% of total assets). At December 31, 1998, the market value of the investment securities portfolio was $2.1 million and the market value of the mortgage-backed securities portfolio was $7.2 million. See Note 2 of the consolidated financial statements.

         Investment Policies. The investment policy of the Association, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Association's lending activities. The policy provides for available for sale, held to maturity and trading classifications. However, the Association does not currently use a trading classification and does not anticipate doing so in the future. The policy permits investments in high credit quality instruments with diversified cash flows while permitting the Association to maximize total return within the guidelines set forth in the Association's interest rate risk and liquidity management policy. Permitted investments include but are not limited to U. S. government obligations, government agency or government-sponsored agency obligations, state, county and municipal obligations, mortgage backed securities and collateralized mortgage obligations guaranteed by government or government-sponsored agencies, investment grade corporate debt securities, and commercial paper. The Association also invests in FHLB overnight deposits and federal funds, but these instruments are not considered part of the investment portfolio.

         The policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in high risk mortgage derivative products, as defined within its policy, without prior approval from the Board of Directors. Management must demonstrate the business advantage of such investments. In addition, the policy limits the maximum amount of the investment in a specific investment category. The Association does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Association does not invest in securities which are not rated investment grade.

         All transactions are reported to the Board of Directors monthly, with the entire portfolio reported quarterly, including market values and unrealized gains (losses).

         Investment Securities. The Association maintains a portfolio of investment securities, classified as either available for sale or held to maturity, to enhance total return on investments. At December 31, 1998, all of the Association's investment securities consisted of obligations of state and local governments and U.S. Government Agency obligations with varying characteristics as to rate, maturity and call provisions. Callable agency securities, representing 64% of the Association's U.S. Government Agency obligations, totalling approximately $700,000 at December 31, 1998, could reduce the Association's investment yield if these securities are called prior to maturity. The Association has recently invested in obligations of state and local governments as part of the Association's efforts to lower its tax burden.

         Mortgage-backed Securities. The Association invests in mortgage-backed securities to provide earnings, liquidity, cash flows, and diversification to the Associations' overall balance sheet. These mortgage-backed securities are classified as either available for sale or held to maturity. These securities are participation certificates issued and guaranteed by the Government National Mortgage Association ("GNMA"), the FNMA and the Federal Home Loan Mortgage Corporation ("FHLMC") and secured by interest in pools of mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Association focuses its investments on mortgage-backed securities secured by single-family mortgages.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         Collateralized Mortgage Obligations ("CMOs"). The Association also invests in CMOs, issued or sponsored by FNMA and FHLMC which totalled $304,000 at December 31, 1998. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in CMOs allows the Association to moderate reinvestment risk resulting from unexpected prepayment activity associated with conventional mortgage-backed securities. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

         Other Securities. Other securities used by the Association, but not necessarily included in the investment portfolio, consist of equity securities, interest-bearing deposits and federal funds sold. Equity securities owned consist of a $564,600 investment in FHLB of Pittsburgh common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of Pittsburgh, ownership of FHLB of Pittsburgh common shares is required. The remaining securities provide diversification and complement the Association's overall investment strategy.

         The following table sets forth the carrying value of the Association's investment and mortgage-backed securities portfolio at the dates indicated.


                                                           At December 31,
                                                       -----------------------
                                                          1998        1997
                                                          ----        ----
                                                            (In thousands)

Securities Held to Maturity:
 U.S. Government and Federal Agencies...............  $    500     $     497
 Mortgage-backed Securities.........................     3,405         1,414
 Obligations of State and Local Governments.........     1,295           460
                                                        ------       -------
   Total Securities Held to Maturity................     5,200         2,371
                                                        ------       -------
Securities Available for Sale (at fair value):
 U.S. Government and Federal Agencies...............       200            --
 Mortgage-backed Securities.........................     3,705            --
 Obligations of State and Local Governments.........        99            --
                                                        ------       -------
   Total Securities Available for Sale..............     4,004            --
                                                        ------       -------
 Total Investment and
   Mortgage-backed Securities.......................  $  9,204      $  2,371
                                                        ======       =======

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Association's investment and mortgage-backed securities portfolio at December 31, 1998.

                                                                 At December 31, 1998
                            One Year or Less  One to Five Years  Five to Ten Years   More than Ten Years Total Investment Securities
                           -----------------  ----------------- -------------------  ------------------- ---------------------------
                           Carrying  Average  Carrying  Average Carrying    Average  Carrying     Average   Carrying Average  Market
                            Value     Yield    Value     Yield    Value      Yield     Value       Yield      Value   Yield   Value
                            -----     -----    -----     -----    -----      -----     -----       -----      -----   -----   -----
                                                                            (Dollars in thousands)
U.S. Government and
  Federal Agencies.........  $--       --%    $ 250      4.15%   $ 200       6.02%     $  250      7.00%   $  700     4.58%  $  682
Mortgage-backed securities.   --       --        --        --       --         --       7,110      6.41     7,110     6.41    7,175
Obligations of State and
  local governments........   --       --       382      3.93      415       4.30         597      5.18     1,394     5.70    1,407
                             ---      ---      ----      ----     ----       ----       -----      ----     -----     ----    -----
  Total....................  $--       --%    $ 632      4.02%   $ 615       4.86%     $7,957      6.33%   $9,204     6.08%  $9,264
                             ===      ===      ====      ====     ====       ====       =====      ====     =====     ====    =====

Sources of Funds

         General. Deposits are the major source of the Association's funds for lending and other investment purposes. Borrowings (principally from the FHLB) are used to supplement the amount of funds for lending and investment. In addition to deposits and borrowings, the Association derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions.

         Deposits. The Association offers a variety of deposit accounts. Over the past year, demand deposits have increased significantly. The increase in non-interest bearing checking accounts is attributed to the fact that the Association, unlike local competitors, does not require a minimum balance on this type of account. A majority of deposits are in fixed-term, market-rate certificate accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         The Association's current deposit products include certificates of deposit accounts ranging in terms from 90 days to ten years as well as checking, savings, NOW, money market and club accounts. Individual retirement accounts
(IRAs) are included in these accounts, depending on the customers investment preference.

         Deposits are obtained primarily from residents of Dauphin County. The Association attracts deposit accounts by offering outstanding service, competitive interest rates, and convenient locations and service hours. The Association uses traditional methods of advertising to attract new customers and deposits, including print media advertising, billboards, radio and direct mail. The Association does not utilize the services of deposit brokers and management believes that an insignificant number of deposit accounts are held by non-residents of Pennsylvania.

         The Association pays interest on its deposits which are competitive in its market. Interest rates on deposits are set weekly by senior management, based upon a number of factors, including: (1) the Association's need for funds based on loan demand, current maturities of deposits and other cash flow needs;
(2) a current survey of a selected group of competitors' rates for similar products; (3) the Association's current cost of funds and its yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB of Pittsburgh.

         Beginning in the 1980's the Association offered IRA accounts that originally offered interest rates of 8 percent. Approximately $4.0 million of these 8% IRAs were issued. The Association has since early 1998 reduced the interest rate offered on these accounts as the accounts individually mature. At December 31, 1998, $1.8 million of these deposits still had a rate of 8% and a remaining average maturity of less than 6 months. At December 31, 1998, however, the Association still had $2.2 million of these IRAs with a weighted average yield of 6.93% and a weighted average maturity of 49 months, which is still above market rates.

         From time to time, the Association has offered depositors incentives for making deposits into its accounts. These offers have been made on a limited basis for a limited amount of time. In 1997, when the Association opened a new branch in Woodridge, the Association offered premiums for new deposits for a period of three months. The Association does not currently offer any premiums and has no plans to do so in the near future.

         Because of the large percentage of certificates of deposit in the deposit portfolio (72.2% at December 31, 1998), the Association's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with the Association after they mature and the Association believes that this will continue. However, the need to retain these time deposits could result in an increase in the Association's cost of funds.

         Deposits in the Association as of December 31, 1998, were represented by various types of savings programs described below.



                                                            Minimum        Balance at       Percentage of
Category                      Term     Interest Rate(1) Balance Amount December 31, 1998   Total Deposits
--------                      ----     ---------------- -------------- -----------------   --------------
                                                                (In thousands)
Checking Accounts             None            --%     $     --              $1,096            3.88%
NOW Accounts                  None          1.50           300               1,194            4.22
Savings Accounts              None          2.67           100               3,960           14.01
Money Market Accounts         None          2.47         2,500               1,606            5.68

Certificates of Deposit(2):
Fixed Term, Fixed Rate        3 Months      3.57         1,000                 272            0.96
Fixed Term, Fixed Rate        6 Months      4.62         1,000               1,424            5.04
Fixed Term, Fixed Rate        9 Months      4.21           500                 848            3.00
Fixed Term, Fixed Rate       12 Months      4.95           500               4,347           15.38
Fixed Term, Fixed Rate       24 Months      6.29           500               4,938           17.47
Fixed Term, Fixed Rate       36 Months      5.72           500               4,623           16.35
Fixed Term, Fixed Rate       48 Months      6.36           500                  21            0.07
Fixed Term, Fixed Rate       60 Months      6.66           500               3,184           11.26
Fixed Term, Fixed Rate      120 Months      5.87           500                 759            2.68
                                                                            ------          ------
                              Total                                        $28,272          100.00%
                                                                            ======          ======



---------------

(1)  Weighted average rate as of December 31, 1998.

(2) Includes jumbo certificates of deposit of $1,934,000. See table of maturities of certificates of deposit of $100,00 or more.

         The following table sets forth the time deposits in the Association classified by interest rate as of the dates indicated.

                                  At December 31,
                             -------------------------
                             1998                 1997
                             ----                 ----
                                  (In thousands)
Interest Rate
3.99% or less..............   $  176            $   671
4.00-4.99%.................    4,369              3,118
5.00-5.99%.................    8,154              5,774
6.00-6.99%.................    3,655              3,196
7.00-7.99%.................    2,076                545
8.00% or more..............    1,986              4,373
                              ------             ------
  Total....................$  20,416            $17,677
                              ======             ======

         The following table sets forth the amount and maturities of time deposits at December 31, 1998.


                                   Amount Due
                            ------------------------------------------------------------------
                                                                          After
                            December 31,   December 31,  December 31,  December 31,
Interest Rate                   1999           2000          2001          2002         Total
-------------               -----------    -----------   ------------  ------------    -------
                                                             (In thousands)
3.99% or less..............   $   177     $        --     $      --     $      --      $   177
4.00-4.99%.................     3,780             425           164            --        4,369
5.00-5.99%.................     4,910           1,261           989           994        8,154
6.00-6.99%.................     1,226           2,119            26           284        3,655
7.00-7.99%.................        11             114            --         1,951        2,076
8.00% or more..............     1,768              69            --           148        1,985
                                                                                        ------
  Total                                                                                $20,416
                                                                                        ======



         The following table shows the amount of the Association's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1998.

                                           Certificates
Maturity Period                             of Deposits
---------------                             -----------
                                         (In thousands)
Three months or less.................            $  300
Over three through six months........               220
Over six through twelve months.......               714
Over twelve months...................               700
                                                  -----
                                                 $1,934
                                                  =====



         The  following   table  sets  forth  the  savings   activities  of  the
Association for the periods indicated:


                                                     Years Ended December 31,
                                                     ------------------------
                                                    1998      1997       1996
                                                    ----      ----       ----
                                                          (In thousands)
Net increase (decrease) before interest credited...$4,809    $ 557      $(89)
Interest credited..................................  (891)    (827)     (765)
Net increase (decrease) in savings deposits........$3,918    $(270)    $(854)

         Borrowings. Deposits are the primary source of funds of the Association's lending and investment activities and for its general business purposes. The Association, as the need arises or in order to take advantage of funding opportunities, borrows funds in the form of advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the Association's stock in the FHLB and a portion of the Association's residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. Government. The Association typically has funded loan demand and investment opportunities out of current loan and mortgage-backed securities repayments, investment maturities and new deposits. However, the Association recently has utilized FHLB advances to supplement these sources and as a match against certain assets in order to better manage interest rate risk. See Note 8 to Notes to Consolidated Financial Statements.

Subsidiary Activity

         The Association is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Association's only subsidiary is Baldwin Service Corporation. The sole purpose of Baldwin Service Corporation is to hold a six-unit apartment house that nearly adjoins the Association's main office location. Baldwin Service Corporation has owned the property since 1988. The Association expects to use the land at the apartment location for future expansion of that office, however, no timetable for that expansion has been developed. Currently, Baldwin Service Corporation leases the apartments.

Personnel

         As of December 31, 1998, the Association had 14 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit. The Association believes its relationship with its employees to be satisfactory.

Competition

         The Association faces strong competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of real estate, commercial and consumer loans. The Association's competition for deposits and loans historically has come from local and regional commercial banks and credit unions located in the Association's market area. The Association also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and faces competition for investor funds from mutual fund accounts, short-term money funds and corporate and government securities. The Association's primary market area is the southern half of Dauphin County, Pennsylvania.

         The Association competes for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. The Association offers consumer banking services such as checking and savings accounts, certificates of deposit, retirement accounts, overdraft protection, and consumer and mortgage loans. The Association provides drive-up facilities at its Woodridge branch office and MAC machines at both its main office and branch office. The Association also offers a debit card program. The emphasis on outstanding services differentiates the Association in its competition for deposits. The Association offers overall market rates on deposits. Although the Association has seen an increase in new accounts recently, many of the regional commercial banking competitors of the Association offer a much broader array of services and products.

Properties and Equipment

         The Association's main office is located at 51 South Front Street in Steelton, Pennsylvania. The Association also conducts its business through a branch office in Middletown, Pennsylvania, in Lower Swatara Township. The following table sets forth the location of both of the Association's offices, the year the office was opened and the net book value of both offices and their related equipment.

                                                                    Net Book
                               Year                                 Value at
                             Facility          Leased or          December 31,
Building/Office Location      Opened             Owned                1998
------------------------      ------             -----                ----

Main Office, Steelton          1980              Owned             $ 185,000
Branch Office, Middletown      1997              Owned               748,000




Legal Proceedings

         The Association, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Association holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Association. There were no lawsuits pending or known to be contemplated against the Association at December 31, 1998 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to the regulation of the Association and Steelton Bancorp. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of the Association

         General. As a federally chartered, SAIF-insured savings association, the Association is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. The Association is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and members. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         The OTS regularly examines the Association and prepares reports for consideration by the Association's Board of Directors on deficiencies, if any, found in the Association's operations. The Association's relationship with its members and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Association's mortgage documents.

         The Association must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on Steelton Bancorp and the Association, and their operations.

         Insurance of Deposit Accounts. The deposit accounts held by the Association are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         As a member of the SAIF, the Association paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits during 1996 and prior years. The FDIC also maintains another insurance fund, the Association Insurance Fund ("BIF"), which primarily insures commercial bank deposits. In 1996, the annual insurance premium for most BIF members was lowered to $2,000. The lower insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

         Effective December 31, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Association of approximately 0.657% of deposits held on March 31, 1995. Beginning January 1, 1997, the deposit insurance assessment for most SAIF members was reduced to 0.064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately 0.013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Association declined by approximately 70%.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk- weighted assets. The Association's capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk- based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The OTS has adopted a rule requiring a deduction from capital for institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Federal savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including dividend payments.

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (1) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (2) 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior regulatory notice. As of December 31, 1998, the Association was a Tier 1 institution.

         In the event the Association's capital falls below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the Association would become a Tier 2 or Tier 3 institution and, as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four-quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS recently relaxed certain approval and notice requirements for well-capitalized institutions.

         In January 1999, the OTS amended its regulations with respect to capital distributions by savings associations. Under the new regulation, savings associations that remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, are not required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the new regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if (1) the savings association would remain at least adequately capitalized following the capital distribution and (2) the amount of capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. These limitations on capital distributions are similar to the limitations imposed upon national banks. Prior notice is required for all savings associations owned by a holding company (such as the Association upon completion of the conversion).

         A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to certain operating restrictions. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will have full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, federal savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months.

         Transactions With Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Bank System. We are a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

Regulation of Steelton Bancorp

         General. Upon completion of the conversion, Steelton Bancorp will become a unitary savings and loan holding company within the meaning of Section 10(o) of the Home Owners' Loan Act ("HOLA"). Steelton Bancorp will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Steelton Bancorp and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our members and not for the benefit of you, as stockholders of Steelton Bancorp.


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



         QTL Test. Since Steelton Bancorp will only own one savings institution, it will, under current law, be able to diversify its operations into activities not related to banking, but only so long as the Association satisfies the QTL test. If Steelton Bancorp controls more than one savings institution, it would lose the ability to diversify its operations into nonbanking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "Regulation of the Association - Qualified Thrift Lender Test."

         Restrictions on Acquisitions. Steelton Bancorp must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. Prior to certain changes to the Code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks" (the average adjusted bases of all assets of such institution equals $500 million or less) were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between (1) the percentage of taxable income method and, (2) the experience method, for determining the annual addition to their bad debt reserve. This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation, because thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method (rather than the experience method) to determine their deductible addition to their bad debt reserves.

         The Code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debt. Now only thrift institutions that are treated as small banks under the Code may continue to account for bad debts under the reserve method; however such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must now use the specific charge-off method.

         The revisions to the Code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the excess of (1) the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996, over (2) the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988 ("pre-1988 reserves"). The Association will be required to recapture $181,000 of applicable excess reserve.


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



         In addition, all thrift institutions must continue to keep track of their pre-1988 reserves because this amount remains subject to recapture in the future under the Code. A thrift institution such as the Association, would generally be required to recapture into its taxable income its pre-1988 reserves in the case of certain excess distributions to, and redemptions of the Association's stockholders and in the case of a reduction in the Association's outstanding loans when comparing loans currently outstanding to loans outstanding at the end of the base year. For taxable years after 1995, the Association will continue to account for its bad debts under the reserve method. The balance of the Association's pre-1988 reserves equaled $700,000.

         Steelton Bancorp may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         The Association's federal income tax returns for the last five tax years have not been audited by the IRS.

State Taxation

         The Association is subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on its financial net income determined in accordance with generally accepted accounting principles with certain adjustments. The Association's tax rate under the Mutual Thrift Institution Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

         Upon consummation of the Conversion, Steelton Bancorp will also be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.

         The Association's state tax returns have not been audited for the past five years.

                                   MANAGEMENT

Directors and Executive Officers

         The Association's Board of Directors is composed of seven members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Steelton Bancorp's proposed articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible, with approximately one-fourth of the directors elected each year. The Association's officers are elected annually by our board and serve at the board's discretion. These same provisions apply to Steelton Bancorp, which will have the same directors and executive officers as the Association.


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



         The following table sets forth information with respect to the directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                        Age at                                   Current
                     December 31,                        Director  Term
        Name             1998        Position              Since  Expires (1)
        ----             ----        --------             -----  -----------
Marino Falcone            79    President, Director        1961      2001
Harold E. Stremmel        64    Executive Vice President,  1991      2000
                                CEO, Director
James F. Stone            70    Vice President, Director   1970      2000
Joseph A. Wiedeman        59    Treasurer, Director        1979      2002
Victor J. Segina          71    Secretary, Director        1980      2000
Richard E. Farina         67    Director                   1966      2001
James S. Nelson           50    Senior Vice President,     1994      2001
                                Director
Shannon Aylesworth        28    Vice President, Chief
                                Financial Officer
Barbara G. Coates         50    Vice President
Michael S. Leonzo         55    Vice President


-------------------
(1) The terms for directors of Steelton Bancorp are the same as those of the Association except that Harold E. Stremmel's term will expire in 2002 and James S. Nelson's term will expire in 2003.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         Marino Falcone has been president of the Association's Board since 1987 and has been a director of the Association since 1961. Since 1986, Mr. Falcone has been retired. He was previously the sole owner of Steelton Coal and Oil Company in Steelton, Pennsylvania.

         Harold E. Stremmel has been Executive Vice President and Chief Executive Officer of the Association since 1987 and has been a director of the Association since 1991. Mr. Stremmel is the past president and treasurer of the Harrisburg East Shore Kiwanis Club and was previously the treasurer of the New Steelton Association.

         James F. Stone is Vice President of the Association's Board and has been a director of the Association since 1970. Since 1992, Mr. Stone has been retired. He was previously owner and operator of Stone Funeral Home in Steelton, Pennsylvania.

         Joseph A. Wiedeman is Treasurer of the Association and has been a director of the Association since 1979. Since 1974, Mr. Wiedeman has been a majority stockholder of Wiedeman & Douty, P.C., Certified Public Accountants, an accounting firm located in Steelton, Pennsylvania.


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



         Victor J. Segina has been a director of the Association since 1980 and is Secretary of the Association. Mr. Segina retired in 1998. He was previously the sole owner of an architectural firm located in Harrisburg, Pennsylvania. Mr. Segina serves on the Building Commission of the Harrisburg Catholic Diocese.

         Richard E. Farina has been a director of the Association since 1966. Since 1994, Mr. Farina has been retired. He was previously a branch manager for the Pennsylvania Insurance Company in Harrisburg, Pennsylvania.

         James S. Nelson is Senior Vice President of the Association and chief lending officer. He has been a director of the Association since 1994 and has been employed by the Association since 1987. Mr. Nelson is a director and the treasurer of the Church of the Brethren Disaster Relief Auction, Inc. and previously served as chairman of the board of the Ridgeway Community Church of the Brethren.

         Shannon Aylesworth has been Chief Financial Officer of the Association since 1996 and a Vice President since January, 1999. Ms. Aylesworth has been employed by the Association since 1990.

         Barbara G. Coates has been a Vice President of the Association since 1997. Ms. Coates has been employed by the Association since 1978.

         Michael S. Leonzo has been a Vice President of the Association since 1997. Mr. Leonzo has been employed by the Association since 1997 and was previously Vice President of marketing for First Federal Savings and Loan of Harrisburg.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1998, the Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served during the year ended December 31, 1998. The Association has a standing audit committee, as well as other standing committees such as the executive, budget and asset/liability committees. The entire Board of Directors serves as a nominating committee and a compensation committee.

         The audit committee of the Association consists of Directors Wiedeman, Stone and Segina and Ms. Coates, an officer of the Association. The audit committee meets quarterly and meets with the Association's independent certified public accountants to review the results of the annual audit and other related matters. The audit committee met 4 times during the year ended December 31, 1998.

Director Compensation

         Board Fees. During 1998 each director was paid a fee of $5,200. The president of the board, the secretary, and the treasurer receive an additional yearly fee of $2,756, $2,756 and $1,985, respectively. Directors do not receive compensation for attending committee meetings. The total fees paid to the directors for the year ended December 31, 1998 were approximately $44,000.

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




Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer for the year ended December 31, 1998. No current executive officer received a total annual salary and bonus in excess of $100,000 during the reporting period.

                                             Annual Compensation
                              --------------------------------------------------
                                                                Other Annual
                                Fiscal                          Compensation
Name and Principal Position     Year       Salary     Bonus          (1)
---------------------------     ----       ------     -----    -------------
Harold E. Stremmel,             1998       $56,753    $  --         $7,045
Executive Vice President
and Chief Executive Officer

--------------------
(1)      Includes directors fees.

         Employment Agreements. The Association has entered into an employment agreement with its President, Harold E. Stremmel. Mr. Stremmel's current base salary under the employment agreement is $59,591. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Stremmel without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, but in no event for a period of less than 1 year. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Mr. Stremmel will be paid a lump sum amount equal to 2.99 times his five-year average annual taxable cash compensation. If a payment had been made under the agreement as of December 31, 1998, the payment would have equaled approximately $178,177. The aggregate payment that would have been made to Mr. Stremmel would be an expense to us and would have resulted in reductions to our net income and capital. The agreement may be renewed annually by our Board of Directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Stremmel shall become disabled during the term of the agreement, he shall continue to receive payment of 100% of the base salary for a period of 12 months and 65% of such base salary for the remaining term of the agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees. The Association has also entered into employment agreements with two other executive officers and the aggregate payment (based upon current salaries) that may have to be made to these two executives upon a change in control of the Association is approximately $234,028.

         Pension Plan. The Pension Plan provides for benefits as a life annuity payable monthly after retirement or termination. Generally, the compensation covered under the Pension Plan includes total cash compensation paid to a participant as reported or reportable on IRS Form W-2, including non-cash compensation. If a participant retires at age 65 his monthly income payable will be 1.5% of his Average Monthly Compensation, multiplied by the number of years of service under the Pension Plan (not to exceed 25 years). Average Monthly Compensation is based on the participant's total number of years of service and is averaged over the five-year consecutive period within the ten-year period preceding the date of termination of employment which produces the highest average.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan for the exclusive benefit of participating employees of ours, to be implemented after the completion of the

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



reorganization. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The employee stock ownership plan intends to borrow funds from Steelton Bancorp. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the offering range (i.e., more than 500,250 shares) may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Our contributions to the employee stock ownership plan are discretionary and may cause a reduction in other forms of compensation.
As a result, benefits payable under this plan cannot be estimated.

         The board of directors has appointed the non-employee directors to a committee that will administer the plan and to serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the board of directors or the plan's committee, subject to the trustees' fiduciary duties.

         401(k) Savings Plan. The Association sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan after reaching age 21 and completing three months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 0% and 15% of compensation, not to exceed applicable limits under the Code (i.e., $10,000 in calendar 1998). The Association matches a minimum of 50% of the first 6% of employee contributions. Employee and matching contributions immediately vest. The 401(k) Plan permits voluntary investments of plan assets by participants in the offering.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is
65. Additionally, funds under the

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



401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan by the Association for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "Employee Stock Ownership Plan."

Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and key employees within one year after the conversion. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted within one year of the conversion will require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in Steelton Bancorp as an incentive to contribute to our success and reward officers and key employees for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (2) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plans would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders.

         Under the OTS conversion regulations, a stock option plan adopted within a year of the conversion, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the option plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         Stock Programs. Following the offering, we also intend to establish stock programs to provide our officers and outside directors with a proprietary interest in Steelton Bancorp. The stock programs are expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers, employees and directors. Any plan adopted within one year of the conversion would require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations.

         We expect to contribute funds to stock programs to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the stock programs may be acquired through open market purchases or from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs.

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




         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, such plans must comply with the following restrictions:

o    the plans must be fully disclosed in the prospectus;
o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion;
o for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital);
o the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (12% for well-capitalized institutions utilizing a 4% management recognition plan);
o no individual employee may receive more than 25% of the available awards under the option plan or a restricted stock plan;
o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;
o all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of Steelton Bancorp's stockholders held no earlier than six months following the conversion;
o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;
o for restricted stock plans, no stock issued in a mutual-to-stock conversion may by used to fund the plan;
o neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability of death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control,
o the proxy material must clearly state that the OTS in no way endorses or approves of the plans; and
o prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

Transactions with Management and Others

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with the Association or any subsidiary involving more than $60,000 (other than through a loan) during the year ended December 31, 1998. Furthermore, the Association had no "interlocking" relationships in which (2) any executive officer is a member of the Board of Directors or of another entity, one of whose executive officers are a member of the Association's Board of Directors, or where (2) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Association's Board of Directors.

         The Association has followed the policy of offering residential mortgage loans for the financing of personal residences, share loans, and consumer loans to its officers, directors and employees. Share loans and consumer loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the

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



normal risk of collectibility or present other unfavorable features. The Association offers mortgage loans to full-time employees for the purchase or refinance of a permanent residence on special terms and conditions including waiver of appraisal and credit report fees and a one percent reduction in service charges and interest rate. If the employee is terminated, or the residence is no longer owner-occupied, the one percent reduction is eliminated. As of December 31, 1998, the aggregate principal balance of loans outstanding to all directors, executive officers and immediate family members of such individuals was approximately $302,000.

Proposed Stock Purchases by Management

         The following table sets forth for each of the directors and executive officers of the Association and for all such directors and executive officers as a group (including in each case all "associates" of such persons) the number of shares of common stock which such person or group intends to purchase, assuming the sale of 435,000 shares of common stock at $10.00 per share. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering or 34,800 shares), and does not take into account any stock benefit plans to be adopted within one year following the conversion. See "Management - Potential Stock Benefit Plans."
                                                                Percentage of
                           Total Number      Total Dollar       435,000 Total
                             of Shares      Amount of Shares   Shares Sold in
             Name         to be Purchased   to be Purchased    the Offering(1)
-------------------       ---------------   ---------------    ---------------
Marino Falcone               5,000             50,000                1.1%
Harold E. Stremmel          10,000            100,000                2.3
James F. Stone              10,000            100,000                2.3
Joseph A. Wiedeman          10,000            100,000                2.3
Victor J. Segina            10,000            100,000                2.3
Richard E. Farina            2,500             25,000                1.0
James S. Nelson             10,000            100,000                2.3
Other officers              10,000            100,000                2.3
                            ------            -------              -----
         Total              67,500        $   675,000               15.5%
                            ======            =======              =====

-------------------------------
(1) In the event the stockholders of Steelton Bancorp approve the stock benefit plans as discussed in this prospectus (stock programs (4% of the common stock sold in the offering) and the stock option plans (10% of the common stock sold in the offering)), and all of the common stock is awarded pursuant to the stock benefit plans and all options are exercised (increasing the number of outstanding shares), directors and executive officers would own 128,400 or 29.5% of the shares of common stock outstanding. If fewer than 435,000 shares were publicly sold, these percentage ownership estimates would increase.
         See "- Potential Stock Benefit Plans."

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




                                 THE CONVERSION


         THE BOARD OF DIRECTORS OF MECHANICS SAVINGS AND LOAN, FSA HAS ADOPTED THE PLAN AUTHORIZING THE CONVERSION AND THE OFFERING, SUBJECT TO THE APPROVAL OF THE OTS AND OF THE MEMBERS OF THE ASSOCIATION AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

General

         On January 27, 1999, the Board of Directors of Mechanics Savings and Loan, FSA adopted the plan of conversion and stock issuance which was subsequently amended, pursuant to which the Association proposes to reorganize from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Association will become a wholly owned subsidiary of Steelton Bancorp. Concurrently with the conversion, Steelton Bancorp will sell its common stock in the offering to the Association's members and, if necessary, the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the conversion and offering. After we receive all the required approvals from the government agencies that regulate us, the approval of the plan by the Association's members and the satisfaction of all other conditions precedent to the conversion, the Association will effect the conversion by exchanging its federal mutual savings institution charter for a federal stock savings institution charter and becoming a wholly owned subsidiary of Steelton Bancorp, and having the depositors of the Association receive such liquidation interests in the newly formed stock savings institution as they have in the Association before the conversion. See "- Description of the Conversion." On the effective date, Steelton Bancorp will commence business as Steelton Bancorp, a savings and loan holding company, and the Association will commence business as Mechanics Savings Bank, a federally chartered stock savings bank. The conversion will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.

         For additional information concerning the offering, see "The Offering."

Purposes of the Conversion

         The Board of Directors of Mechanics Savings and Loan has determined that the conversion is in the best interest of the Association and has several business purposes for the conversion.

         The conversion will structure the Association in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Association as a capital stock savings institution subsidiary of Steelton Bancorp will permit Steelton Bancorp to issue stock, which is a source of capital not available to mutual savings institutions. The holding company form of organization is expected to provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Association has no current arrangements, understandings or agreements regarding any

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



such opportunities, Steelton Bancorp will be in a position after the conversion and offering, subject to regulatory limitations and Steelton Bancorp's financial position, to take advantage of any such opportunities that may arise.

         Steelton Bancorp is offering for sale its common stock in the offering at an aggregate price based on an independent appraisal. The proceeds from the sale of common stock of Steelton Bancorp will provide the Association with new equity capital, which will support future deposit growth and expanded operations. The ability of Steelton Bancorp to sell stock also will enable Steelton Bancorp and the Association to increase capital in response to the changing capital requirements of the OTS. While the Association currently meets or exceeds all regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Association's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the conversion and offering, Steelton Bancorp may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Association's future capital position.

         The ability of Steelton Bancorp to issue stock also will enable it in the future to establish stock benefit plans for management and employees of Steelton Bancorp and the Association, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         Steelton Bancorp will also be able to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Association as core capital for regulatory capital purposes. Steelton Bancorp has not made a determination to borrow funds or issue debt at the present time.

Description of the Conversion

         After receiving all of the required approvals from the government agencies that regulate us and the ratification of the plan of conversion by the Association's members, the conversion will be completed. After the conversion, the legal existence of the Association will not terminate, the converted stock bank will be a continuation of the Association and all property of the Association, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Association, or which would inure to the Association immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Association. The Association will possess, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Association. The Association will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Association and will maintain its headquarters operations at the Association's present location.

         The foregoing description of the conversion is qualified in its entirety by reference to the plan and the charter and bylaws of the Association and Steelton Bancorp to be effective after the conversion.


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



Effects of the Conversion

         General. The conversion will not have any effect on the Association's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the conversion, the Association will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Association at the time of the conversion will continue as an account holder in the Association after the conversion, and the conversion will not affect the deposit balance, interest rate, and other terms of such accounts. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks, checkbooks, and other evidence of their accounts. The conversion will not affect the loans of any borrower from the Association. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion. See "- Voting Rights" and "- Liquidation Rights" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors and borrowers of the Association.

         Voting Rights. As a federally chartered mutual savings institution, the Association has no authority to issue capital stock and thus, no stockholders. Control of the Association in its mutual form is vested in the Board of Directors of the Association. The Directors are elected by the Association's members. Holders of qualifying deposits in the Association and borrowers of the Association with loans outstanding on February 1, 1993 which remain outstanding are members of the Association. In the consideration of all questions requiring action by members of the Association, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Voting borrowers are entitled to cast one vote. No member may cast more than 1,000 votes.

         After the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that:

          * the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion;
          * no gain or loss will be recognized by us upon the receipt of money from Steelton Bancorp for our stock, and no gain or loss will be recognized by Steelton Bancorp upon the receipt of money for the shares;

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


          * no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form;
          * provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the subscription offering will be offered in the community offering, public or syndicated public offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C. that the conversion will be treated for Pennsylvania state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this Prospectus is a part and covers those state tax matters that are material to the transaction.

         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value. If the subscription rights are deemed to have an ascertainable value, eligible account holders, supplemental eligible account holders, and other members may be deemed to have taxable income based upon the value of the subscription rights.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to share in a distribution of our assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, ___________, 199_. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, ________, 1999. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (December 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which we, in our converted form, are not the surviving institution, shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Accounting Consequences

         The  conversion  will  be  accounted  for  in  a  manner  similar  to a pooling-of-interests under GAAP. Accordingly, the carrying value of the Association's assets, liabilities, and capital will be unaffected by the conversion and will be reflected in Steelton Bancorp's and the Association's consolidated financial statements based on their historical amounts.

Conditions to the Conversion

         Before we can complete the conversion, Steelton Bancorp and the Association must receive all the required approvals from the government agencies that regulate us, including various approvals or non-objections from the OTS. The receipt of such approvals or non-objections from the OTS does not constitute a recommendation or endorsement of the plan or conversion by the OTS. Consummation of the conversion also is subject to ratification of the plan by a majority of the total votes of depositors at a special meeting called for the purpose of approving the plan. The Board of Directors may decide to consummate the conversion without forming a holding company.

Amendment or Termination of the Plan of Conversion

         If deemed necessary or desirable by the Board of Directors of the Association, the plan may be amended by a two-thirds vote of the Association's Board of Directors, with the concurrence of the OTS, at any time prior to or after submission of the plan to members of the Association for ratification. The plan may be terminated by the Board of Directors of the Association at any time prior to or after ratification by the members, by a two-thirds vote with the concurrence of the OTS.

              RESTRICTIONS ON ACQUISITION OF STEELTON BANCORP, INC.

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes provisions of our articles of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Change in Association Control Act

         Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings and loan holding company without the prior approval of the OTS. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control is conclusively deemed to have occurred when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The OTS may prohibit an acquisition of control if: (1) it would result in a monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

Steelton Bancorp's Articles of Incorporation and Bylaws

         General. Our articles of incorporation and bylaws are available at our administrative office or by writing or calling us, 51 South Front Street, Steelton, Pennsylvania 17113 (our telephone number is (717) 939-1966).

         Classified Board of Directors and Related Provisions. Our Board of Directors is divided into four classes which are as nearly equal in number as possible. Directors serve for terms of four years. As a result, each year, only one-fourth of the directors are to be elected and it would take at least two years to elect a majority of our directors. A director may be removed only by the affirmative vote of the holders of a majority of the shares then entitled to vote.

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


         Restrictions on Voting of Securities. The charter provides that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. It is possible for such a person to have voting authority for less than 10% of our shares, depending on how the shares are registered. The purpose of this provision is to reduce the chance that large stockholders could challenge our management.

         Prohibition Against Cumulative Voting. Our charter prohibits cumulative voting by stockholders in the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors elected at the meeting, thus precluding a minority stockholder from obtaining representation on the Board of Directors unless the minority stockholder is able to obtain the support of a majority.

         Procedures for Certain Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of the outstanding shares entitled to vote in the election of directors in order for us to engage in or enter into certain "Business Combinations," as defined in the articles of incorporation, with any Principal Shareholder (as defined below) or any affiliates of the Principal Shareholder, unless the proposed transaction has been approved in advance by our Board of Directors, excluding those who were not directors prior to the time the Principal Shareholder became the Principal Shareholder. The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than Steelton Bancorp or its subsidiary) who beneficially owns, directly or indirectly, 20% or more of the outstanding shares of voting stock. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of entitled to vote generally in an election of directors.

         Furthermore, any merger, consolidation, liquidation, or dissolution of Steelton Bancorp or any action that would result in the sale or other disposition of all or substantially all of the assets of Steelton Bancorp shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of Steelton Bancorp eligible to vote at a legal meeting, unless the transaction is approved by two-thirds of the entire board of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of entitled to vote in the election of directors cast at a meeting called for that purpose.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our charter and bylaws having an anti-takeover effect. For example, the charter

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


authorizes the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (the charter authorizes the issuance of up to eight million shares of the common stock), also could represent additional capital required to be purchased by the acquiror.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

                          DESCRIPTION OF CAPITAL STOCK

         Steelton Bancorp is authorized to issue 8,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of preferred stock, no par value. We currently expect to issue between 369,750 and 500,250 (subject to an increase of up to 15% of the 500,250 shares to be sold, i.e., 575,288 shares) shares of common stock in the conversion. See "Capitalization." Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also "Dividend Policy."

Voting Rights

         The holders of common stock will possess exclusive voting rights in Steelton Bancorp. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See also "The Conversion - Effects of the Conversion - Voting Rights"

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of Steelton Bancorp, the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Steelton Bancorp (including all debts and liabilities of the Association), all assets of Steelton Bancorp available for distribution. See also "The Conversion - Effects of the Conversion
- Liquidation Rights."

Preemptive Rights; Redemption

         The holders of the common stock do not have any preemptive rights with respect to any shares we may issue. Therefore the Board of Directors may sell shares of capital stock of Steelton Bancorp without first offering such shares to existing stockholders of Steelton Bancorp. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters will be passed upon for Capital Resources, Inc.
by Steele, Silcox & Browning, P.C.

                                     EXPERTS

         The consolidated financial statements of Mechanics Savings and Loan, FSA as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 have been included in this prospectus in reliance upon the report of McKonly & Asbury, LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to Mechanics Savings and Loan, FSA setting forth its opinion as to the estimated pro forma market value of the common stock upon the conversion and stock offering and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including Steelton Bancorp, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         A copy of our articles of incorporation and bylaws, as well as those of the Association, are available without charge from Mechanics Savings and Loan, FSA. Copies of the plan of conversion are also available without charge.

         The Association has filed an application for conversion with the OTS. This prospectus omits certain information contained in that application. Such information can be examined without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C.
20552.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         Mechanics Savings and Loan, FSA

Independent Auditor's Report                                            F-1

Consolidated Statements of Financial Condition
     at December 31, 1998 and December 31, 1997                         F-2

Consolidated Statements of Income for each of
     the years in the two-year period ended
     December 31, 1998                                                  F-3

Consolidated Statements of Changes in Equity for
     each of the years in the two-year period
     ended December 31, 1998                                            F-4

Consolidated Statements of Cash Flows for each
     of the years in the two-year period ended
     December 31, 1998                                                  F-5

Notes to Consolidated Financial Statements                              F-7

Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

Financial statements of Steelton Bancorp, Inc. have not been provided because they have conducted no operations.

                        [LETTERHEAD OF McKONLY & ASBURY]

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Mechanics Savings and Loan, FSA
 Steelton, Pennsylvania



We have audited the accompanying consolidated statements of financial condition of Mechanics Savings and Loan FSA, and subsidiary (the Association) as of December 31, 1998 and 1997, and the related consolidated statements of income and changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mechanics Savings and Loan FSA, and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ McKonly & Asbury, LLP
                                        ---------------------------------------
                                        McKonly & Asbury, LLP

Harrisburg, Pennsylvania
February 5, 1999

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997



                                     ASSETS

                                                Note       1998        1997
                                                ----    ---------    -----------
                                                                   (as restated)
Cash and cash equivalents
    Cash and amounts due from depository
     institutions                                  1   $   433,414   $   298,564
    Interest bearing deposits in other banks       1     1,954,178       490,088
Investment securities
    Securities available-for-sale               1, 2     4,004,294          --
    Securities held-to-maturity                 1, 2     5,200,205     2,370,739
Loans receivable, net                           1, 3    27,784,386    32,118,391
Accrued interest receivable                     1, 4       227,712       203,047
Federal Home Loan Bank stock, at cost             15       564,600       490,900
Office properties and equipment, net            1, 5     1,046,050     1,061,340
Rental property, net                            1, 6        68,678        72,812
Deferred income taxes                           1, 9        97,771        86,873
Other assets                                    --         129,986        39,640
                                                        ----------    ----------
Total assets                                           $41,511,274   $37,232,394
                                                        ==========    ==========



                             LIABILITIES AND EQUITY

Deposits                                        1, 7   $28,272,431   $23,467,695
Advances from Federal Home Loan Bank               8     9,257,408     9,816,528
Advances from borrowers for insurance and taxes    -       167,315       186,361
Accrued interest payable                                    72,227        84,893
Other liabilities                                           43,404        64,662
                                                        ----------    ----------
Total liabilities                                       37,812,785    33,620,139
                                                        ----------    ----------
Commitments and contingencies                   1, 3

Retained earnings (substantially restricted)             3,712,571     3,612,255
Accumulated other comprehensive income (loss)              (14,082)            -
                                                        ----------    ----------
Total equity                                             3,698,489     3,612,255
                                                        ----------    ----------
Total liabilities and equity                           $41,511,274   $37,232,394
                                                        ==========    ==========





                 See notes to consolidated financial statements.

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                               Note                 1998                  1997
                                            -----------    -------------------    ------------------
Interest income                                                                      (as restated)
     Loans                                           1             $2,536,713            $2,656,973
     Investment securities                        1, 2                259,160               110,581
     Other interest earning assets                                     83,818                63,423
                                                           -------------------    ------------------
Total interest income                                               2,879,691             2,830,977
                                                           -------------------    ------------------
Interest expense
     Deposits                                        7              1,213,091             1,154,062
     Advances from Federal Home Loan Bank            8                580,763               620,860
                                                           -------------------    ------------------
Total interest expense                                              1,793,854             1,774,922
                                                           -------------------    ------------------
Net interest income                                                 1,085,837             1,056,055

Provision for loan losses                          1,3                 50,000                12,000
                                                           -------------------    ------------------
Net interest income after provision
 for loan losses                                                    1,035,837             1,044,055
                                                           -------------------    ------------------
Other income
     Fees and service charges                                          85,909                52,398
     Dividends on FHLB stock                                           35,343                33,909
     Other                                                             54,208                35,036
                                                           -------------------    ------------------
Total other income                                                    175,460               121,343
                                                           -------------------    ------------------
Other expense
     Salaries and employee benefits                                   592,612               477,848
     Occupancy expense of premises                                     92,560                60,038
     Equipment                                                        180,526               135,960
     Advertising                                                       40,859                66,214
     Other                                                            185,066               183,886
                                                           -------------------    ------------------
Total other expense                                                 1,091,623               923,946
                                                           -------------------    ------------------
Income before income taxes                                            119,674               241,452

Income taxes                                      1, 9                 19,358                78,704
                                                           -------------------    ------------------
Net income                                                           $100,316              $162,748
                                                           ===================    ==================





                 See notes to consolidated financial statements.

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                               Retained    Accumulated
                                               Earnings       Other
                                            Substantially Comprehensive
                                             Restricted     Income (loss)   Total Equity
                                           -------------- --------------- ---------------
Balance - January 1, 1997,
 as restated                                $ 3,449,507           $  -         $3,449,507

Comprehensive income
     Net income, as restated                    162,748              -            162,748
                                           -------------   ------------   ---------------

Balance - December 31, 1997,
 as restated                                  3,612,255              -          3,612,255

Comprehensive income
     Net income                                 100,316              -            100,316
     Other comprehensive income (loss),
      net of tax
        Unrealized losses on
        securities available for sale,
        net of deferred income tax
         benefit of $7,254                            -       (14,082)            (14,082)
                                           -------------   ------------   ---------------
         Total comprehensive income             100,316       (14,082)             86,234
                                           -------------   ------------   ---------------

Balance - December 31, 1998                 $ 3,712,571       (14,082)         $3,698,489
                                           =============   ============   ===============




                 See notes to consolidated financial statements.

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                     1998         1997
                                                                  ---------     ---------
                                                                              as restated)
Cash flows from operating activities
         Net income                                             $   100,316    $   162,748
         Adjustments to reconcile net income to net
          cash provided by operating activities
                  Depreciation                                       98,129         78,494
                  Gain on sale of foreclosed real estate               --              716
                  Amortization of deferred loan fees                (75,735)       (35,571)
                  Amortization of premiums on loans purchased         8,030          3,941
                  Accretion of investment security discounts
                   net of premium amortization                       19,110           (500)
                  Provision for loan losses                          50,000         12,000
                  Deferred income taxes                              (3,644)        (8,118)
                  (Increase) decrease in
                           Accrued interest receivable              (24,665)       (43,161)
                           Other assets                             (90,346)        83,381
                  Increase (decrease) in
                           Accrued interest payable                 (12,666)       (38,948)
                           Other liabilities                        (21,258)        48,589
                                                                 ----------      ---------
                           Net cash provided by operating
                                  activities                         47,271        263,571
                                                                 ----------      ---------
Cash flows from investing activities
         Investment securities available-for-sale
                  Proceeds from sales and maturities of
                   mortgaged-backed securities                       29,998           --
                  Purchase of mortgage-backed securities         (3,956,056)          --
                  Purchase of other securities                      (99,740)          --
         Investment securities held-to-maturity
                  Proceeds from maturities and repayments
                           Mortgage-backed securities             1,513,064        311,446
                           Other                                    510,000      1,115,000
                  Purchase of mortgage-backed securities         (3,325,633)      (769,954)
                  Purchase of other securities                   (1,545,839)      (447,624)
         Net (increase) decrease in loans                         4,351,710       (431,798)
         Purchase of office properties and equipment                (78,705)      (673,994)
         Proceeds from sale of foreclosed real estate                  --           26,266
         Improvements to rental properties                             --           (3,743)
         Purchase of Federal Home Loan Bank stock                   (73,700)      (196,600)
         Proceeds from sale of Federal Home Loan Bank stock            --          223,400
                                                                 ----------      ---------
                            Net cash used in
                               investing activities              (2,674,901)      (847,601)
                                                                 ----------      ---------

                                   (continued)

                        MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                1998           1997
                                                          ------------- ---------------
                                                                          (as restated)
Cash flows from financing activities
     Net increase (decrease) in
        Deposits                                             $4,804,736        $559,358
        Advances from borrowers for insurance and taxes         (19,046)         (8,148)
     Advances from Federal Home Loan Bank                             -       6,550,000
     Repayment of Federal Home Loan Bank advances             (559,120)     (6,586,443)
                                                          -------------  --------------
              Net cash provided by
               financing activities                           4,226,570         514,767
                                                          -------------  --------------
Net increase (decrease) in cash
 and cash equivalents                                         1,598,940        (69,263)

Cash and cash equivalents - beginning                           788,652         857,915
                                                          -------------  --------------

Cash and cash equivalents - ending                           $2,387,592        $788,652
                                                          =============  ==============

Supplemental disclosures
     Cash paid during the year for interest                  $1,806,520      $1,813,870
                                                          =============  ==============

     Cash paid during the year for taxes                       $ 88,992        $ 36,948
                                                          =============  ==============

     Second mortgage received on sale
      of foreclosed property                                        $ -         $ 9,770
                                                          =============  ==============

     Loans transferred to foreclosed real
      estate during the year                                        $ -        $ 12,332
                                                          =============  ==============

     Deferred income tax benefit on recorded
      unrealized losses on securities available-
      for-sale                                                  $ 7,254             $ -
                                                          ============== ==============

     Recorded unrealized loss on securities
      available-for-sale                                       $ 21,336             $ -
                                                          ============== ==============



                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations

        The Association provides a variety of financial services to customers through its two offices in Dauphin County, Pennsylvania. The Association's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family residential loans.

        The Association's wholly-owned subsidiary, Baldwin Service Corporation, invests in rental properties. In excess of 99% of consolidated net assets relate to the Association. The Association reports its activities as one operating segment.

        Basis of Consolidation

        The consolidated financial statements include the accounts of Mechanics Savings and Loan, FSA and its wholly-owned subsidiary, Baldwin Service Corporation. All material inter-company balances and transactions have been eliminated in consolidation.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        A majority of the Association's loan portfolio consists of single-family residential loans in the area of Dauphin County, Pennsylvania. The regional economy is currently stable and consists of various types of industry, services, and government employment. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Association's loan portfolio are susceptible to change in local market conditions.




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

        Use of Estimates (Cont'd)

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate.

        Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

        Investment Securities

        The   Association's   investments   in  securities   are  classified  as
        available-for-sale   and  held-to-maturity  and  are  accounted  for  as
        follows:


     o Securities Held-to-Maturity Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     o Securities Available-for-sale Available-for-sale securities consist of investment securities not classified as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are included in other comprehensive income. Realized gains and losses on available-for-sale securities are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     Loans and Allowance for Loan Losses

     Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and costs.

     Loan origination and commitment fees, as well as certain direct origination
     costs,   are  deferred  and  amortized  as  a  yield  adjustment  over  the contractual lives of the related loans using the interest method.

     Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

     An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Association, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. The Association utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and
     (2) establishment of general loss allowances on the remainder of its loan portfolio. The Association maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and estimated fair value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. General loan loss allowances are based on a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgement. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

     Office Properties and Equipment

     Office properties and equipment are comprised of land, at cost, and buildings, building improvements and furnishings and equipment, at cost less accumulated depreciation. Depreciation charges are computed on the straight-line and declining balance methods over the following estimated useful lives:

     Buildings and improvement                        10 to 40 years
     Furnishings and equipment                         5 to 10 years


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

        Office Properties and Equipment (Cont'd)

          Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the period incurred.

        Pension Plan

          The Association has a pension plan covering substantially all employees. The plan is a fully insured defined benefit plan provided through a contract with a life insurance company that is currently funded by the Association through annual premiums.

        Income Taxes

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Comprehensive Income

          In 1998, the Association adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes reporting requirements of comprehensive income and its components. Comprehensive income for the Association consist of net income and unrealized losses on available for sale securities and is presented in the consolidated statement of changes in equity. The adoption of SFAS No. 130 had no impact on total equity. Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements.

        Statements of Cash Flows

          The Association considers all cash and amounts due from depository institutions and interest-bearing deposits in other banks to be cash equivalents for purposes of the statements of cash flows.






                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

        Reclassifications

          Certain amounts in 1997 have been reclassified to conform with the 1998 presentation.


2.      INVESTMENT SECURITIES

          The amortized cost and estimated fair values of the Association's investments in securities at December 31, 1998 and 1997 are summarized as follows:


                                                      December 31, 1998
                                -----------------------------------------------------------------
                                                       Gross           Gross
                                     Amortized      Unrealized      Unrealized
                                       Cost           Gains           Losses      Fair Value
                                ---------------  -------------  ---------------  ----------------
Securities available-
 for-sale
      U.S. Government and
        federal agencies            $  200,000         $   360        $       -       $  200,360
      State and local
        governments                     99,745               -           (1,245)          98,500
      Mortgaged-backed
        securities
        FNMA                         1,501,363               -           (6,299)       1,495,064
        GNMA                         1,239,376           3,964                -        1,243,340
        Other                          985,146               -          (18,116)         967,030
                                ---------------  -------------   --------------   ---------------
                                    $4,025,630         $ 4,324        $ (25,660)      $4,004,294
                                ===============  ==============  ===============  ===============

                                                      December 31, 1998
                                -----------------------------------------------------------------
                                                       Gross           Gross
                                     Amortized      Unrealized      Unrealized
                                       Cost           Gains           Losses      Fair Value
                                ---------------  -------------  ---------------  ----------------
Securities held-
 to-maturity
      U.S. Government and
        federal agencies            $  500,000         $     -        $ (17,835)      $  482,165
      State and local
        governments                  1,295,177          13,202                -        1,308,379
      Mortgaged-backed
       securities
        FHLMC                          487,737             323                -          488,060
        FNMA                         2,511,591          64,839                -        2,576,430
        GNMA                           384,624               -             (362)         384,262
        Other                           21,076               -             (199)          20,877
                                ---------------  --------------  --------------- ----------------
                                    $5,200,205         $78,364        $ (18,396)      $5,260,173
                                ===============  ==============  =============== ================


                                  (continued)
                                      F-11

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


2.      INVESTMENT SECURITIES (Cont'd)

The Association did not have securities classified as available-for-sale at December 31, 1997.

                                                           December 31, 1997
                               ----------------------------------------------------------------------
                                                     Gross              Gross
                                    Amortized      Unrealized         Unrealized
                                      Cost           Gains             Losses        Fair Value
                               ---------------  ----------------  ----------------- -----------------
Securities held-
 to-maturity
      U.S. Government and
         federal agencies          $496,799              $  -         $ (21,323)         $ 475,476
          State and local
              governments           460,000             4,991                  -           464,991
         Mortgaged-backed
               securities
                    FHLMC           517,404             4,384                  -           521,788
                     FNMA           866,286            19,872                  -           886,158
                    Other            30,250                 -               (80)            30,170
                           -----------------  ----------------  ----------------- -----------------
                                $ 2,370,739          $ 29,247          $(21,403)       $ 2,378,583
                           =================  ================  ================= =================




        The following is a summary of maturities of available-for-sale and securities held-to maturity at December 31, 1998:


                                         Available-for-sale                    Held-to-maturity
                                  ---------------------------------  -------------------------------------
                                    Amortized                           Amortized
                                        Cost         Fair Value             Cost               Fair Value
                                  ---------------  ----------------  -----------------  ------------------
       Amounts maturing in:
           One year or less           $        -        $        -         $        -         $         -
             After one year
             through five years           99,745            98,500            533,893             520,794

           After five years
               through ten
                      years              200,000           200,360            414,498             419,080

            After ten years            3,725,885         3,705,434          4,251,814           4,320,299
                                  ---------------  ----------------  -----------------  ------------------
                                      $4,025,630        $4,004,294         $5,200,205         $ 5,260,173
                                  ===============  ================  =================  ==================



                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


2.      INVESTMENT SECURITIES (Cont'd)

        The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

 3.     LOANS RECEIVABLE - NET

          Loans receivable - net at December 31, 1998 and 1997 consists of the following:


                                                  1998              1997
                                               ----------       ----------

         Real estate
            1 - 4 family                      $23,537,782      $28,309,779
            Non-residential                       765,331          837,824
         Consumer loans
            Home equity and second mortgage     3,233,871        2,968,903
            Share loans                           276,873          362,711
            Other                                 289,183          137,589
         Commercial loans                          78,799                -
                                                ----------       ----------
                                               28,181,839       32,616,806

         Loans in process                         (51,175)        (138,400)
         Net deferred loan origination fees      (180,078)        (233,436)
         Allowance for loan losses               (166,200)        (126,579)
                                                ----------       ----------
                                               $27,784,386     $32,118,391
                                                ==========      ==========


          An analysis of the allowance for loan losses at December 31, 1998 and 1997 is as follows:


                                                 1998             1997
                                           ---------------  ---------------
            Balance,  beginning of year         $ 126,579        $ 119,199
            Provision for loan losses              50,000           12,000
            Charge-offs                           (10,379)          (4,620)
                                           ---------------  ---------------
                   Balance, end of year         $ 166,200        $ 126,579
                                           ===============  ===============


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


 3.     LOANS RECEIVABLE - NET (Cont'd)

        Nonaccrual loans totaled $322,000 and $543,000 at December 31, 1998 and 1997. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income and when received or, if the ultimate collectibility of principal is in doubt, applied as principal reductions. The impact of nonaccrual loans was to reduce interest income by $7,048 and $10,016 for the years ended December 31, 1998 and 1997.

        The Association has entered into lending transactions, in the ordinary course of business, with executive officers and directors of the Association and to their associates on the same terms as those prevailing for comparable transactions with other borrowers. A summary of activity related to such loans is as follows:




                                             1998              1997
                                          ---------          ---------
          Balance, beginning of year     $  201,805         $  213,161
          Loans                             228,703             22,000
          Repayments                       (128,124)           (33,356)
                                          ---------          ---------
          Balance, end of year           $  302,384         $  201,805
                                          =========          =========


4.      ACCRUED INTEREST RECEIVABLE

          Accrued interest receivable consists of the following at December 31, 1998 and 1997:

                                            1998         1997
                                       ---------    ---------

Loans                                  $ 175,930    $ 204,993
Investments                               68,110       20,600
                                       ---------    ---------
                                         244,040      225,593

Allowance for uncollectible interest     (16,328)     (22,546)
                                       ---------    ---------
                                       $ 227,712    $ 203,047
                                       =========    =========


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


5.      OFFICE PROPERTIES AND EQUIPMENT

          A summary of office properties and equipment at December 31, 1998 and 1997 follows:




         Description                         1998            1997
  --------------------------          ------------     ------------
  Land                                   $ 193,930        $ 193,930
  Buildings and improvements               820,635          759,283
  Furnishings and equipment                587,960          570,607
                                      ------------     ------------
                                         1,602,525        1,523,820
  Accumulated depreciation               (556,475)        (462,480)
                                      ------------     ------------
                                        $1,046,050      $ 1,061,340
                                      ============     ============



6.      RENTAL PROPERTY

        A summary of rental property at December 31, 1998 and 1997 follows:




                                        1998                         1997
                                  ------------------    ------------------
     Land                                   $ 9,800               $ 9,800
     Building and improvements               98,387                98,387
                                  ------------------    ------------------
                                            108,187               108,187
     Accumulated depreciation               (39,509)              (35,375)
                                  ------------------    ------------------
                                           $ 68,678              $ 72,812
                                  ==================    ==================




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


7.      DEPOSITS

        Deposits at December 31, 1998 and 1997 consisted of the following:




                                    1998                        1997
                          -------------------------   -------------------------
                                           Percent                    Percent
                                             of                         of
                                            Total                      Total
                               Amount      Deposits         Amount    Deposits
                         ------------   -----------   ------------  -----------

 Commercial checking      $ 1,096,334         3.88%      $ 552,759        2.36%
  accounts
 NOW accounts               1,193,744         4.22%        766,379        3.27%
 Savings accounts           3,959,892        14.01%      3,312,062       14.11%
 Money Market               1,606,027         5.68%      1,159,218        4.94%
 Certificates of deposit
      1 -  3 months           272,726         0.96%         16,140        0.07%
      4 -  6 months         1,325,018         4.69%        899,152        3.83%
      7 - 12 months         5,194,567        18.37%      3,396,575       14.47%
     13 - 36 months         9,660,262        34.17%     10,909,867       46.49%
     37 + months            3,963,861        14.02%      2,455,543       10.46%
                          ------------  ------------  ------------- ------------
                          $28,272,431       100.00%    $23,467,695      100.00%
                          ============  ============  ============= ===========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $1,933,731 at December 31, 1998 and $2,211,301 at December 31,
1997. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

        Maturities of certificates of deposit at December 31, 1998 are as follows:

               1999                               $11,772,014
               2000                                 3,988,623
               2001                                 1,179,655
               2002                                   434,555
               2003 and thereafter                  3,041,587
                                                  -----------
                                                  $20,416,434
                                                   ==========


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


7.      DEPOSITS (Cont'd)

        Interest expense on deposits consists of:

                                           1998           1997
                              ------------------    ------------------

NOW accounts                           $ 15,931              $ 12,747
Money market                           $ 33,754              $ 29,469
Savings accounts                         97,335                83,738
Certificates of Deposit               1,066,071             1,028,108
                              ------------------    ------------------

                                     $1,213,091            $1,154,062
                              ==================    ==================



 8.     ADVANCES FROM FEDERAL HOME LOAN BANK

          Advances in the amount of $9,257,408 in 1998 and $9,816,528 in 1997 are due in each of the next five years and thereafter as follows:





                                       Weighted                     Weighted
                                        Average                      Average
                        December 31, Interest rate   December 31,  Interest rate
                             1998         1998             1997         1997
                       ------------ -------------   ------------  -------------
Maturity
   Within one year       $3,000,000      5.48%         $3,412,000       5.90%
   Within two years       2,007,408      5.95%          3,000,000       5.47%
   Within three years             -         -           2,404,528       6.12%
   Within four years      1,000,000      6.08%                  -          -
   Five years and
        thereafter        3,250,000      5.18%          1,000,000       6.08%
                          ---------                     ---------
                         $9,257,408                    $9,816,528
                          =========                     =========



        The Association's investment securities issued by the U.S. Government and federal agencies, mortgage-backed securities and real estate mortgage loans receivable with carrying values of approximately $32,000,000 at December 31, 1998 are pledged as collateral for FHLB advances.



                                  (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


9.      INCOME TAXES

        The Association and subsidiary file a consolidated federal income tax return. The consolidated provision for income taxes for 1998 and 1997 consists of the following: The difference between the statutory federal income tax rate and the effective income tax rates are as follows:


                                              1998               1997
                                      -------------   ----------------
                                                        (as restated)
        Taxes currently payable
           Federal                        $ 14,160           $ 72,890
           State                             8,842             16,272
        Deferred taxes (benefit)            (3,644)           (10,458)
                                      -------------   ----------------
        Total income tax expense          $ 19,358           $ 78,704
                                      =============   ================
        Effective income tax rate            16.18%             32.60%
                                      =============   ================




          The difference between the statutory federal income tax rate and the effective income tax rates are as follows:

                                                      1998                 1997
                                              -------------   ------------------
                                                                  (as restated)
        Pre-tax income                           $ 119,674            $ 241,452

        Expected tax provision at 34% rate          40,689               82,094
        Tax-exempt interest income                 (15,292)              (9,403)
        Reserve for loan losses                     13,640              (6,178)
        State income tax, net of
          federal income tax benefit                 5,346               10,250

        Reserve for uncollected interest            (2,114)               5,735
        Deferred loan fees                         (18,141)             (10,023)
        Other                                       (4,770)               6,229
                                              -------------   ------------------
        Actual income tax expense                 $ 19,358             $ 78,704
                                              =============   ==================




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


9.      INCOME TAXES (Cont'd)

        The components of deferred tax assets (liabilities) at December 31, 1998 and 1997 are as follows:





                                                 1998                 1997
                                          ------------   ------------------
                                                              (as restated)

Deferred loan fees                           $ 61,227             $ 79,368
Unrealized depreciation on securities
   available-for-sale                           7,254                    -
Reserve for uncollected interest                5,552                7,666

Reserve for loan losses                        54,514               40,874
Recapture of excess loan loss reserves        (30,776)             (41,035)
                                          ------------   ------------------
Net deferred tax asset                       $ 97,771             $ 86,873
                                          ============   ==================


        The Association is permitted a special bad debt deduction for federal income tax purposes which is limited generally to an amount calculated under the experience method as defined in Section 585 of the Internal Revenue Code. With the passage of the Small Business Jobs Protection Act of 1996, thrift institutions are no longer permitted to use the percentage of taxable income method of computing additions to their bad debt reserves as provided for in Code Section 593. In addition, the excess of the thrift's bad debt reserves over those permitted, as defined under the provisions of the new Act, are required to be recaptured into income for federal income tax purposes beginning in calendar years after 1995 over a six year period. Excess reserves are those reserves in excess of the base year reserves generally defined as the balance of reserves as of December 31, 1987. In accordance with SFAS 109, "Accounting for Income Taxes", a deferred liability has not been established for the tax bad debt base year reserve of the Association. Therefore, retained earnings at December 31, 1998 and 1997 includes approximately $703,000 representing such bad debt deductions for which no deferred taxes have been provided. Reserves totaling $181,035 are being recaptured into federal taxable income ratably over a six year period that began in 1996.

          No valuation allowance is considered necessary at December 31, 1998 and 1997.




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


10.     REGULATORY MATTERS

        The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts of ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital to assets (as defined).

        The following tables present a reconciliation of capital per generally accepted accounting principles (GAAP) and regulatory capital and information as to the Association's capital levels at the dates presented (in thousands):


                                                December       December
                                                31, 1998       31, 1997
                                                --------       --------
GAAP equity                                   $    3,698    $    3,565

Add: Unrealized losses on AFS securities
                   net of income taxes                14           -
                                                --------       --------
Tangible and core capital                          3,712         3,565

Add: General valuation allowance                     166           126
                                                --------       --------
Total regulatory capital                      $    3,878    $    3,691
                                                ========       ========



                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


10.     REGULATORY MATTERS (Cont'd)

                                                               December 31, 1998
                            --------------------------------------------------------------------------------------
                                                                                                 To Be Well
                                                                                                 Capitalized Under
                                                                Minimum                          Prompt Corrective
                                      Actual              Capital Requirements                   Action Provisions
                            -----------------------  -------------------------  -----------------------------------
                                  Amount    Ratio        Amount         Ratio           Amount          Ratio
                            ------------- ---------  ------------ -------------  ------------------  -------------
                               (Thousands)            (Thousands)                     (Thousands)
Total capital (to risk-
 weighted assets)                $ 3,878   19.23%      $ 1,613         8.00%             $ 2,017         10.00%

Tier 1 capital (to risk-
 weighted assets)                  3,712   18.41%            -             -               1,210          6.00%

Core (Tier 1) capital (to
 adjusted total assets)            3,712    8.93%        1,622         4.00%               2,078          5.00%

Tangible equity (to
 adjusted total assets)            3,712    8.93%          623         1.50%                   -              -


                                                               December 31, 1997
                            ------------------------------------------------------------------------------------
                                                                                              To Be Well
                                                                                              Capitalized Under
                                                       Minimum                                Prompt Corrective
                                  Actual               Capital Requirements                   Action Provisions
                            ----------------------  -------------------------  ---------------------------------
                                  Amount    Ratio       Amount         Ratio            Amount          Ratio
                            ------------- --------  ----------- -------------  ------------------  -------------
                                (Thousands)           (Thousands)                     (Thousands)

Total capital (to risk-          $ 3,691   17.90%      $ 1,650         8.00%             $ 2,062         10.00%
 weighted assets)

Tier 1 capital (to risk-           3,565   17.29%            -             -             $ 1,237          6.00%
 weighted assets)

Core (Tier 1) capital (to
 adjusted total assets)            3,565    9.56%        1,487         4.00%               1,859          5.00%

Tangible equity (to
 adjusted total assets)            3,565    9.56%          558         1.50%                   -              -




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


10.     REGULATORY MATTERS (Cont'd)

        As of November 30, 1998, the most recent notification from the OTS, the Association was categorized as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


11.      PENSION PLAN

         The Association has a qualified, noncontributory, fully insured defined benefit pension plan which covers substantially all of the employees. The benefits are primarily based on years of service and earnings. The plan is fully insured through a contract with a life insurance company and, as such, the benefits of the plan are covered by the insurance contract. As a result, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense required by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" is not applicable.

         The Association makes annual premium payments for plan years that coincide with the Association's fiscal year. The Association has no obligation for benefits covered by the plan other than the payment of premiums due to the insurance company. Pension expense of the Association, net of experienced-rated dividends for the years ended December 31, 1998 and 1997 follows:


                                                      1998               1997
                                            ---------------    ---------------
Premium for plan year ended December 31,          $ 67,096           $ 52,199
Experienced-rated dividends                        (15,712)           (14,449)
                                            ---------------    ---------------
                                                  $ 51,384           $ 37,750
                                            ===============    ===============


12.     RETIREMENT SAVINGS PLAN

        The Association is a participant in the Financial Institutions Thrift Plan. The plan covers substantially all employees and is in participation with other institutions. The plan is a qualified 401(k) salary deduction plan that permits participants to contribute up to 15% of their salary to the plan. Additionally, the Association provides matching contributions up to 6% of the participant salaries. For the years ended December 31, 1998 and 1997, the Association's contributions totaled $15,814 and $13,715.



                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


13.     COMMITMENTS AND CONTINGENCIES

        In the normal course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The financial commitments of the Association are as follows:

        The Association has outstanding commitments to originate loans as follows:




                                                 December 31,
                                        ----------------------------
                                           1998               1997
                                        ---------------  -----------
First mortgage loans (fixed rate)        $ 274,600         $208,800
                                        ===============  ===========

          The range of interest rates on fixed rate first mortgage loan commitments was 6.5% to 8.0% at December 31, 1998.


14.     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

        The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

        The Association's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Association evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counter party.


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


15.     FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

        The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

               Cash and cash equivalents - The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate fair value.

               Investment securities (including mortgage-backed securities) Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               Loans - The fair values for loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

               Federal Home Loan Bank Stock - No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.


                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


15.     FAIR VALUES OF FINANCIAL INSTRUMENTS  (Cont'd)

               Deposits - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

               Advances - The carrying amounts of advances from the Federal Home Loan Bank are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms.

               Commitments to extend credit - The fair value of these items approximate their contractual amounts.

     The carrying amounts and estimated fair values of the Association's financial instruments at December 31, 1998 and 1997 are as follows:


                                             1998                               1997
                                  ------------------------------  ----------------------------------
                                     Carrying                            Carrying
                                       Amount        Fair Value            Amount        Fair Value
                                  ------------  ----------------  ----------------  ----------------
    Financial assets
       Cash                          $433,414          $433,414          $298,564          $298,564
       Interest-bearing
        deposits                    1,954,178         1,954,178           490,008           490,008
       Investments
         Available-for-sale         4,004,294         4,004,294                 -                 -
         Held-to-maturity           5,200,205         5,260,173         2,370,739         2,378,583
       Loans receivable - net      27,784,386        28,324,393        32,118,391        32,772,000
       Federal Home Loan
         Bank stock                   564,600           564,600           490,900           490,900

    Financial liabilities
       Deposits                    28,272,431        28,492,224        23,467,695        23,506,660
       Advances from Federal
        Home Loan Bank              9,257,408         9,258,408         9,816,528         9,775,530
    Off-balance sheet select
       financial liabilities
         Commitments to
           originate loans            274,600           274,600           208,800           208,800
         Unused lines of credit       201,000           201,000           115,000           115,000




                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


15.     FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)

        The carrying amounts in the preceding table are included in the Consolidated Statement of Financial Condition under the applicable captions.

        Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


16.     YEAR 2000 ISSUE

        The Association has assessed and continues to assess the potential impact that the year 2000 issue has on its operations. Procedures and processes completed to date include upgrades or replacements of non-compliant systems, testing of year 2000 compliant systems, and development of contingency plans for each system deemed mission critical to the Association. Costs of system upgrades or replacements have been expensed or capitalized appropriately, as incurred. Anticipated costs to upgrade or replace the Association's software or systems related to year 2000 compliance is not expected to exceed $50,000 in 1999. Although it is not possible to quantify the effects year 2000 compliance issues will have on customers or suppliers, the Association does not anticipate related material adverse effects on its financial condition or results of operations.



                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


17.     PLAN OF CONVERSION

        On January 27, 1999, the Board of Directors of the Association, subject to regulatory approval, ratified a Plan of Conversion (the "plan") to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Association will become a wholly owned subsidiary of a concurrently formed holding company. The plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the employee stock ownership plan, which will be formed concurrently with the reorganization, supplemental eligible account holders and other members. Any shares remaining may then be offered to the general public.

        Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of December 31, 1998 there were $5,000 of costs associated with the conversion that have been deferred and presented as other assets.


18.     PREVIOUSLY ISSUED FINANCIAL STATEMENTS

       The Association's financial statements as of December 31, 1997 have been restated to reflect the deferred tax effects of certain temporary differences between book and tax reserves. The effect of the restatement is as follows:


                                          As Previously
                                             Reported              As
                                                                Restated
                                          ---------------    ---------------
Statement of financial condition
     Deferred tax assets                        $ 40,005            $86,873
     Retained earnings                         3,565,387          3,612,255



       Additionally, the consolidated statement of changes in equity reflects an increase in the Association's retained earnings of $40,657 as of January 1, 1997.

                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


19.     IMPACT OF NEW ACCOUNTING STANDARDS

        In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement No.
        131), which changes the way public companies report information about segments of their businesses and requires them to report selected segment information in their quarterly reports issued to stockholders. Among other things, Statement No. 131 requires public companies to report (1) certain financial and descriptive information about their reportable operating segments (as defined), and (2) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. Statement No. 131 is effective for reporting by public companies in fiscal years beginning after December 15, 1997 and, accordingly, would be adopted by the Association upon completion of its conversion. Statement No. 131 is not expected to have a significant impact on the Association's financial reporting.

        In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The statement addresses disclosures only. The disclosure requirements of SFAS No. 132 are effective for fiscal years beginning after December 15, 1997 and have had no impact on the financial condition or operations of the Association.

        In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of the statement, the transfer of any held-to-maturity security into either the available-for-sale or trading category and the transfer of any available-for-sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 1999 and is not expected to have a material impact on the Association. The Association does not intend to adopt SFAS No. 133 earlier than required.

                                   (continued)

                         MECHANICS SAVINGS AND LOAN, FSA
                                 AND SUBSIDIARY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd)


19.      IMPACT OF NEW ACCOUNTING STANDARDS (Cont'd)

        In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgaged-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends FASB Statement No. 65,"Accounting for Certain Mortgage Banking Activities" as previously amended by FASB Statements No. 115, "Accounting for Certain Investment in Debt and Equity Securities" and FASB No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement is effective for the first fiscal quarter beginning after December 15, 1998 and is not expected to have a material impact on the Association.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Mechanics Savings and Loan, FSA or Steelton Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----
Summary..........................................................
Risk Factors.....................................................
The Conversion...................................................
The Offering.....................................................
Mechanics Savings and Loan, FSA .................................
Steelton Bancorp, Inc............................................
Use of Proceeds..................................................
Dividend Policy..................................................
Market for the Stock.............................................
Capitalization...................................................
Pro Forma Data...................................................
Historical and Pro Forma Capital Compliance......................
Selected Financial and Other Data................................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations...................
Business of Steelton Bancorp, Inc................................
Business Mechanics Savings and Loan, FSA ........................
Regulation.......................................................
Taxation.........................................................
Management.......................................................
Restrictions on Acquisition of Steelton Bancorp, Inc.............
Description of Capital Stock.....................................
Legal and Tax Opinions...........................................
Experts..........................................................
Registration Requirements........................................
Where You Can Find Additional Information........................
Index to Consolidated Financial Statements.......................

Until the later of ______________________ or 90 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                             Steelton Bancorp, Inc.


                              -------------------

                                   PROSPECTUS

                              -------------------

                             Capital Resources, Inc.



                              __________ ____, 1999


                      THESE SECURITIES ARE NOT DEPOSITS OR
                          SAVINGS ACCOUNTS AND ARE NOT
                        FEDERALLY INSURED OR GUARANTEED.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Officers and Directors.

         Sections 1741 through 1747 of the Pennsylvania Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The  Articles  of   Incorporation  of  Steelton   Bancorp,   Inc.  (the
"Articles"),  attached  as  Exhibit  3(i)  hereto,  require  indemnification  of directors, officers and employees to the fullest extent permitted by Pennsylvania law.

         Steelton Bancorp, Inc. (the "Company") may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND CONVERSION

*        Special counsel and local counsel legal fees............  $ 55,000
*        Printing and postage....................................    35,000
*        Appraisal/Business Plan.................................    25,000
*        Accounting fees.........................................    30,000
*        Data processing/Conversion agent........................    10,000
*        SEC Registration Fee....................................     2,000
*        OTS Filing Fees.........................................     8,400
*        SEC EDGAR Filings.......................................     8,000
*        Blue Sky legal and filing fees..........................    10,000
*        Underwriting fees, including expenses and legal fees....   100,000
*        Stock Certificates......................................     1,000
*        Transfer Agent..........................................     5,000
*        Reimbursable and other expenses.........................    20,600
                                                                    -------
*        TOTAL                                                     $310,000
                                                                    =======
-----------------
*        Estimated.

Item 26.          Recent Sales of Unregistered Securities.

                  Not Applicable

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

     1    Form of Sales Agency Agreement with Capital Resources, Inc.
     2    Plan of Conversion of Mechanics Savings & Loan, FSA
     3(i) Articles of Incorporation of Steelton Bancorp, Inc.
     3(ii) Bylaws of Steelton Bancorp, Inc.
     4    Specimen Stock Certificate of Steelton Bancorp, Inc.
     5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
     5.2  Opinion of FinPro, Inc. as to the value of subscription rights
     8.1  Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
     8.2  State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
     10.1 Form of Employment Agreement between the Bank and Harold E. Stremmel
     23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1, 8.1 and 8.2)
     23.2 Consent of McKonly & Asbury, LLP
     23.3 Consent of FinPro, Inc.
     24   Power of Attorney (reference is made to the signature page)
     27   Financial Data Schedule*
     99.1 Stock Order Form
     99.2 Marketing Materials

------------------------------
* Electronic filing only

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

     (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, the undersigned registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) The undersigned registrant shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Steelton, Pennsylvania, on March 11, 1999.


                          By:      /s/ Harold E. Stremmel
                                   ---------------------------------------------
                                   Harold E. Stremmel
                                   President and Chief Executive Officer and
                                   Director
                                   (Duly Authorized Representative)

     We the undersigned directors and officers of Steelton Bancorp, Inc. do hereby severally constitute and appoint Harold E. Stremmel our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Harold E. Stremmel may deem necessary or advisable to enable Steelton Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Steelton Bancorp, Inc. common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Harold E. Stremmel shall do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated as of March 11, 1999.


/s/ Marino Falcone                 /s/ Harold E. Stremmel
--------------------------------   ---------------------------------
Marino Falcone                     Harold E. Stremmel
Chairman of the Board              President and Chief Executive Officer
                                   and Director
                                   (Principal Executive Officer)


/s/ James F. Stone                 /s/ James S. Nelson
--------------------------------   ---------------------------------
James F. Stone                     James S. Nelson
Vice President and Director        Senior Vice President and Director



/s/ Shannon Aylesworth             /s/ Victor J. Segina
--------------------------------   ---------------------------------
Shannon Aylesworth                 Victor J. Segina
Chief Financial Officer            Secretary and Director
(Principal Accounting
and Financial Officer)


/s/ Joseph A. Wiedeman             /s/ Richard E. Farina
--------------------------------   ---------------------------------
Joseph A. Wiedeman                 Richard E. Farina
Treasurer and Director             Director

As filed with the Securities and Exchange Commission on March 11, 1999

                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   EXHIBITS TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                             Steelton Bancorp, Inc.
--------------------------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)


     Pennsylvania                     6035                        Requested
-------------------              ---------------             -------------------
(State or other jurisdiction    (Primary SIC No.)             (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)

               51 South Front Street, Steelton, Pennsylvania 17113
                                 (717) 939-1966
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)


                             Mr. Harold E. Stremmel
                      President and Chief Executive Officer
                             Steelton Bancorp, Inc.
               51 South Front Street, Steelton, Pennsylvania 17113
                                 (717) 939-1966
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)




                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                            Gregory A. Gehlmann, Esq.
                            Tiffany A. Henricks, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005



              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                         INDEX TO EXHIBITS TO FORM SB-2

Exhibit

1    Form of Sales Agency Agreement with Capital Resources, Inc.
2    Plan of Conversion of Mechanics Savings & Loan, FSA
3(i) Articles of Incorporation of Steelton Bancorp, Inc.
3(ii) Bylaws of Steelton Bancorp, Inc.
4    Specimen Stock Certificate of Steelton Bancorp, Inc.
5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
5.2  Opinion of FinPro, Inc. as to the value of subscription rights
8.1  Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
8.2  State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
10.1 Form of Employment Agreement between the Bank and Harold E. Stremmel
23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1, 8.1 and 8.2)
23.2 Consent of McKonly & Asbury, LLP
23.3 Consent of FinPro, Inc.
24   Power of Attorney (reference is made to the signature page)
27   Financial Data Schedule*
99.1 Stock Order Form
99.2 Marketing Materials

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*  Electronic filing only